As filed with the Securities and Exchange Commission on July 22, 2005 Registration No. 333-125957


                       SECURITIES AND EXCHANGE COMMISSION
--------------------------------------------------------------------------------
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                      American Bancorp of New Jersey, Inc.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


           New Jersey                       6035                55-0897507
----------------------------           -----------------      ----------------
(State or other jurisdiction           (Primary SIC No.)      (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                 365 Broad Street, Bloomfield, New Jersey 07003
                                 (973) 748-3600
--------------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

            Mr. Fred G. Kowal, President and Chief Operating Officer
                  365 Broad Street, Bloomfield New Jersey 07003
                                 (973) 748-3600
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:

                             Samuel J. Malizia, Esq.
                           Tiffany A. Hasselman, Esq.
                            MALIZIA SPIDI & FISCH, PC
                            1100 New York Ave., N.W.
                                 Suite 340 West
                             Washington, D.C. 20005
                                 (202) 434-4660

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                      AMERICAN BANCORP OF NEW JERSEY, INC.
           (Proposed Holding Company for American Bank of New Jersey)

                        Up to 12,321,428 Shares of Common
              Stock (Including up to 8,625,000 newly issued shares
                           and up to 3,696,428 shares
               to be exchanged for shares of ASB Holding Company)

         American Bancorp of New Jersey, Inc. is offering common stock in connection with the conversion of American Savings, MHC from the mutual to the stock form of organization. The shares being offered represent the 70% ownership interest in ASB Holding Company currently owned by American Savings, MHC, its mutual holding company parent. The remaining 30% ownership interest in ASB Holding Company is owned by the public and will be exchanged for shares of American Bancorp of New Jersey, Inc.'s common stock. If you are now a stockholder of ASB Holding Company, your shares will be automatically exchanged for shares of American Bancorp of New Jersey, Inc., and the number of shares you will receive will be based on an exchange ratio which is dependent upon the number of shares we sell in our stock offering. All shares being offered for sale will be sold at a price of $10.00 per share.

         If you are a current or former depositor or borrower of American Bank of New Jersey as of the eligibility dates:

          o You have rights to purchase shares of our common stock in the subscription offering.

         If you are currently a stockholder of ASB Holding Company:

          o    Each of your shares will be exchanged  automatically  for between
               1.6396 and 2.21828 shares of American Bancorp of New Jersey, Inc. common stock.
          o After the exchange of shares, your percentage ownership will remain essentially equivalent to your current percentage ownership interest in ASB Holding Company.
          o You will have priority to purchase additional shares in the community offering to the extent shares remain available after orders are filled in the subscription offering.

         If you fit neither of the above categories:

          o You may purchase shares of American Bancorp of New Jersey, Inc. common stock in the community offering to the extent shares remain available after orders are filled in the subscription offering and after orders from current stockholders of ASB Holding Company are filled in the community offering.


         We are offering for sale up to 8,625,000 shares of common stock; however, we may sell up to 9,918,750 shares because of changes in the market and general financial and economic conditions without notifying prospective purchasers. We must sell a minimum of 6,375,000 shares in order to complete the conversion and stock offering. The minimum purchase is 25 shares. The stock offering is expected to terminate on ___________, 2005 at 12:00 noon, eastern time. We may extend this termination date without notice to you until ___________, 2005. Once submitted, orders are irrevocable unless the stock offering is terminated or extended beyond ___________, 2005. If extended, we will notify each subscriber in a resolicitation of subscriptions. During a resolicitation, unless an affirmative response is received, we will promptly return a subscriber's funds with interest at our passbook savings account rate. In no event may the stock offering be extended beyond ___________, 2007. Funds received prior to completion of the stock offering will be held in an escrow account either at American Bank of New Jersey or at our discretion at another insured depository institution and will earn interest at our passbook savings account rate. In the event the stock offering is terminated, funds will be promptly returned with interest.


         ASB Holding Company's stock is currently quoted on the OTC Bulletin Board under the symbol "ASBH." We have applied for approval from Nasdaq to have our common stock quoted on the Nasdaq National Market under the symbol "ABNJ."

         Keefe, Bruyette & Woods, Inc. will assist us in our selling efforts on a best efforts basis. Keefe, Bruyette & Woods, Inc. is not required to purchase any of the common stock that is being offered.

    This investment involves risk, including the possible loss of principal.
              Please read the "Risk Factors" beginning at page __.

                                              Minimum           Maximum    Maximum, as Adjusted
                                              -------           -------    --------------------
Number of Newly Issued Shares...........    6,375,000         8,625,000            9,918,750
Total Offering and Conversion Expenses..  $ 1,376,500       $ 1,583,500          $ 1,702,525
Net Proceeds............................  $62,373,500       $84,666,500          $97,484,975
Net Proceeds Per Share..................  $      9.78       $      9.82          $      9.83

         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  For assistance, please contact the stock information center at (973) ___-____

                          Keefe, Bruyette & Woods, Inc.

                The Date of this Prospectus is ___________, 2005

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Summary........................................................................
Risk Factors...................................................................
Use of Proceeds................................................................
Dividend Policy................................................................
Market for the Stock...........................................................
Capitalization.................................................................
Pro Forma Data.................................................................
Historical and Pro Forma Capital Compliance....................................
A Warning about Forward-looking Statements.....................................
Selected Consolidated Financial and Other Data.................................
Management's Discussion and Analysis of
   Financial Condition and Results of Operations...............................
Business of American Bancorp of New Jersey, Inc................................
Business of American Bank of New Jersey .......................................
Regulation.....................................................................
Taxation.......................................................................
Management.....................................................................
The Conversion.................................................................
The Stock Offering.............................................................
Restrictions on Acquisition of American Bancorp of New Jersey, Inc.............
Description of Capital Stock...................................................
Legal and Tax Opinions.........................................................
Experts........................................................................
Registration Requirements......................................................
Where You Can Find Additional Information......................................
Index to Consolidated Financial Statements.....................................

--------------------------------------------------------------------------------

                                     SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To better understand the stock offering, you should read this entire document carefully, including the consolidated financial statements and the notes thereto beginning at page F-1 of this document.

American Bancorp of New Jersey, Inc.

         American Bancorp of New Jersey, Inc. is a newly formed New Jersey corporation. Its principal executive offices are located at 365 Broad Street, Bloomfield, New Jersey 07003 and the telephone number is (973) 748-3600.

         American Bancorp of New Jersey, Inc. is conducting this stock offering in connection with the conversion of American Savings, MHC from the mutual to the stock form of organization. The shares of common stock of American Bancorp of New Jersey, Inc. to be sold represent the 70% ownership interest in ASB Holding Company, a federally chartered mid-tier stock holding company, that is currently owned by American Savings, MHC, a federally chartered mutual holding company. The remaining 30% ownership interest in ASB Holding Company is currently owned by public stockholders and will be exchanged for shares of American Bancorp of New Jersey, Inc.'s common stock based on an exchange ratio which is dependent upon the number of shares of American Bancorp of New Jersey, Inc. common stock sold in the stock offering.

American Bank of New Jersey

         American Bank of New Jersey is currently a wholly owned subsidiary of ASB Holding Company and upon completion of the conversion and stock offering it will become a wholly owned subsidiary of American Bancorp of New Jersey, Inc.

         American Bank of New Jersey was originally founded in 1919 as the American-Polish Building & Loan Association of Bloomfield, New Jersey. It became a state chartered savings and loan association in 1948 and converted to a federally chartered savings bank in 1995. It changed its name from American Savings Bank of NJ to American Bank of New Jersey in 2005. The Bank has historically operated as a traditional community bank, attracting and retaining retail deposits in order to fund a variety of mortgage and consumer loan products. The Bank also invests in mortgage-backed securities and collateralized mortgage-backed obligations. Going forward, the Bank will continue its core business of offering retail banking services, one- to four-family residential mortgage loans, home equity loans and lines of credit, multi-family and commercial real estate loans, construction loans, consumer loans and commercial business, with an increased emphasis on the origination of commercial real estate loans and commercial and industrial loans.

American Savings, MHC

         American Savings, MHC is currently the federally chartered mutual holding company parent for ASB Holding Company. American Savings, MHC's sole business activity consists of its ownership of 3,888,150 shares of ASB Holding Company's common stock, which represents 70% of its outstanding shares. At the conclusion of the conversion and stock offering, American Savings, MHC will cease to exist.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ASB Holding Company

         ASB Holding Company is currently the middle-tier federal stock holding company of American Bank of New Jersey and ASB Investment Corp. and owns all of the outstanding common stock of both entities. Currently, ASB Holding Company has 5,554,500 shares of common stock issued and outstanding. American Savings, MHC owns 3,888,150, or 70%, of these shares. The remaining shares of common stock are held by the public. At March 31, 2005, ASB Holding Company had total consolidated assets of $441.0 million and total stockholders' equity of $38.8 million. At the conclusion of the conversion and stock offering, ASB Holding Company will cease to exist and each outstanding share of ASB Holding Company, other than those held by American Savings, MHC, will be exchanged automatically for between 1.6396 and 2.21828 shares of American Bancorp of New Jersey, Inc. common stock. The exact exchange ratio is dependent upon the number of shares of American Bancorp of New Jersey, Inc. common stock sold in the stock offering.

How the Ownership Structure Will Change After the Conversion

         The following chart shows our current structure, commonly referred to as a "two-tier" mutual holding company structure:

----------------------------------------                 -------------------------------------------
                                                                     ASB Holding Company
       American Savings, MHC                                         Minority Stockholders
                                                                     (Public Stockholders)
----------------------------------------                 -------------------------------------------
                             |                                           |
                             |   70%                                     | 30%
                             |                                           |
        ---------------------------------------------------------------------------------------------------
                                                ASB Holding Company
        ---------------------------------------------------------------------------------------------------
                             |                                                          |
                             |  100%                                                    | 100%
                             |                                                          |
        -----------------------------------------------        --------------------------------------------
                American Bank of New Jersey                                   ASB Investment Corp.
        -----------------------------------------------        --------------------------------------------
                             |
                             |  100%
                             |
        -----------------------------------------------
                American Savings Investment Corp.
        -----------------------------------------------

The following chart shows our ownership structure after the conversion and stock offering:


        -----------------------------------------------
                      Public Stockholders
        -----------------------------------------------
                             |
                             |  100%
                             |
        ---------------------------------------------------------------------------------------------------
                                       American Bancorp of New Jersey, Inc.
        ---------------------------------------------------------------------------------------------------
                             |                                                          |
                             |  100%                                                    | 100%
                             |                                                          |
        -----------------------------------------------        --------------------------------------------
                American Bank of New Jersey                              ASB Investment Corp.
        -----------------------------------------------        --------------------------------------------
                             |
                             |  100%
                             |
        -----------------------------------------------
                American Savings Investment Corp.
        -----------------------------------------------


--------------------------------------------------------------------------------

The Stock Offering

         We are selling common stock which represents the 70% ownership interest in ASB Holding Company now owned by American Savings, MHC in the following order of priority.

          First: Depositors at American Bank of New Jersey with $50 or more on deposit as of the close of business on March 31, 2004.

          Second: American Bank of New Jersey's employee stock ownership plan.

          Third: Depositors at American Bank of New Jersey with $50 or more on deposit as of close of business on June 30, 2005.

          Fourth: Depositors at American Bank of New Jersey as of close of business on July 31, 2005 and borrowers as of December 27, 1995 who continue as borrowers as of the close of business on July 31, 2005.

         We are selling between 6,375,000 and 8,625,000 shares of American Bancorp of New Jersey, Inc. common stock, all at a price of $10.00 per share. The number of shares sold may be increased to 9,918,750. The actual number of shares we sell will depend on an appraisal performed by RP Financial, LC, an independent appraisal firm. We are also exchanging shares of ASB Holding Company, other than those held by American Savings, MHC, for shares of American Bancorp of New Jersey, Inc. based on an exchange ratio of between 1.6396 and
2.21828. The exchange ratio may be increased to as much as 2.55102 in the event the stock offering closes at the maximum, as adjusted of the valuation range. See Stock Pricing and the Number of Shares to be Offered at page __.

         The subscription offering will terminate at 12:00 noon, eastern time, on ___________, 2005. We may extend this expiration date without notice to you for up to 45 days, until ___________, 2005. Once submitted, your order is irrevocable unless the stock offering is extended beyond ___________, 2005. We may request permission from the Office of Thrift Supervision to extend the stock offering beyond ___________, 2005, but in no event may the stock offering be extended beyond ___________, 2007. If the stock offering is extended beyond ___________, 2005, we will be required to notify each subscriber and resolicit subscriptions. During any extension period, subscribers will have the right to modify or rescind their subscriptions, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at American Bank of New Jersey's passbook savings account rate.

         We may cancel the stock offering at any time prior to the special meeting of members of American Savings, MHC to vote on the conversion and the special meeting of stockholders of ASB Holding Company to vote on the plan of conversion. We may also cancel the conversion and stock offering after the special meetings of members and stockholders if the OTS concurs in our decision to do so. If we cancel the conversion and stock offering, orders for common stock already submitted will be canceled and subscribers' funds will be returned with interest at American Bank of New Jersey's passbook savings account rate.

         Commencing concurrently with the subscription offering, we may also offer shares of common stock in a community offering. In the community offering, current stockholders of ASB Holding Company will have first preference and natural persons and trusts of natural persons who reside in the counties where American Bank of New Jersey has offices will have second preference. This part of the stock offering may terminate at any time without notice but no later than ___________, 2005.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         Shares not sold in the subscription or community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis by a syndicate of broker dealers managed by Keefe, Bruyette & Woods, Inc. This part of the stock offering may terminate at any time without notice but no later than ___________, 2005.

         You cannot transfer your subscription rights. If you attempt to transfer your rights, you may lose the right to purchase shares and may be subject to criminal prosecution and/or other sanctions.

         We may, in our sole discretion, reject orders received in the community offering and syndicated community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order. We have described the stock offering in greater detail beginning at page __.

The Exchange of ASB Holding Company Common Stock

         If you are now a stockholder of ASB Holding Company, your shares will be automatically exchanged for shares of American Bancorp of New Jersey, Inc. The number of shares you will receive will be based on an exchange ratio. The actual number of shares you receive will depend upon the number of shares we sell in our stock offering.

         The following table shows how the exchange ratio will adjust based on the number of shares sold in our stock offering. The table also shows how many shares of American Bancorp of New Jersey, Inc. an owner of ASB Holding Company common stock would receive in the exchange, adjusted for the number of shares sold in the stock offering.

                                                                                                                  100 Shares of
                                                                                                                ASB Holding Company
                                                        Shares of American                                    Would be Exchanged for
                                                       Bancorp of New Jersey,    Total Shares                  the Following Number
                                                       Inc. to be  Exchanged      of Common                        of Shares of
                               Shares to be Sold        for Existing Shares of   Stock to be      Exchange      American Bancorp
                             in the Stock Offering       ASB Holding Company     Outstanding        Ratio      of New Jersey, Inc.
                             ---------------------       -------------------     -----------        -----      -------------------
                              Amount       Percent       Amount        Percent
                              ------       -------       ------        -------
Minimum.................     6,375,000          70%      2,732,142          30%    9,107,142        1.63960%            163
Midpoint................     7,500,000          70       3,214,285          30    10,714,285        1.92894             192
Maximum.................     8,625,000          70       3,696,428          30    12,321,428        2.21828             221
Adjusted maximum........     9,918,750          70       4,250,892          30    14,169,642        2.55102             255


         If you own your shares of ASB Holding Company in "street name," the exchange will occur automatically; you do not need to take any action. If you have shares registered in your name, you will receive a transmittal form with instructions to surrender your stock certificates after the stock offering is completed. You will receive new certificates of our common stock within five business days after we receive your properly executed transmittal form.

         No fractional shares of our common stock will be issued upon consummation of the conversion. Payment for fractional shares will be calculated based on the $10.00 per share offering price and will be made after the receipt of surrendered ASB Holding Company stock certificates by Registrar and Transfer Company, which is the transfer agent for our stock and will act as the exchange agent for the conversion.

         We have described the exchange in greater detail beginning at page __.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Tax Effects of the Conversion


         We have received tax opinions indicating that, as a general matter, the conversion and stock offering, including the exchange of shares of ASB Holding Company for shares of American Bancorp of New Jersey, Inc., will not be a taxable transaction for purposes of federal or state income taxes for American Savings, MHC, ASB Holding Company, American Bancorp of New Jersey, Inc., American Bank of New Jersey and persons eligible to subscribe for stock in the offering. The same is true for existing stockholders of ASB Holding Company, except to the extent they receive cash in lieu of fractional shares; existing stockholders of ASB Holding Company will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. See Federal and State Tax Consequences of the Conversion at page __.


Reasons for the Conversion

         We believe that the conversion will:

o Better position us to remain viable and thrive as a full service community bank in an increasingly competitive marketplace.

o Assist us to continue building shareholder value. Because a greater amount of our outstanding stock will be held by public stockholders after the conversion, we have applied to have our common stock quoted on the Nasdaq National Market. This is expected to provide additional liquidity and visibility for our common stock.

o Reduce levels of interest rate risk by enhancing net portfolio value across all interest rate environments due to significant growth in equity capital. Capital growth will also enable us to pursue business strategies designed to reduce income sensitivity to movements in market interest rates that result from the existing repricing mismatch between interest-earning assets and interest- bearing liabilities. These strategies include growth and diversification into commercial lending - which tend to be shorter term and adjustable rate loans - complemented by funding strategies promoting growth in core deposits and emphasizing commercial deposit relationships.

o Through the strategies noted above, help us to support and rebuild our net interest margin which underwent significant compression due to systemic asset repricing triggered by the historical interest rate lows of recent years.

o Permit us to maintain capital ratios well above the regulatory requirements. The proceeds from the stock offering will provide us with additional equity capital, which will support our proposed future deposit growth and expanded operations. While we currently exceed applicable regulatory capital requirements, the sale of stock, coupled with the accumulation of earnings, less dividends or other reductions in capital, from year to year, represents a means for the orderly preservation and expansion of our capital base.

o Provide us easier access, as a full stock corporation, to the capital markets through possible future equity and debt offerings.

o Allow us to actively seek future acquisitions to augment our organic growth objectives. As a fully converted holding company, we will have greater strategic flexibility in connection with merger and acquisition transactions. Unlike a mutual holding company, we will have more flexibility to

--------------------------------------------------------------------------------
     use stock as a form of payment for acquisitions and mergers with any other stock institution or its holding company. Currently, however, we have no plans, agreements or understandings regarding any acquisition.

Conditions to Complete the Conversion

         We cannot complete the conversion and stock offering unless:

          (1) it is approved by a majority of the votes eligible to be cast by members of American Savings, MHC;

          (2) it is approved by at least two-thirds of the votes eligible to be cast by stockholders of ASB Holding Company, including those shares held by American Savings, MHC;

          (3) it is approved by a majority of the votes eligible to be cast by stockholders of ASB Holding Company, excluding those shares held by American Savings, MHC;

          (4)  we sell a minimum of 6,375,000 shares of common stock; and

          (5) the Office of Thrift Supervision accepts the final update of our independent valuation.

         We have described the conditions to complete the conversion in greater detail at page __.

$10.00 Per Share Stock Pricing and the Number of Shares to be Issued in the Conversion

         The number of shares offered is determined by an independent appraisal of the pro forma estimated market value of American Bancorp of New Jersey, Inc.'s stock performed by RP Financial, LC divided by the purchase price of $10.00 and multiplied by 70%, the percentage of shares of ASB Holding Company that are currently held by American Savings, MHC and which are now being offered to the public.

         The amount of stock sold in this offering is required by regulation to be based upon an independent appraisal which is reviewed by the Office of Thrift Supervision. The independent appraiser, RP Financial, LC, has determined that as of May 31, 2005, our estimated aggregate pro forma market value was $107.1 million. Pursuant to Office of Thrift Supervision regulations, the appraiser must establish a valuation range from 15% below to 15% above the estimated pro forma market value. Accordingly, the independent appraisal resulted in a valuation range from $91.1 million to $123.2 million. Based on this valuation range and the 70% ownership of ASB Holding Company by American Savings, MHC, between 6,375,000 shares and 8,625,000 shares of common stock are being offered to the public at $10 per share.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         The following table presents a summary of selected pricing ratios for American Bancorp of New Jersey, Inc. and for the comparable publicly traded peer group companies identified in the valuation report.

                                                       Price-to-earnings   Price-to-book   Price-to-tangible
                                                            multiple        value ratio    book value ratio
                                                            --------        -----------    ----------------
American Bancorp of New Jersey, Inc. (pro forma)(1)
    Minimum...........................................       38.07x           96.90%            96.90%
    Midpoint..........................................       44.42x           103.31%           103.31%
    Maximum...........................................       50.67x           108.58%           108.58%
    Maximum, as adjusted..............................       57.72x           113.51%           113.51%
Valuation of peer group companies
as of May 31, 2005(2)
    Average...........................................       18.25x           148.97%           153.57%
    Median............................................       15.27x           146.14%           149.16%

_____________
(1) Based on ASB Holding Company's financial data as of and for the twelve months ended March 31, 2005.
(2) Reflects earnings for the most recent 12-month period for which data was publicly available.

         The ratios we have presented are commonly requested by prospective investors in order to determine whether or not the stock meets the investor's investment criteria. Because of differences and important factors such as operating characteristics, location, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not the stock is an appropriate investment for you. The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. Because the independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell their shares at a price equal to or greater than the purchase price. See Risk Factors - You may not be able to sell your shares when you desire or for $10.00 or more per share at page __, Pro Forma Data at page __ and The Stock Offering - Stock Pricing and the Number of Shares to be Offered at page __.

         Based on the independent valuation, we intend to issue between a minimum of 9,107,142 shares and a maximum of 12,321,428 shares, including shares to be exchanged for existing shares of ASB Holding Company. The independent valuation must be updated and confirmed by RP Financial, LC before we may complete the stock offering. The maximum amount of common stock being offered may be increased by up to 15% without notice to persons who have subscribed for stock, so that a total of 14,169,642 shares could be issued, including shares to be exchanged for existing shares of ASB Holding Company. If the updated independent valuation would result in more than 14,169,642 shares being issued, we will be required to notify all persons who have subscribed and these persons would have the opportunity to change or cancel their subscription orders, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at American Bank of New Jersey's passbook savings account rate.

Limits on the Amount of Stock You May Purchase

o    The minimum purchase is 25 shares.

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o    The maximum number of shares of stock that any  individual (or  individuals through a single account) may purchase is 150,000 shares.

o The maximum number of shares of stock that any individual may purchase together with any associate or group of persons acting in concert is 200,000 shares.

         If you are now an ASB Holding Company stockholder, the shares of American Bancorp of New Jersey, Inc. common stock that you receive in the exchange for shares of ASB Holding Company common stock, in accordance with the exchange ratio, will count against the above maximum purchase limitations.

         If determined to be necessary or desirable by the Board of Directors, the plan may be amended by a two-thirds vote of the full Board, with the concurrence of the Office of Thrift Supervision. Thus, we may increase or decrease the purchase limitations. In the event the maximum purchase limitation is increased, persons who subscribed for the maximum will be notified and permitted to increase their subscription.

         For further discussion of the purchase limits and definitions of "associate" and "acting in concert," see The Stock Offering - Limitations on Purchases of Common Stock at page __.

How to Purchase Stock in the Offering


         If you want to place an order for shares in the stock offering, you must complete an original stock order form and send it to us together with full payment. You must also sign the certification on side of the stock order form in which you acknowledge that our common stock is not a bank deposit or account, is not federally insured and is not guaranteed by American Bank of New Jersey or by the federal government. The certification also includes an acknowledgment from you that before purchasing shares of our common stock, you received a copy of this prospectus and that you are aware of the risks involved in the investment, including those described under Risk Factors at page __.


         We  must   receive  your  stock  order  form  before  the  end  of  the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

         To ensure that we properly identify your subscription rights, you must provide on your stock order form all of the information requested for each of your deposit accounts as of the eligibility dates. If you fail to do so, your subscription may be reduced or rejected if the stock offering is oversubscribed.

         You may pay for shares in the subscription offering or the community offering in any of the following ways:

o    By check or money order made payable to American Bank of New Jersey.

o By authorizing withdrawal from an account at American Bank of New Jersey. To use funds in an IRA account at American Bank of New Jersey, you must transfer your account into a self-directed IRA account at an unaffiliated institution or broker. Please contact the stock information center as soon as possible for assistance.

o    In cash, only if delivered in person.

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                                        8

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         We will  pay  interest  on your  subscription  funds  from  the date we receive your funds at the passbook savings account rate until the stock offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the stock offering is completed or terminated. If, as a result of a withdrawal from
a  certificate  of  deposit,   the  balance  falls  below  the  minimum  balance
requirement, the remaining funds will be transferred to a savings account and will earn interest at our passbook savings account rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock. Funds received in the subscription offering will be held in a segregated deposit account at American Bank of New Jersey established to hold funds received as payment for shares. We may, at our discretion, determine during the stock offering period that it is in the best interest of American Bank of New Jersey to instead hold subscription funds in an escrow account at another federally insured financial institution.


Proposed Stock Purchases by Management

          We expect our directors and executive officers, together with their associates, to subscribe for approximately 351,000 shares of common stock in the stock offering. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the stock offering. Purchases of common stock in the offering by our directors and executive officers, and their associates, will be counted toward the minimum of 6,375,000 shares that must be sold in order to complete the conversion and stock offering. Following the conversion and stock offering, our directors and executive officers, together with their associates, are expected to own 7.9% of our outstanding shares at the midpoint of the offering range. See Proposed Stock Purchases by Management at page __.

Our Use of the Proceeds Raised from the Sale of Stock


         We estimate that we will receive net proceeds from the sale of the common stock of between $62.4 million at the minimum of the offering range and $84.7 million at the maximum of the offering range. American Bancorp of New Jersey, Inc. will use 50% of the net proceeds of the stock offering to make a capital contribution to American Bank of New Jersey. American Bancorp of New Jersey, Inc. will also lend the Bank's employee stock ownership plan cash to enable the plan to buy 8.0% of the shares sold in the stock offering, which at the minimum of the offering range would total 510,000 shares, requiring a $5.1 million loan, and at the maximum of the offering range would total 690,000 shares, requiring a $6.9 million loan. The balance will be used for general business purposes, which may include investment in securities, repurchase of shares of common stock or payment of cash dividends.


         The funds received by American Bank of New Jersey will be used for general business purposes, including funding the origination of loans and investments in securities. We may, in the near term, use a portion of the proceeds to repay overnight Federal Home Loan Bank borrowings. These borrowings have grown recently as we have leveraged our balance sheet by funding loan originations, primarily one- to-four family mortgage loans, with overnight borrowings.

         We intend to hire additional lenders to grow our loan portfolio. As part of our plan to diversify the loan mix by developing a separate and distinct commercial lending business unit, we have recently hired a commercial and industrial lender and intend over the next several years to hire several additional commercial real estate and commercial and industrial lenders. We also plan to hire additional one-to-four family residential lenders.

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                                        9

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         We also intend to expand our branch office network. Our current plan is to open up to five de novo branches over approximately the next three years, and we have identified several potential sites for de novo branches. In addition, we need to augment the office space available for our administrative operations in order to add the personnel called for by our growth plans.


         In addition to expansion of our branch network through opening de novo branches or acquiring branch offices, we intend to actively consider the acquisition of local financial institutions and/or noninterest income subsidiaries as a means to expand our banking operations. It is uncertain, however, when or if these acquisitions will occur, and we do not have any current understandings, agreements or arrangements for any acquisitions. See Use of Proceeds at page __.

Stock Benefit Plans for Management

         In order to link our officers', directors' and employees' interests closer to our stockholders' interests, we have established certain benefit plans that use our stock as compensation. At a stockholder meeting in January 2005, stockholders of ASB Holding Company approved the ASB Holding Company 2005 Stock Option Plan and the American Bank of New Jersey 2005 Restricted Stock Plan. Officers and directors of ASB Holding Company and its subsidiaries were awarded options to purchase shares of common stock under the option plan and shares of common stock under the restricted stock plan. The number of options and the exercise price will be adjusted in accordance with the exchange ratio in connection with the conversion. The restricted stock awards will also be adjusted for the exchange ratio in connection with the conversion. The vesting periods under these plans will remain unchanged. See 2005 Stock Awards at page __ for details related to these stock plans. Additionally, American Bank of New Jersey previously established an employee stock ownership plan in connection with the ASB Holding Company minority stock offering completed in October 2003, and the shares purchased by this plan will be exchanged for shares of American Bancorp of New Jersey, Inc. in the conversion in accordance with the exchange ratio.

         We intend to establish additional stock benefit plans in connection with and following this stock offering. The following table presents information regarding the existing stock-based benefit plans and anticipated new stock-based benefit plans. The table below assumes that 10,714,285 shares are outstanding after the stock offering, which includes the sale of 7,500,000 shares in the stock offering (the midpoint) and the issuance of 3,214,285 shares in exchange for shares of ASB Holding Company. It is assumed that the value of the stock is $10.00 per share and that the exchange of existing shares is in accordance with the exchange ratio at the midpoint of the offering range.

                                                                                                                Percentage of
                                                                                                                     Shares
Existing and New Stock Benefit Plans:                                                        Estimated         Outstanding After
                                                    Participants          Shares          Value of Shares        the Conversion
                                                    ------------          ------          ---------------        --------------

Existing Employee Stock Ownership Plan............. Employees             257,143(1)          $2,571,430          2.4%

New Employee Stock Ownership Plan.................. Employees             600,000              6,000,000          5.6
                                                                        ---------            -----------         ----
   Total Employee Stock Ownership Plan.............                       857,143              8,571,430          8.0%
                                                                        ---------            -----------         ====
                                                    Directors
Existing Restricted Stock Awards................... and Officers          157,499(2)           1,574,990          1.5%

                                                    Directors                                                     2.8
New Restricted Stock Awards........................ and Officers          300,000              3,000,000
                                                                        ---------            -----------         ----
   Total Restricted Stock Awards...................                       457,499              4,574,990          4.3%
                                                                        ---------            -----------         ====

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

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                                                    Directors
Existing Stock Options............................. and Officers          525,001(3)           2,499,005(4)       4.9%

                                                    Directors
New Stock Options.................................. and Officers          750,000              2,557,500(5)       7.0
                                                                        ---------            -----------         ----
   Total Stock Options.............................                     1,275,001              5,056,505         11.9
                                                                        ---------            -----------         ====

              Total................................                     2,589,643            $18,202,925         24.2%
                                                                        =========            ===========         ====

--------
(1) The existing employee stock ownership plan holds 133,308 shares, which at the midpoint will be exchanged for 257,143 shares.
(2) A total of 81,651 shares were awarded under the existing restricted stock plan, which at the midpoint will be exchanged for 157,499 shares.
(3) A total of 272,171 options were granted under the existing stock option plan, which at the midpoint will be exchanged for 525,001 options.
(4) Assumes that the options granted under the existing stock option plan have a value of $4.76 per option, which was determined using the Black-Scholes-Merton option pricing formula using various assumptions. See
     Note 12 to the Consolidated Financial Statements included in this document.
(5) Assumes that the options granted under the new stock option plan have a value of $3.41 per option, which was determined using the Black-Scholes-Merton option pricing formula using various assumptions. See Pro Forma Data on page __. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing the pro forma data, the value of the options will be different. There can be no assurance that the actual fair market value per share on the date of grant, and correspondingly the exercise price of the options, will be $10.00 per share.

         Stockholders will experience a reduction or dilution in ownership interest of approximately 13.92% if we use newly issued shares to fund stock options and stock awards made under these plans (or taken individually, dilution of approximately 4.67% for the current stock option plan, 6.54% for the new stock option plan, 1.45% for the current restricted stock plan, and 2.72% for the new restricted stock plan). It is our intention to fund these plans through open market purchases, however, if any options previously granted under the 2005 Stock Option Plan are exercised during the first year following the completion of this stock offering, they may be funded with newly issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this stock offering except to fund the current restricted stock plan or the new restricted stock plan or under extraordinary circumstances. See Potential Stock Benefit Plans - Dilution at page __.

Market For Common Stock

         We have applied for approval from Nasdaq to have American Bancorp of New Jersey, Inc.'s common stock quoted on the Nasdaq National Market under the symbol "ABNJ." Quotations for the common stock of ASB Holding Company currently appear on the OTC Bulletin Board under the symbol "ASBH." While it is expected that American Bancorp of New Jersey, Inc.'s common stock will be more easily tradeable than ASB Holding Company's common stock because there will be significantly more outstanding shares than before the conversion, there can be no assurance of this. Keefe, Bruyette & Woods, Inc. has advised us that it intends to be a market maker in the common stock and will assist us in obtaining additional market makers.

Restrictions on Acquisition of American Bancorp of New Jersey, Inc.

         Our certificate of incorporation and bylaws contain provisions that may make it difficult for someone to acquire control of American Bancorp of New Jersey, Inc. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. These provisions include:

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                                       11

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          o    restrictions on the acquisition of our stock;
          o    limitations on voting rights;
          o    the  election of only  approximately  one-fourth  of our Board of
               Directors   each  year;
          o restrictions on the ability of stockholders to call special stockholders' meetings;
          o restrictions on the ability of stockholders to make stockholder proposals or nominate persons for election as directors;
          o the right of the Board of Directors to issue shares of preferred or common stock without stockholder approval, subject to limitations imposed by Nasdaq; and
          o the requirement of an 80% vote of stockholders for the approval of business combinations not approved by two-thirds of the Board of Directors.

See Restrictions on Acquisition of American Bancorp of New Jersey,  Inc. at page
__.

         Additionally, prior Office of Thrift Supervision approval would be required for us to be acquired within three years after the conversion. Current Office of Thrift Supervision policy is to not grant this approval.

Dividend Policy

         Since the completion of its initial public stock offering in October 2003, ASB Holding Company has paid two dividends: a special dividend of $0.75 per share in December 2004 and a quarterly dividend of $0.09 per share in June 2005. After the conversion, American Bancorp of New Jersey, Inc. intends to pay a regular quarterly dividend, however, there can be no assurance as to the precise amount of the dividend.

         The dividends paid to date by ASB Holding Company were paid only to the public stockholders, holding 30% of the outstanding shares of ASB Holding Company, while American Savings, MHC waived its receipt of the dividend on the 70% of the outstanding shares it holds. Following the conversion and stock offering, however, 100% of the outstanding stock of American Bancorp of New Jersey, Inc. will be held by public stockholders and dividends, if and when paid, will be payable on all outstanding shares of common stock.

         The payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will pay dividends in the future.

Receiving a Prospectus and an Order Form

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

  For assistance, please contact the stock information center at (973) ___-____

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                                       12

                                  RISK FACTORS

In addition to the other information in this document, you should carefully consider the following risk factors in evaluating an investment in our stock.

Historically, we have operated as a traditional thrift. Our new strategic plan calls for us to diversify our loan portfolio with increased emphasis on multi-family and commercial real estate loans and commercial business loans. The repayment risk related to these types of loans is considered to be greater than the risk related to one-to-four family residential loans.

         At March 31, 2005, our loan portfolio included multi-family and commercial real estate loans totaling $55.5 million, or 16.4% of our total portfolio. We also have a small amount, $663,000, of commercial business loans. It is our intention to significantly increase our origination of these types of loans. As part of our plan to grow and diversify the loan mix by developing a separate and distinct commercial lending business unit, we have recently hired a commercial and industrial lender and intend over the next several years to hire several additional commercial real estate and commercial and industrial lenders. We also expect that our construction lending program will expand in connection with our increasing strategic emphasis on commercial real estate lending.

         Multi-family and commercial real estate loans and commercial business loans are generally considered to involve a higher degree of credit risk than long-term financing of owner-occupied residential properties. The likelihood that these loans will not be repaid or will be late in paying is generally greater than with residential loans. See Lending Activities - Multi-family and Commercial Mortgage Loans and Commercial Loans on pages __.

         Furthermore, it may take some time for us to attract lending business sufficient to offset the increased compensation and benefit expenses that results from hiring the additional personnel we will need. There can be no assurance that the lenders we hire will successfully grow our loan portfolio.

We intend to expand our franchise through de novo branching. Until the new branches attract sufficient business to offset the increased expenses incurred by de novo branching, the new branches are likely to reduce our earnings. There is no assurance, however, that we will be successful in opening de novo branches.


         Our current plan is to open up to five de novo branches over approximately the next three years, and we have identified several potential sites for de novo branches. Costs for land purchase and branch construction will adversely impact earnings going forward. We currently estimate that total land, construction and equipment costs could average as much as $3.1 million per branch and could be as high as $3.6 million for one branch, however, the actual expense could differ significantly. The expenses associated with opening new offices, in addition to the personnel and operating costs that we will have once these offices are open, will significantly increase noninterest expenses. Because these expenses are in fixed assets, they will not result in any additional earnings but will result in a substantial increase in depreciation and occupancy expense.


         There can be no assurance when, or if, these new offices will open or that we will be successful in executing this part of the business plan. If we are able to locate and obtain suitable sites for these branches, there is no guarantee that these de novo branches will be profitable.

         Additional expenses are also expected in connection with our need to augment the office space available for our administrative operations. Our main office in Bloomfield currently houses our management staff and administrative operations. The space devoted to management and administrative operations will need to be augmented in order to add the additional lenders, mortgage processors and support staff called for by our growth plans. Currently, we estimate that we may incur a lease expense of up to $150,000 annually in connection with our plan to augment our available space. In addition to a lease expense, there is also a possibility we will incur renovation costs of up to $1.5 million. The actual lease and renovation expenses, however, could differ significantly.


Notwithstanding the unpredictability of future interest rates, we expect that changes in interest rates may have a significant, adverse impact on our net interest income because the income from our assets and the cost of our liabilities are sensitive to changes in interest rates.

         Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

          o The interest income we earn on our interest-earning assets such as loans and securities; and

          o The interest expense we pay on our interest-bearing liabilities such as deposits and amounts we borrow.

         The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. We, like many savings
institutions,   have  liabilities   that  generally  have  shorter   contractual
maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities. See Management of Interest Rate Risk and Market Risk at page __.

We plan to remain independent and you should not invest in our common stock if you are anticipating our sale.

         It is our intention to continue operating as an independent financial institution. Our certificate of incorporation and bylaws contain provisions that may make it difficult for someone to acquire control of us. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover.

         In addition, certain officers have employment agreements with American Bank of New Jersey providing for change in control severance payments. We also have a change in control severance policy covering our employees and a directors consultant and retirement plan that provides for payments in the event of a change in control. The officer agreements, employee severance policy and director plan will make it more expensive to acquire us.

         Additionally, prior Office of Thrift Supervision would be required for us to be acquired within three years after the conversion. Current Office of Thrift Supervision policy is to not grant this approval. See Restrictions on Acquisitions of American Bancorp of New Jersey, Inc. at page __.

Our recently implemented stock-based benefit plans and our proposed additional stock-based benefit plans will increase our future compensation expense and dilute stockholder ownership.


         We adopted a stock option plan and a restricted stock plan in January 2005. In connection with this stock offering, we intend to adopt a new stock option plan that will provide for the granting of further options to purchase common stock and a new restricted stock plan that will provide for further awards of restricted stock to our eligible officers and directors. Our previously established employee stock ownership plan will make additional stock purchases in this stock offering, and it will distribute stock to all of our qualifying employees over a period of time. Based on the offering price of $10.00 per share and assuming values for the stock options using the Black-Scholes -Merton option pricing formula, the value of the stock under the existing and new stock option, restricted stock and employee stock ownership plans, if all shares issuable under the plans are awarded, would be approximately $18.2 million at the midpoint of the offering range. See the table and notes thereto under Stock Benefit Plans at page __ of the Summary for information regarding the estimated number of shares under each plan and the assumed value of the stock options.


         The new restricted stock plan, the new stock option plan and the additional stock purchases by the employee stock ownership plan will increase our future costs of compensating our directors, officers, and employees. The cost of the employee stock ownership plan will vary based on our stock price over time, while the cost of the new restricted stock plan will be based on our stock price when the awards are first granted. In addition, the Financial Accounting Standards Board has announced a change in the required accounting methods applicable to stock options. Under these accounting requirements, we will be required to recognize compensation expense related to stock options outstanding based upon the fair value of the awards at the date of grant over the period that the awards are earned. These additional expenses will adversely affect our profitability and stockholders' equity. We cannot predict the actual amount of the new stock-related compensation and benefit expenses because applicable accounting standards require that they be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material.

         Stockholders will experience a reduction or dilution in ownership interest of approximately 13.92% if we use newly issued shares to fund stock options and stock awards made under these plans (or taken individually, dilution of approximately 4.67% for the current stock option plan, 6.54% for the new stock option plan, 1.45% for the current restricted stock plan, and 2.72% for the new restricted stock plan). It is our intention to fund these plans through open market purchases, however, if any options previously granted under the 2005 Stock Option Plan are exercised during the first year following the completion of this stock offering, they may be funded with newly issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this stock offering except to fund a restricted stock plan or under extraordinary circumstances. See Potential Stock Benefit Plan - Dilution at page __.


Our new organizational structure will result in changes in shareholder rights for existing shareholders.

As a result of the conversion, the existing stockholders of ASB Holding Company will become stockholders of American Bancorp of New Jersey, Inc. There are certain differences in stockholder rights arising from distinctions between ASB Holding Company's federal charter and bylaws and American Bancorp of New Jersey, Inc.'s certificate of incorporation and bylaws, which are based on New Jersey corporate law. The rights of stockholders to call special meetings, make director nominations and stockholder proposals and amend the corporation's governing instruments are more
limited  under   American   Bancorp  of  New  Jersey,   Inc.'s   certificate  of
incorporation and bylaws. Additionally, the certificate of incorporation of American Bancorp of New Jersey, Inc. limits the voting rights for shares held in excess of 10% of the outstanding shares. See Comparison of Stockholders' Rights of ASB Holding Company and American Bancorp of New Jersey, Inc. at page __.


Our low return on equity after the conversion may negatively impact the value of our common stock.

         As a result of the additional capital that will be raised by us in the conversion, our ability to leverage the net proceeds from the conversion may be limited in the near future. Our return on equity is initially expected to be lower than it has been in recent years, which may negatively impact the value of our common stock.


Execution of our growth strategy through de novo branching and increased loan production will increase our expenses which will adversely impact earnings.

         Part of our current growth strategy is to expand our branch network and increase our loan production by hiring commercial real estate and commercial and industrial lenders, as well as additional one-to-four family residential loan originators. Our compensation and benefit expenses will be significantly increased if we hire more lenders and also add staff to support expanded branch and loan operations. The land purchase and construction expenses associated with opening offices, in addition to the personnel and operating costs that we will have once these offices are open, will significantly increase noninterest expenses. Our current plan is to open up to five de novo branches over approximately the next three years, and we estimate that the total land, construction and equipment costs could average as much as $3.1 million per branch and could be higher. Because the land, construction and equipment expenses are in fixed assets, they will not result in any additional earnings but will result in a substantial increase in depreciation and occupancy expense.


You may not be able to sell your shares when you desire or for $10.00 or more per share.

         Publicly traded stocks have recently experienced substantial market price volatility. This is due, in part, to investors' shifting perceptions of the effect on various industry sectors of changes and potential changes in the economy. Volatility, therefore, may be unrelated to the current operating performance of particular companies whose shares are traded. The purchase price of common stock sold in conversion transactions, including mutual-to-stock conversion transactions of mutual holding companies, is based on an independent appraisal. Independent appraisals are not intended to be, and should not be construed as, a recommendation as to the advisability of purchasing shares. After our common stock begins to trade, the trading price will be determined by the marketplace. The trading price will fluctuate because it will be influenced by many factors, including prevailing interest rates, other economic conditions, our operating performance and investor perceptions of the outlook for us and the banking industry in general. We cannot assure you that if you choose to sell shares you purchased in the stock offering, you will be able to sell them at or above the $10.00 per share offering price.

Our business is geographically concentrated in New Jersey and a downturn in conditions in the state could have an adverse impact on our profitability.

         A substantial majority of our loans are to individuals and businesses in New Jersey. Any decline in the economy of the state could have an adverse impact on our earnings. Because we have a significant amount of real estate loans, decreases in local real estate values could adversely affect the value of property used as collateral. Adverse changes in the economy and real estate values may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

Strong   competition   within  our   market   area  may  limit  our  growth  and
profitability.

         Competition in the banking and financial services industry in New Jersey is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we do and offer services that we do not or cannot provide. This competition has made it more difficult for us to make new loans and more difficult to retain deposits. Price competition for loans might result in us originating fewer loans, or earning less on our loans, and price competition for deposits might result in us reducing our total deposits or paying more on our deposits.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

         We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision and by the Federal Deposit Insurance Corporation. This regulation and supervision govern the activities in which a bank and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank and the adequacy of a bank's allowance for loan losses. Any change in this regulation and oversight, whether in the form of regulatory policy, regulations, or legislation could have a material impact on us and our operations. See Regulation beginning at page __.

                                 USE OF PROCEEDS

         We are conducting this stock offering principally to raise additional capital to support our continued growth. The net proceeds will depend on the total number of shares of stock issued in the offering, which will depend on the independent valuation and market considerations. The net proceeds will also be impacted by the expenses incurred by us in connection with the stock offering. Although the actual net proceeds from the sale of the common stock cannot be determined until the stock offering is completed, we estimate that we will receive net proceeds from the sale of common stock of between $62.4 million at the minimum and $84.7 million at the maximum of the offering range.

         Assuming expenses of between $1.4 million at the minimum and $1.7 million at the maximum, as adjusted, of the offering range and assuming the purchase of 8% of the shares by the employee stock ownership plan, the following table shows the manner in which we will use the net proceeds:

                                                                                                            Maximum, as
                                                Minimum              Midpoint              Maximum           Adjusted
                                         ---------------------- ------------------   ------------------- ----------------
                                            $          %           $           %          $         %        $        %
                                         -------     -----      -------     -----      -------   -----    -------   -----
                                                                        (Dollars in thousands)
Loan to employee stock
ownership plan.....................      $ 5,100       8.2%     $ 6,000       8.2%     $ 6,900     8.1%   $ 7,935     8.1%
Investment in American Bank
of New Jersey......................       31,187      50.0       36,760      50.0       42,333    50.0     48,743    50.0
American Bancorp of New
Jersey, Inc. working capital.......       26,086      41.8       30,760      41.8       35,433    41.9     40,857    41.9
                                         -------     -----      -------     -----      -------   -----    -------   -----
         Net Proceeds..............      $62,373     100.0%     $73,520     100.0%     $84,666   100.0%   $97,485   100.0%
                                         =======     =====      =======     =====      =======   =====    =======   =====


         We will use 50% of the net proceeds of the stock offering to make a capital contribution to American Bank of New Jersey. We will also lend the Bank's employee stock ownership plan cash to enable the plan to buy up to 8% of the shares sold in the stock offering. The balance, ranging from $26.1 million at the minimum of the offering range to $40.9 million at the maximum, as adjusted, will be retained as our initial capitalization. We will use these funds for general business purposes which may include investment in securities, repurchase of shares of our common stock, or payment of cash dividends. For additional information regarding the payment of cash dividends, see Dividend Policy at page __.

         Similar to ASB Holding Company, the current holding company for American Bank of New Jersey, our primary activity following completion of the conversion and stock offering will be to hold all of the stock of American Bank of New Jersey. We have not engaged in any significant business to date.


         The funds received by American Bank of New Jersey from us will be used for general business purposes, including funding the origination of loans and investments in securities. The Bank may, in the near term, use a portion of the proceeds to repay overnight Federal Home Loan Bank borrowings. These borrowings have grown recently as we have leveraged our balance sheet by funding loan originations, primarily one-to-four family mortgage loans, with overnight borrowings.

         The Bank intends to hire additional lenders. As part of its plan to grow and diversify the loan mix by developing a separate and distinct commercial lending business unit, the Bank has recently hired a commercial and industrial lender and intends over the next several years to hire several additional commercial real estate and commercial and industrial lenders. The Bank also plans to hire additional one- to-four family residential lenders.


         We intend to expand the Bank's branch office network. Our current plan is to open up to five de novo branches over approximately the next three years, and several potential sites for de novo branches have been identified. We currently estimate that the total land, construction and equipment costs could average as much as $3.1 million per branch and could be as high as $3.6 million for one branch, however, the actual expense could differ significantly. In addition, we intend to augment the office space available for our administrative operations. Our main office in Bloomfield currently houses our management staff and administrative operations. The space devoted to management and administrative operations will need to be augmented in order to add the additional lenders, mortgage processors and support staff called for by our growth plans. Currently, we estimate that we may incur a lease expense of up to $150,000 annually in connection with our plan to augment our available space. In addition to a lease expense, there is also a possibility we will incur renovation costs of up to $1.5 million. The actual lease and renovation expenses, however, could differ significantly.


         In addition to expansion of our branch network through opening de novo branches or acquiring branch offices, we intend to actively consider the acquisition of local financial institutions and/or noninterest income subsidiaries as a means to expand our banking operations. It is uncertain, however, when or if these acquisitions will occur, and we do not have any current understandings, agreements or arrangements for any acquisitions.

         If the employee stock ownership plan is not able to purchase all of its common stock in the stock offering, it may purchase shares of common stock in the market after the stock offering. If the purchase price of the common stock is higher than $10.00 per share, the amount of proceeds required for the purchase by the employee stock ownership plan will increase, and the resulting stockholders' equity will decrease.

         The net proceeds may vary significantly because total expenses of the stock offering may be significantly more or less than those estimated at the various points of the offering range. Payments for shares made through withdrawals from existing deposit accounts at American Bank of New Jersey will not result in the receipt of new funds for investment but will result in a reduction of American Bank of New Jersey's deposits and interest expense as funds are transferred from interest-bearing certificates or other deposit accounts.

                                 DIVIDEND POLICY

         Since the completion of its initial public stock offering in October 2003, ASB Holding Company has paid two dividends: a special dividend of $0.75 per share in December 2004 and a quarterly dividend of $0.09 per share in June 2005. After the conversion, American Bancorp of New Jersey, Inc. intends to pay a regular quarterly dividend, however, there can be no assurance as to the precise amount of the dividend.

         The dividends paid to date by ASB Holding Company were paid only to the public stockholders, holding 30% of the outstanding shares of ASB Holding Company, while American Savings, MHC waived its receipt of the dividend on the 70% of the outstanding shares it holds. Following the conversion and stock offering, however, 100% of the outstanding stock of American Bancorp of New Jersey, Inc. will be held by public stockholders and dividends will be payable on all outstanding shares of common stock.

         The payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will pay dividends in the future, or that, if paid, dividends will not be reduced or eliminated in future periods.

         Under New Jersey law, American Bancorp of New Jersey, Inc. may not pay dividends if, after giving effect thereto, it would be unable to pay its debts as they become due in the usual course of its business or if its total assets would be less than its total liabilities. American Bancorp of New Jersey, Inc.'s ability to pay dividends may also depend on the receipt of dividends from American Bank of New Jersey which is subject to a variety of regulatory limitations on the payment of dividends. See Regulation - Regulation of American Bank of New Jersey - Dividend and Other Capital Distribution Limitations at page __. Furthermore, as a condition to the OTS giving its authorization to conduct the stock offering, American Bancorp of New Jersey, Inc. has agreed that it will not initiate any action within one year of completion of the stock offering in the furtherance of payment of a special distribution or return of capital to stockholders of American Bancorp of New Jersey, Inc.

                              MARKET FOR THE STOCK

         Quotations for ASB Holding Company's common stock currently appear on the OTC Bulletin Board under the symbol "ASBH." American Bancorp of New Jersey, Inc. is a newly formed company and has not issued capital stock. It will not have any stock outstanding until the completion of this stock offering. It is expected that there will be a more active trading market for the common stock of American Bancorp of New Jersey, Inc. than there has been for ASB Holding Company because there will be more shares outstanding to the public. We have applied for approval from Nasdaq to have our common stock quoted on the Nasdaq National Market under the symbol "ABNJ." There can be no assurance, however, that an active and liquid trading market for our common stock will develop or, if developed, be maintained.

         The following table sets forth the high and low sales prices for ASB Holding Company's common stock and dividends paid for the periods indicated. ASB Holding Company's common stock commenced trading on October 3, 2003. The following stock price information represents inter-dealer quotations and, therefore, may not include retail markups, markdowns, or commissions and may not reflect actual transactions. As of March 31, 2005, there were 1,666,350 shares of ASB Holding Company's common stock outstanding to persons other than American Savings, MHC. In connection with the conversion, each share of ASB Holding Company common stock will be converted into shares of common stock of American Bancorp of New Jersey, Inc., based upon the exchange ratio as described under The Conversion - Share Exchange Ratio at page __. Accordingly, the information in this table should be reviewed in conjunction with the exchange ratio information.


                                                           High       Low    Dividends
                                                           ----       ---    ---------
Fiscal 2004
-----------
First Quarter (October 3, 2003 to December 31, 2003)....  $18.50    $16.20      $ -
Second Quarter..........................................   17.95     16.65       -
Third Quarter...........................................   17.15     14.25       -
Fourth Quarter..........................................   15.19     14.50       -

Fiscal 2005
-----------
First Quarter...........................................   18.00     15.00     0.75
Second Quarter..........................................   18.50     16.70       -
Third Quarter (through _______, 2005)...................   _____     _____     0.09

         At May 17, 2005, the business day immediately preceding the public announcement of the conversion and new stock offering, and at ___________, 2005, the closing price of ASB Holding Company's common stock as reported on the OTC Bulletin Board was $18.00 per share and $_____ per share, respectively. At July 31, 2005, ASB Holding Company had ________ stockholders of record, including persons who hold stock in "street" name through various brokerage firms.

                                 CAPITALIZATION

         Set forth below is the historical capitalization as of March 31, 2005 and the pro forma capitalization of American Bancorp of New Jersey, Inc. after giving effect to the stock offering. The table also gives effect to the assumptions set forth under Pro Forma Data at page __. A change in the number of shares sold in the stock offering may materially affect the pro forma capitalization.

                                                                               Pro Forma Capitalization at March 31, 2005
                                                                       ---------------------------------------------------------
                                                                                                                     Maximum,
                                                                          Minimum       Midpoint        Maximum     as adjusted
                                                                         6,375,000      7,500,000      8,625,000    9,918,750
                                                         Actual at       Shares at      Shares at      Shares at    Shares at
                                                         March 31,        $10.00         $10.00         $10.00        $10.00
                                                          2005(1)        per share      per share      per share    per share(2)
                                                          -------        ---------      ---------      ---------    ------------
                                                                                    (In  thousands)
Deposits(3)............................................   $328,043       $328,043       $328,043       $328,043         $328,043
FHLB advances(4).......................................     68,263         68,263         68,263         68,263           68,263
                                                          --------       --------       --------       --------         --------
Total deposits and borrowings..........................   $396,306       $396,306       $396,306       $396,306         $396,306
                                                          ========       ========       ========       ========         ========
Stockholders' equity:
Preferred stock, $0.10 par value, 10,000,000
    shares authorized (post conversion);
    none to be issued..................................   $      -       $      -       $      -       $           -  $        -
Common stock, $0.10 par value, 20,000,000
    shares authorized (post conversion); assuming
    shares outstanding as shown(5).....................        555            911          1,071          1,232            1,417
Additional paid-in capital(5)(6).......................     17,066         79,083         90,070        101,055          113,689
Retained earnings(7)...................................     24,848         24,848         24,848         24,848           24,848
Assets received from American Savings, MHC(8)..........          -            100            100            100              100
Less:
  Accumulated other comprehensive loss, net of tax.....       (950)          (950)          (950)          (950)            (950)
  Amount reclassified on employee stock
     ownership plan shares(9)..........................       (312)             -              -              -                -
  Unearned employee stock ownership plan
     shares(10)........................................     (1,131)        (6,231)        (7,131)        (8,031)          (9,066)
  Unearned restricted stock plan shares(11)............     (1,265)        (3,815)        (4,265)        (3,450)          (3,968)
                                                           -------        -------       --------       --------         --------
Total stockholders' equity.............................    $38,811        $93,946       $103,743       $113,539         $124,805
                                                           =======        =======       ========       ========         ========

__________________
(1) Actual capitalization at March 31, 2005 consists of the existing capitalization of ASB Holding Company
(2) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.
(3) Does not reflect withdrawals from deposit accounts for the purchase of stock in the offering. Any withdrawals would reduce pro forma deposits by an amount equal to the withdrawals.
(4) We may, in the near term, use a portion of the proceeds to repay overnight Federal Home Loan Bank borrowings. At March 31, 2005, overnight borrowings totaled $14.5 million. Pro forma Federal Home Loan Bank advances would decrease if we use a portion of the proceeds to repay the overnight borrowings.
(5) Pro forma common stock and additional paid-in capital reflect the number of shares of common stock to be outstanding after the stock offering. Additional paid-in capital amounts under pro forma capitalization are net of stock offering expenses.
(6) No effect has been given to the issuance of additional shares of stock pursuant to the 2005 Stock Option Plan or any stock option plan that may be adopted by American Bancorp of New Jersey, Inc. and presented for approval by the stockholders after the stock offering. An amount equal to 10% of the shares of stock sold in the offering would be reserved for issuance upon the exercise of options to be granted under the new stock option plan following the stock offering. See Management - Potential Stock Benefit Plans - Stock Option Plan at page __.

(7) The retained earnings of American Bank of New Jersey will be substantially restricted after the conversion. See Regulation - Regulation of American Bank of New Jersey - Dividends and Other Capital Distribution Limitations at page __.
(8) Pro forma data reflects the consolidation of $100,000 of capital from American Savings, MHC.
(9) The amount reclassified on employee stock ownership plan shares represents the contingent repurchase obligation. At March 31, 2005, the employee stock ownership plan held 133,308 shares of ASB Holding Company's common stock and 16,913 of these shares were allocated to the accounts maintained for participants. Participants become eligible to receive payment of the vested benefits under the plan upon retirement, disability or termination of employment. Participants who elect to receive their benefit payments in the form of ASB Holding Company common stock may require ASB Holding Company to purchase the common stock distributed at fair value during two 60-day periods. The first purchase period begins on the date the benefit is paid and the second purchase period begins on the first anniversary of the payment date. This contingent repurchase obligation is reflected in the financial statements as "Common stock in ESOP subject to contingent repurchase obligation" and reduces shareholder's equity by an amount that represents the fair value of all allocated shares, without regard to whether it is likely that the shares would be distributed or that the recipients of the shares would be likely to exercise their right to require ASB Holding Company to purchase the shares. At March 31, 2005, this contingent repurchase obligation reduced stockholders' equity by $312,000. This obligation will be terminated upon completion of the conversion and stock offering as it is not applicable to Nasdaq traded stock. We anticipate that American Bancorp of New Jersey, Inc.'s common stock will be traded on Nasdaq while ASB Holding Company's common stock is traded on the OTC Bulletin Board.
(10) The purchase price of unearned shares held by the employee stock ownership plan is reflected as a reduction of stockholders' equity. Includes unearned shares held currently by the existing employee stock ownership plan and assumes that 8.0% of the shares sold in the stock offering will be purchased by the new employee stock ownership plan, and that the funds used to acquire the additional employee stock ownership plan shares will be borrowed from American Bancorp of New Jersey, Inc. For an estimate of the impact of the loan on earnings, see Pro Forma Data at page __. American Bank of New Jersey intends to make scheduled discretionary contributions to the employee stock ownership plan sufficient to enable the plan to service and repay its debt over a ten year period. See Management - Employee Stock Ownership Plan at page __. If the employee stock ownership plan does not purchase stock in the stock offering and the purchase price in the open market is greater than $10.00 price per share, there will be a corresponding reduction in stockholders' equity. See The Stock Offering - Subscription Offering - Subscription Rights at page __.
(11) The purchase price of unearned shares held by the restricted stock plans is reflected as a reduction of stockholders' equity. Includes shares held currently by the 2005 Restricted Stock Plan and assumes that an amount equal to 4% of the shares of stock sold in the stock offering are purchased for the new restricted stock plan following the stock offering at $10.00 per share. In addition, the 2005 Restricted Stock Plan intends to continue to make stock purchases in the open market from time to time to fund this plan after the completion of the stock offering. If the purchase price in the open market is greater than $10.00 per share, there will be a corresponding reduction in stockholders' equity. See footnote (2) to the table under Pro Forma Data at page __. See Management - Potential Stock Benefit Plans - Restricted Stock Plan at page __.

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the stock cannot be determined until the stock offering is completed. However, investable net proceeds to American Bancorp of New Jersey, Inc. are currently estimated to be between approximately $54.8 million and $74.4 million (or $85.7 million if the independent valuation is increased by 15%) based on the following assumptions:

o    receipt of assets of $100,000 from American Savings, MHC;

o an amount equal to the cost of purchasing 8% of the shares sold in the stock offering will be loaned to the employee stock ownership plan to fund its purchase of 8% of the shares sold in the stock offering;

o an amount equal to 4% of the shares sold in the stock offering will be awarded pursuant to the restricted stock plan adopted no sooner than six months following the stock offering, funded through open market purchases; and

o expenses of the stock offering are estimated to be approximately $1.4 million at the minimum of the offering range and $1.6 million at the maximum ($1.7 million if the valuation is increased by 15%).

         We have prepared the following table, which sets forth our historical net income and stockholders' equity prior to the stock offering and our pro forma consolidated net income and stockholders' equity following the stock offering. In preparing this table, and in calculating pro forma data, we have made the following assumptions:

o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 3.35% for the six months ended March 31, 2005 and the year ended September 30, 2004, which approximates the yield on a one-year U.S. Treasury bill on March 31, 2005 and September 30, 2004. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and the average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the stock offering.

o The pro forma after-tax yield on the net proceeds is assumed to be 2.01% for the six months ended March 31, 2005 and for the year ended September 30, 2004, based on an effective tax rate of 39.94% for both periods.

o We did not include any withdrawals from deposit accounts to purchase shares in the stock offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net earnings per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on March 31, 2005 and September 30, 2004, respectively, and no effect has been given to the assumed earnings effect of the transactions.

         The following pro forma data rely on the assumptions we outlined above, and these data do not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we liquidated American Bancorp of New Jersey, Inc. The pro forma data do not predict how much we will earn in the future. You should not use the following information to predict future results of operations.

         The pro forma information does not take into account our anticipated future expenses in connection with de novo branching or the expenses related to our growth strategy, including the hiring of additional lenders. The historical data for the year ended September 30, 2004 does not reflect any expense for the restricted stock plan and stock option plan approved by ASB Holding Company stockholders on January 20, 2005. The historical data for the six months ended March 31, 2005 does not reflect accrual of restricted stock plan expense for the entire six month period because the restricted stock plan awards were not made until January 2005. The pro forma data for the six months ended March 31, 2005 includes an adjustment for stock option expense for those options awarded in January 2005. Please see Note 1 to the Consolidated Financial Statements for the pro forma expense disclosed and Note 12 for the Black Scholes assumptions and number of options.


         The following tables summarize historical data and pro forma data at or for the six months ended March 31, 2005 and at or for the year ended September 30, 2004 based on the assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the stock following the stock offering. Pro forma stockholders' equity per share does not give effect to the liquidation account to be established in the conversion, or, in the event of liquidation of American Bank of New Jersey, to the tax effect of the recapture of the bad debt reserve. See Management - Potential Stock Benefit Plans - Stock Option Plan at page __ and The Conversion - Liquidation Rights at page __.




                                                                         At or For the Six Months Ended March 31, 2005
                                                                 ------------------------------------------------------------------
                                                                    6,375,000       7,500,000        8,625,000        9,918,750
                                                                   Shares Sold     Shares Sold      Shares Sold     Shares Sold at
                                                                    at $10.00       at $10.00        at $10.00          $10.00
                                                                    per share       per share        per share        per share
                                                                    ---------       ---------        ---------        ---------
                                                                       (Dollars in thousands, except per share amounts)

Gross proceeds...............................................         $63,750         $75,000          $86,250           $99,188

Less expenses................................................           1,377           1,480            1,584             1,703
Plus: Assets received from American Savings, MHC.............             100             100              100               100
                                                                      -------         -------          -------           -------
   Estimated net proceeds....................................          62,473          73,620           84,766            97,585
Less ESOP funded by American Bancorp of New Jersey, Inc......          (5,100)         (6,000)          (6,900)           (7,935)
Less restricted stock plan adjustment........................          (2,550)         (3,000)          (3,450)           (3,968)
                                                                      -------         -------          -------           -------
   Estimated investable net proceeds.........................         $54,823         $64,620          $74,416           $85,682
                                                                      =======         =======          =======           =======

Net Income:
   Historical ...............................................          $1,194          $1,194           $1,194            $1,194
   Pro forma income on net proceeds..........................             552             650              749               862
   Pro forma ESOP adjustment(1)..............................            (153)           (180)            (207)             (238)
   Pro forma restricted stock plan adjustment(2).............            (153)           (180)            (207)             (238)
   Pro forma options adjustment - new options(3).............            (196)           (230)            (265)             (304)
   Pro forma options adjustment - January 2005 options(4)....             (54)            (54)             (54)              (54)
                                                                       ------          ------           ------            ------
   Pro forma net income(1)(2)(3)(4)(5).......................          $1,190          $1,200           $1,210            $1,222
                                                                       ======          ======           ======            ======

Per share net income:
   Historical ...............................................           $0.14           $0.12            $0.10             $0.09
   Pro forma income on net proceeds..........................            0.06            0.06             0.06              0.06
   Pro forma ESOP adjustment(1)..............................           (0.02)          (0.02)           (0.02)            (0.02)
   Pro forma restricted stock plan adjustment(2).............           (0.02)          (0.02)           (0.02)            (0.02)
   Pro forma options adjustment - new options(3).............           (0.02)          (0.02)           (0.02)            (0.02)
   Pro forma options adjustment - January 2005 options(4)....           (0.01)          (0.01)           (0.00)            (0.00)
                                                                        -----           -----            -----             -----
   Pro forma net income per share(1)(2)(3)(4)(5).............           $0.13           $0.11            $0.10             $0.09
                                                                        =====           =====            =====             =====

Shares used in calculation of income per share (6)...........       8,622,643      10,144,285       11,665,929        13,415,817

Stockholders' equity:
   Historical ...............................................         $38,811        $ 38,811         $ 38,811          $ 38,811
   Estimated net proceeds....................................          62,473          73,620           84,766            97,585
   Plus:    Elimination of ESOP reclassification.............             312             312              312               312
   Less: Common Stock acquired by the ESOP(1)................          (5,100)         (6,000)          (6,900)           (7,935)
   Less: Common Stock acquired by the
              restricted stock plan(2).......................          (2,550)         (3,000)          (3,450)           (3,968)
                                                                      -------        --------         --------          --------
   Pro forma stockholders' equity............................         $93,946        $103,743         $113,539          $124,805
                                                                      =======        ========         ========          ========

Stockholders' equity per share:
   Historical ...............................................          $ 4.26          $ 3.62           $ 3.15            $ 2.74
   Estimated net proceeds....................................            6.87            6.87             6.87              6.89
   Plus:    Elimination of ESOP reclassification.............            0.03            0.03             0.03              0.03
   Less: Common Stock acquired by the ESOP(1)................           (0.56)          (0.56)           (0.56)            (0.56)
   Less: Common stock acquired by the
              restricted stock plan(2).......................           (0.28)          (0.28)           (0.28)            (0.28)
                                                                       ------           -----           ------            ------
   Pro forma stockholders' equity per share..................          $10.32           $9.68           $ 9.21            $ 8.81
                                                                       ======           =====           ======            ======
Offering price as a percentage of pro forma
  stockholders' equity per share.............................           96.90%         103.31%          108.58%           113.51%
                                                                        =====          ======           ======            ======
Offering price as a percentage of pro forma
 net income per share........................................           38.46X          45.45X           50.00X            55.56X
                                                                        =====           =====            =====             =====

Shares used in calculation of stockholders' equity per share(5)     9,107,143      10,714,285       12,321,429        14,169,642

                                                                                       (Footnotes on following page)

                                       24

-------------------
(1) Assumes that 8% of the shares sold in the stock offering will be purchased by the employee stock ownership plan and that the plan will borrow funds from American Bancorp of New Jersey, Inc. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. American Bank of New Jersey intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See Management - Employee Stock Ownership Plan at page __. The pro forma net earnings assumes: (i) that American Bank of New Jersey's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the six months ended March 31, 2005 was made at the end of the period; (ii) that 25,500, 30,000, 34,500 and 39,675 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the six months ended March 31, 2005, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.

(2) Gives effect to the restricted stock plan that may be adopted by American Bank of New Jersey following the stock offering and presented for approval at a meeting of stockholders to be held after completion of the stock offering. If the restricted stock plan is approved by the stockholders, the restricted stock plan is expected to acquire an amount of stock equal to 4% of the shares sold in the stock offering, or 255,000, 300,000, 345,000 and 396,750 shares of stock, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. Funds used by the restricted stock plan to purchase shares will be contributed to the restricted stock plan by American Bank of New Jersey. In calculating the pro forma effect of the restricted stock plan, it is assumed that the required stockholder approval has been received for the plan, that the shares were acquired by the restricted stock plan at the beginning of the six months ended March 31, 2005 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the six months ended March 31, 2005. The restricted stock plan will be amortized over 5 years. The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 2.72% and pro forma net income per share for the six months ended March 31, 2005 would be $0.12, $0.11, $0.11 and $0.10 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share at March 31, 2005 would be $10.03, $9.42, $8.96 and $8.57 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the restricted stock plan will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See Management - Potential Stock Benefit Plans - Restricted Stock Plan at page
     __.

(3) Gives effect to the stock option plan that may be adopted by American Bancorp of New Jersey, Inc. following the stock offering and presented for approval at a meeting of stockholders to be held after completion of the stock offering and assumes that the options granted under the stock option plan have a value of $3.41 per option, which was determined using the
     Black-Scholes-Merton option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share;
     (ii)  exercise  price is equal to the  trading  price on the date of grant;
     (iii) dividend yield of 1.8%; (iv) expected life of 10 years; (v) expected volatility of 20%; and risk-free interest rate of 4.5%. The assumed expected volatility is based on the trading history of ASB Holding Company's common stock. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of the options and the related expense recognized will be different. There can be no assurance that the actual fair market value per share on the date of grant, and correspondingly the exercise price of the options, will be $10.00 per share. The issuance of authorized but unissued shares of stock instead of open market purchases to fund exercises of options granted under the stock option plan would dilute the voting interests of existing stockholders by approximately 6.54%. See Management - Potential Stock Benefit Plans - Stock Option Plan on page ___.

(4) The pro forma data for the six months ended March 31, 2005 includes an adjustment for stock option expense for those options awarded in January 2005. Please see Note 1 to the Consolidated Financial Statements for the pro forma expense disclosed and Note 12 for the Black Scholes assumptions and number of options.

(5) Retained earnings will continue to be substantially restricted after the stock offering. See Dividend Policy at page __ and Regulation - Regulation of American Bank of New Jersey - Dividends and Other Capital Distribution Limitations at page __.

(6) For purposes of calculating net income per share, only the employee stock ownership plan shares committed to be released under the plan were considered outstanding. For purposes of calculating stockholders' equity per share, all employee stock ownership shares were considered outstanding. We have also assumed that no options granted under the stock option plan were exercised during the period and that the trading price of American Bancorp of New Jersey, Inc. common stock at the end of the period was $10.00 per share. Under this assumption, using the treasury stock method, no additional shares of stock were considered to be outstanding for purposes of calculating earnings per share or stockholders' equity per share.


                                                                            At or For the Year Ended September 30, 2004
                                                                 ------------------------------------------------------------------
                                                                    6,375,000       7,500,000        8,625,000        9,918,750
                                                                   Shares Sold     Shares Sold      Shares Sold     Shares Sold at
                                                                    at $10.00       at $10.00        at $10.00          $10.00
                                                                    per share       per share        per share        per share
                                                                    ---------       ---------        ---------        ---------
                                                                       (Dollars in thousands, except per share amounts)

Gross proceeds...............................................         $63,750         $75,000          $86,250           $99,188

Less expenses................................................           1,377           1,480            1,584             1,703
Plus: Assets received from American Savings, MHC.............             100             100              100               100
                                                                      -------         -------          -------           -------
   Estimated net proceeds....................................          62,473          73,620           84,766            97,585
Less ESOP funded by American Bancorp of New Jersey, Inc......          (5,100)         (6,000)          (6,900)           (7,935)
Less restricted stock plan adjustment........................          (2,550)         (3,000)          (3,450)           (3,968)
                                                                      -------         -------          -------           -------
   Estimated investable net proceeds.........................         $54,823         $64,620          $74,416           $85,682
                                                                      =======         =======          =======           =======

Net Income:
   Historical ...............................................          $2,162          $2,162           $2,162            $2,162
   Pro forma income on net proceeds..........................           1,103           1,300            1,497             1,724
   Pro forma ESOP adjustment(1)..............................            (306)           (360)            (414)             (477)
   Pro forma restricted stock plan adjustment(2).............            (306)           (360)            (414)             (477)
   Pro forma option plan adjustment(3).......................            (391)           (460)            (529)             (609)
                                                                       ------          ------           ------            ------
   Pro forma net income(1)(2)(3)(4)..........................          $2,262          $2,282           $2,302            $2,323
                                                                       ======          ======           ======            ======

Per share net income:
   Historical ...............................................           $0.25           $0.21            $0.18             $0.16
   Pro forma income on net proceeds..........................            0.13            0.13             0.13              0.13
   Pro forma ESOP adjustments(1).............................           (0.04)          (0.04)           (0.04)            (0.04)
   Pro forma restricted stock plan adjustment(2).............           (0.04)          (0.04)           (0.04)            (0.04)
   Pro forma option plan adjustment(3).......................           (0.05)          (0.05)           (0.05)            (0.05)
                                                                        -----           -----            -----             -----
   Pro forma net income per share(1)(2)(3)(4)................           $0.25           $0.21            $0.18             $0.16
                                                                        =====           =====            =====             =====

Shares used in calculation of income per share (5)...........       8,648,143      10,174,285       11,700,429        13,455,492

Stockholders' equity:
   Historical ...............................................         $39,314        $ 39,314         $ 39,314          $ 39,314
   Estimated net proceeds....................................          62,473          73,620           84,766            97,585
   Plus:    Elimination of ESOP reclassification.............             312             312              312               312
   Less: Common Stock acquired by the ESOP(1)................          (5,100)         (6,000)          (6,900)           (7,935)
   Less: Common Stock acquired by the
              restricted stock plan(2).......................          (2,550)         (3,000)          (3,450)           (3,968)
                                                                      -------        --------         --------          --------
   Pro forma stockholders' equity............................         $94,449        $104,426         $114,042          $125,308
                                                                      =======        ========         ========          ========

Stockholders' equity per share:
   Historical ...............................................          $ 4.32          $ 3.67           $ 3.19            $ 2.77
   Estimated net proceeds....................................            6.86            6.87             6.88              6.89
   Plus:    Elimination of ESOP reclassification.............            0.03            0.03             0.03              0.02
   Less: Common Stock acquired by the ESOP(1)................           (0.56)          (0.56)           (0.56)            (0.56)
   Less: Common stock acquired by the
              restricted stock plan(2).......................           (0.28)          (0.28)           (0.28)            (0.28)
                                                                       ------           -----           ------            ------
   Pro forma stockholders' equity per share..................          $10.37           $9.73           $ 9.26            $ 8.84
                                                                       ======           =====           ======            ======
Offering price as a percentage of pro forma
  stockholders' equity per share.............................           96.43%         102.77%          107.99%           113.12%
                                                                        =====          ======           ======            ======
Offering price as a percentage of pro forma
 net income per share........................................           40.00X          47.62X           55.56X            62.50X
                                                                        =====           =====            =====             =====

Shares used in calculation of stockholders' equity per share(5)     9,107,143      10,714,285       12,321,429        14,169,642

                                                                                        (Footnotes on following page)

                                       26

------------------
(1) Assumes that 8% of the shares sold in the stock offering will be purchased by the employee stock ownership plan and that the plan will borrow funds from American Bancorp of New Jersey, Inc. The stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. American Bank of New Jersey intends to make annual contributions to the plan in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See Management - Employee Stock Ownership Plan at page __. The pro forma net earnings assumes: (i) that American Bank of New Jersey's contribution to the employee stock ownership plan for the principal portion of the debt service requirement for year ended September 30, 2004 was made at the end of the period; (ii) that 51,000, 60,000, 69,000 and 79,350 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended September 30, 2004, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93- 6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. All employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations.

(2) Gives effect to the restricted stock plan that may be adopted by American Bank of New Jersey following the stock offering and presented for approval at a meeting of stockholders to be held after completion of the stock offering. If the restricted stock plan is approved by the stockholders, the restricted stock plan is expected to acquire an amount of stock equal to 4% of the shares sold in the stock offering, or 255,000, 300,000, 345,000 and 396,750 shares of stock, respectively, at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. Funds used by the restricted stock plan to purchase shares will be contributed to the restricted stock plan by American Bank of New Jersey. In calculating the pro forma effect of the restricted stock plan, it is assumed that the required stockholder approval has been received for the plan, that the shares were acquired by the restricted stock plan at the beginning of the year ended September 30, 2004 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the year ended September 30, 2004. The restricted stock plan will be amortized over 5 years. The issuance of authorized but unissued shares of stock to the restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 2.72% and pro forma net income per share for the year ended September 30, 2004 would be $0.27, $0.24, $0.21 and $0.19 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share at September 30, 2004 would be $10.09, $9.46, $9.00 and $8.60 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the restricted stock plan will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See Management - Potential Stock Benefit Plans - Restricted Stock Plan at page
     __.

(3) Gives effect to the stock option plan that may be adopted by American Bancorp of New Jersey, Inc. following the stock offering and presented for approval at a meeting of stockholders to be held after completion of the stock offering and assumes that the options granted under the stock option plan have a value of $3.41 per option, which was determined using the
     Black-Scholes-Merton option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share;
     (ii)  exercise  price is equal to the  trading  price on the date of grant;
     (iii) dividend yield of 1.8%; (iv) expected life of 10 years; (v) expected volatility of 20%; and risk-free interest rate of 4.5%. The assumed expected volatility is based on the trading history of ASB Holding Company's common stock. If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of the options and the related expense recognized will be different. There can be no assurance that the actual fair market value per share on the date of grant, and correspondingly the exercise price of the options, will be $10.00 per share. The issuance of authorized but unissued shares of stock instead of open market purchases to fund exercises of options granted under the stock option plan would dilute the voting interests of existing stockholders by approximately 6.54%. See Management - Potential Stock Benefit Plans - Stock Option Plan on page ___.

(4) Retained earnings will continue to be substantially restricted after the stock offering. See Dividend Policy at __ and Regulation - Regulation of American Bank of New Jersey - Dividends and Other Capital Distribution Limitations at page __.

(5) For purposes of calculating net income per share, only the employee stock ownership plan shares committed to be released under the plan were considered outstanding. For purposes of calculating stockholders' equity per share, all employee stock ownership shares were considered outstanding. We have also assumed that no options granted under the stock option plan were exercised during the period and that the trading price of American Bancorp of New Jersey, Inc. common stock at the end of the period was $10.00 per share. Under this assumption, using the treasury stock method, no additional shares of stock were considered to be outstanding for purposes of calculating earnings per share or stockholders' equity per share.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         The following table presents American Bank of New Jersey's historical and pro forma capital position and its capital requirements as of March 31, 2005. Pro forma capital levels assume receipt by American Bank of New Jersey of 50% of the net proceeds. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see Use of Proceeds, Capitalization and Pro Forma Data at pages __, __ and __. The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to American Bank of New Jersey, see Regulation - Regulation of American Bank of New Jersey - Regulatory Capital Requirements at page __.

                                                                        Pro Forma at March 31, 2005
                                               -------------------------------------------------------------------------------------
                                                                                                                  $99,187,500
                               Actual, at            $63,750,000        $75,000,000         $86,250,000       Maximum, as adjusted
                             March 31, 2005       Minimum Offering   Midpoint Offering     Maximum Offering      Offering (1)
                          --------------------  ------------------- -------------------  -------------------  --------------------
                                   Percentage           Percentage         Percentage           Percentage            Percentage
                          Amount  of Assets(2)  Amount of Assets(2) Amount of Assets(2)  Amount of Assets(2)  Amount  of Assets(2)
                          ------  ------------  ------ ------------ ------ ------------  ------ ------------  ------  ------------
                                                                     (Dollars in thousands)
GAAP Capital(3)........  $33,941       7.76%   $57,528  12.49%     $61,751   13.28%     $65,974   14.06%     $70,831    14.94%
                         =======       ====    =======  =====      =======   =====      =======   =====      =======    =====

Tangible Capital:
  Actual or Pro Forma..  $34,856       7.96%   $58,443  12.66%     $62,666   13.45%     $66,889   14.23%     $71,746    15.10
  Required.............    6,571       1.50      6,925   1.50        6,989    1.50        7,052    1.50        7,125     1.50
                         -------       ----    -------  -----      -------   -----      -------   -----      -------    -----
  Excess...............  $28,285       6.46%   $51,517  11.16%     $55,677   11.95%     $59,837   12.73%     $64,621    13.60%
                         =======       ====    =======  =====      =======   =====      =======   =====      =======    =====
Core Capital:
  Actual or Pro Forma..  $34,856       7.96%   $58,443  12.66%     $62,666   13.45%     $66,889   14.23%     $71,746    15.10%
  Required(4)..........   17,524       4.00     18,467   4.00       18,636    4.00       18,805    4.00       18,999     4.00
                         -------       ----    -------  -----      -------   -----      -------   -----      -------    -----
  Excess...............  $17,332       3.96%   $39,975   8.66%     $43,030    9.45%     $48,084   10.23%     $52,747    11.10%
                         =======       ====    =======   ====      =======    ====      =======   =====      =======    =====
Risk-Based Capital:
  Actual or
    Pro Forma(5)(6)....  $36,545      15.34%   $60,132  24.76%     $64,355   26.40%     $68,578   28.04%     $73,435    29.91%
  Required.............   19,053       8.00     19,431   8.00       19,498    8.00       19,566    8.00       19,643     8.00
                         -------       ----    -------  -----      -------   -----      -------   -----      -------    -----
  Excess...............  $17,492       7.34%   $40,701  16.76%     $44,857   18.40%     $49,012   20.04%     $53,791    21.91%
                         =======       ====    =======  =====      =======   =====      =======   =====      =======    =====
Tier 1 Risk-Based
Capital:
  Actual or
    Pro Forma(5)(6)....  $34,856      14.64%   $58,443  24.06%     $62,666   25.71%     $66,889   27.35%     $71,746    29.22%
  Required.............    9,527       4.00      9,715   4.00        9,749    4.00        9,783    4.00        9,822     4.00
                         -------      -----    -------  -----      -------   -----      -------   -----      -------    -----
  Excess...............  $25,329      10.64%   $48,727  20.06%     $52,917   21.71%     $57,106   23.35%     $61,924    25.22%
                         =======      =====    =======  =====      =======   =====      =======   =====      =======    =====


-----------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the stock offering.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. The risk-based capital level is shown as a percentage of risk-weighted assets.
(3) GAAP capital includes unrealized gain (loss) on available-for-sale securities, net, which is not included as regulatory capital.
(4) The current OTS core capital requirement for savings banks is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and 4% to 5% for all other thrifts. See Regulation - Regulation of American Bank of New Jersey - Regulatory Capital Requirements at page __.
(5)  Assumes net proceeds are invested in assets that carry a 50% risk-weighing.
(6) The difference between equity under GAAP and regulatory risk-based capital is attributable to the addition of $915,000 for accumulated other comprehensive (loss) and $1,690,000 for the allowance for loan losses.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Forward-looking statements include:

o    statements of our goals, intentions and expectations;

o statements regarding our business plans, prospects, growth and operating strategies;

o    statements regarding the quality of our loan and investment portfolios; and

o    estimates of our risks and future costs and benefits.

         These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

o general economic conditions, either nationally or in our market area, that are worse than expected;

o changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

o    increased competitive pressures among financial services companies;

o    changes in consumer spending, borrowing and savings habits;

o    legislative or regulatory changes that adversely affect our business;

o    adverse changes in the securities markets;

o    our ability to successfully manage our growth;

o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial Accounting Standards Board; and

o our ability to enter into new markets and/or expand product offerings successfully and take advantage of growth opportunities.

         Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

                        SELECTED FINANCIAL AND OTHER DATA

         The financial information under the captions Balance Sheet Data and Summary of Operations in this section is derived from ASB Holding Company's audited financial statements for the five fiscal years ended September 30, 2004 and unaudited financial statements for the six months ended March 31, 2005 and 2004, and should be read together with the financial statements and the notes thereto beginning on page F-1 of this document. In the opinion of management, all adjustments consisting of normal recurring adjustments that are necessary for a fair presentation of the interim periods have been reflected. The results of operations and other data presented for the six month period ended March 31, 2005 do not necessarily indicate the results that may be expected for the fiscal year ending September 30, 2005 or any other period.

Balance Sheet Data:                                 At
                                                 March 31,                           At September 30
                                                 ---------      -------------------------------------------------------------------
                                                   2005           2004        2003            2002            2001           2000
                                                 --------       --------    --------        --------        --------       --------
                                                                          (Dollars in thousands)
  Assets.................................        $440,954       $424,944    $427,066        $334,879        $258,208       $258,208
  Cash and cash equivalents..............           4,841          8,034      38,365          17,330          22,109         22,109
  Loans receivable, net..................         333,252        308,970     262,844         208,374         166,322        166,322
  Loans held-for-sale....................             302              -         500               -               -              -
  Securities available-for-sale..........          75,992         89,495     107,391          90,134          52,022         52,022
  Securities held-to-maturity............           8,526          2,794       2,839           6,970          10,187         10,187
  Federal Home Loan Bank stock...........           3,513          2,890       3,150           2,200           2,300          2,300
  Deposits...............................         328,043        322,716     292,826         264,587         188,828        188,828
  Borrowings.............................          68,263         57,491      55,000          44,000          46,000         46,000
  Equity.................................          38,811         39,314      22,339          21,872          20,155         20,155


Summary of Operations:                               At or For the Six
                                                       Months Ended
                                                         March 31,                At or For the Year Ended September 30,
                                                  ----------------------     ---------------------------------------------
                                                    2005           2004        2004         2003           2002     2001      2000
                                                  -------        -------     -------       -------       -------  -------   -------

                                                                             (Dollars in thousands)
  Interest income........................         $ 9,994        $ 9,017     $18,204       $17,476       $17,578  $16,052   $15,070
  Interest expense.......................           4,423          4,028       8,105         8,870         8,829    9,140     8,398
                                                  -------        -------     -------       -------       -------  -------   -------
     Net interest income.................           5,571          4,989      10,099         8,606         8,749    6,912     6,672
  Provision for loan losses..............             112             54         207           254           105        2        22
                                                  -------        -------     -------       -------       -------  -------   -------
  Net interest income after
    provision for loan losses............           5,459          4,935       9,892         8,352         8,644    6,910     6,650
  Noninterest income.....................             537            563       1,298           718           595      458       555
  Noninterest expense....................           4,111          3,769       7,657         6,862         6,274    4,923     4,338
                                                  -------        -------     -------       -------       -------  -------   -------
  Income before taxes....................           1,885          1,729       3,533         2,208         2,965    2,445     2,867
  Income tax provision...................             691            668       1,371           805         1,075      888     1,039
                                                  -------        -------     -------       -------       -------  -------   -------
  Net income.............................         $ 1,194        $ 1,061     $ 2,162       $ 1,403       $ 1,890  $ 1,557   $ 1,828
                                                  =======        =======     =======       =======       =======  =======   =======
Actual Number of (not in thousands):
  Real estate loans outstanding..........           1,919          1,795       1,871         1,744         1,535    1,330     1,234
  Deposit accounts.......................          20,190         20,157      20,021        20,386        20,046   18,120    17,030
  Offices(1).............................               2              2           2             2             2        2         1

-------
(1)  All offices are full-service.

                                                          At or For the
                                                         Six Months Ended                         At or For the Year Ended
                                                             March 31,                                  September 30,
                                                       -------------------       -------------------------------------------------
                                                         2005         2004          2004      2003      2002      2001       2000
                                                         ----         ----          ----      ----      ----      ----       ----
Performance Ratios(1):
  Return on average assets (ratio of net income
     to average total assets)...................         0.55%        0.54%         0.54%     0.39%     0.63%     0.68%      0.86%
  Return on average equity (ratio of net income
     to average equity).........................         6.22%        5.73%         5.77%     6.48%     9.30%     8.28%     11.13%
  Net interest rate spread......................         2.36%        2.29%         2.28%     2.14%     2.63%     2.49%      2.63%
  Net interest margin on average interest-earning
     assets.....................................         2.67%        2.61%         2.60%     2.44%     3.00%     3.10%      3.20%
  Average interest-earning assets to average
     interest-bearing liabilities...............       114.62%      115.23%       115.67%   111.69%   112.30%   115.01%    113.99%
  Operating expense ratio (noninterest expenses
     to average total assets)...................         1.91%        1.92%         1.92%     1.89%     2.09%     2.16%      2.03%
  Efficiency ratio (noninterest expense divided
     by sum of net interest income and
     noninterest income)........................        67.31%       67.89%        67.18%    73.60%    67.14%    68.80%     60.03%
Asset Quality Ratios:
  Non-performing loans to total loans...........         0.11%        0.13%         0.17%     0.20%     0.27%     0.36%      0.53%
  Non-performing assets to total assets.........         0.08%        0.14%         0.12%     0.12%     0.17%     0.24%      0.35%
  Net charge-offs to average loans outstanding..         0.00%        0.00%         0.00%     0.00%     0.00%     0.00%      0.01%
  Allowance for loan losses to non-performing
     loans......................................       481.48%      403.68%       304.05%   265.18%   195.96%   160.67%    128.92%
  Allowance for loan losses to total loans......         0.50%        0.52%         0.50%     0.52%     0.53%     0.58%      0.68%
Capital Ratios:
  Equity to assets at end of period.............         8.80%        9.80%         9.25%     5.23%     6.53%     7.81%      7.79%
  Average equity to average assets..............         8.90%        9.42%         9.37%     5.98%     6.78%     8.24%      7.70%

----------------
(1) Performance ratios for the six month periods ended March 31, 2005 and 2004 are annualized where appropriate.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on interest-bearing liabilities. It is a function of the average balances of loans and investments versus deposits and borrowed funds outstanding in any one period and the yields earned on those loans and investments and the cost of those deposits and borrowed funds. Our interest-earning assets consist primarily of residential mortgage loans, multi-family and commercial real estate mortgage loans, residential mortgage-related securities and U.S. Agency debentures. Interest-bearing liabilities consist primarily of retail deposits and borrowings from the Federal Home Loan Bank of New York.

         Declining interest rates in the three year period ended September 30, 2003 resulted in acceleration of asset prepayments due primarily to mortgage refinancing. The negative impact on interest income from earning assets refinancing to lower market interest rates was exacerbated during that period by the accelerated amortization of the remaining balance of net deferred origination costs and net premiums relating to these assets. This reduction in earning asset yields was partially offset by a reduction in our cost of retail deposits. However, the reduction in our overall cost of liabilities lagged that of our deposits due to our balance of higher costing, long term, fixed rate FHLB borrowings previously drawn for interest rate risk management purposes. Together, these factors resulted in a reduction of our net interest margin and net income through that period.

         During the fiscal year ended September 30, 2004, the general level of market interest rates increased from the historical lows of the prior three year period. These increases slowed the pace of loan refinancing, thereby reducing the rate at which earning assets prepaid. Slowing prepayments resulted in a corresponding reduction in the amortization of deferred costs and premiums, thereby increasing earning asset yields. The cost of interest-bearing liabilities lagged the upward movement in current market interest rates. After decreasing for thirteen consecutive quarters, the cost of interest-bearing liabilities remained unchanged for the quarters ended March 31, 2004 and June 30, 2004 before increasing modestly in the final quarter of the fiscal year ended September 30, 2004. As a result, we reported a 16 basis point improvement in our net interest margin to 2.60% for the year ended September 30, 2004 from 2.44% for the year ended September 30, 2003.

         We continued to realize improvement in our net interest margin through the first six months of fiscal 2005 when compared with that reported for fiscal 2004. We realized an 11 basis point increase in our yield on earning assets from 4.69% for the year ended September 30, 2004 to 4.80% for the six months ended March 31, 2005. This increase was attributable to a 15 basis point increase in the yield on investment securities and a 74 basis point increase in the yield on interest-bearing deposits and other earning assets. These increases were offset by a 6 basis point decline in the yield on loans for the six months ended March 31, 2005 as compared to the yield on loans for fiscal 2004. Offsetting this overall improvement in the yield on earning assets was a 2 basis point increase in the cost of interest-bearing liabilities from 2.41% to 2.43%. This increase resulted, in part, from a 10 basis point increase in the cost of interest-bearing deposits. This increase was offset by a 22 basis point decrease in the cost of borrowings due largely to increased utilization of overnight borrowings. In total, the net interest margin improved by 7 basis points to 2.67% for the six months ended March 31, 2005 from 2.60% for fiscal 2004.

         Our results of operations also depend on our provision for loan losses, noninterest income and noninterest expense. Non-performing loans as a percentage of total assets have declined to 0.08% at March 31, 2005 from 0.12% at September 30, 2004. Consequently, loan loss provisions during the six months ended March 31, 2005 resulted primarily from the overall growth in portfolio loans.

         Noninterest income includes deposit service fees and charges, income on the cash surrender value of bank-owned life insurance, gains on sales of loans and securities, gains on sales of other real estate owned and loan related fees and charges. Excluding gains on sales of assets, annualized noninterest income as a percentage of average assets totaled 0.25% for the six months ended March 31, 2005 - a reduction of 2 basis points from 0.27% for fiscal 2004. A portion of this decrease was attributable to overall growth in average earning assets outpacing that of fee income from deposits and loans.

         Gains and losses on sales of loans, excluded in the comparison above, typically result from selling long term, fixed rate mortgage loan originations into the secondary market for interest rate risk management purposes. Demand for these loans typically fluctuates with market interest rates. As interest rates rise, market demand for long term, fixed rate mortgage loans diminishes in favor of hybrid ARMs which are retained in the portfolio rather than being sold into the secondary market. Consequently, the gains and losses on sales of loans reported will fluctuate with market conditions and have not been significant since 2003.

         Noninterest expense includes salaries and employee benefits, occupancy and equipment expenses and other general and administrative expenses. Generally, certain operating costs have increased since the initial public offering in the beginning of fiscal 2004. Operating as a public entity resulted in comparatively higher legal, accounting and compliance costs throughout fiscal 2004 than had been recorded in earlier years. This trend is expected to continue as we incur additional compliance costs associated with the Sarbanes-Oxley Act of 2002. Additionally, we are recording higher employee compensation and benefit expense than we had in the years preceding the minority stock offering of ASB Holding Company. Much of this increase was attributable to the implementation of an employee stock ownership plan that did not exist prior to the initial public offering. More recently, benefit costs have increased as we implement the restricted stock and stock option plans approved by shareholders at the annual meeting held on January 20, 2005.

         Management expects additional compensation and benefit expenses in the future in connection with the purchase by the employee stock ownership plan of 8.0% of the shares sold by American Bancorp of New Jersey, Inc. in the current stock offering as well as the new restricted stock plan and new stock option plan we intend to adopt following the current stock offering. See Management - Potential Stock Benefit Plans at page __.

         Our compensation and benefit expenses will also increase as a result of our overall growth strategy. In March 2005, we added to our management team a new president and chief operating officer, Mr. Fred Kowal. As part of our plan to grow and diversify the loan mix by developing a separate and distinct commercial lending business unit, we have recently hired a commercial and industrial lender and intend over the next several years to hire several additional commercial real estate and commercial and industrial lenders. We also plan to hire additional one-to four-family residential lenders.

         Excluding penalties for prepayment of borrowed funds, annualized noninterest expense as a percentage of average assets totaled 1.91% for the six months ended March 31, 2005 - an increase of 2 basis points from 1.89% for fiscal 2004. In part, this increase was attributable to the implementation of the restricted stock plan benefits noted above. Additionally, we are also recording higher consulting and professional fees associated with evaluating and executing our balance sheet growth and diversification strategies.

         In relation to the rate of balance sheet growth, these sharp increases in compensation, benefit and professional service costs have been partially offset by slower increases - and in some cases reductions - in other noninterest expenses. For the six months ended March 31, 2005, both occupancy and equipment and data processing costs have been reduced from both a dollar and percentage of average assets perspective when compared with fiscal 2004. Together, reductions in these expenses totaled 0.04% which offset the 0.06% combined increase in all other noninterest expenses for the same period. In large part, these reductions resulted from lower depreciation and core processing expenses and the absence in the current period of certain non-recurring charges associated with information technology infrastructure upgrades that were performed in fiscal 2004.


         Management expects occupancy and equipment expense to increase in future periods as we seek to implement our de novo branching strategy. We intend to expand our branch office network. Our current plan is to open up to five de novo branches over approximately the next three years, and we have identified several potential sites for de novo branches. Costs for land purchase and branch construction will impact earnings going forward. The expenses associated with opening new offices, in addition to the personnel and operating costs that we will have once these offices are open, will significantly increase noninterest expenses. Additional expenses are also expected in connection with our need to augment the office space available for our administrative operations in order to add the personnel called for by our growth plans.


         Finally, we continue to evaluate the costs and benefits of incrementally restructuring our portfolio of FHLB advances in the future. One restructuring transaction already took place during fiscal 2004 when we recognized a $125,000 penalty to prepay $3.0 million of fixed rate FHLB advances with a weighted average cost of 6.28%. In the current interest rate environment, such prepayments result in one time charges to earnings in the form of FHLB prepayment penalties, assuming the advances are not replaced with similar borrowings which may result in a deferral of the prepayment penalty. When replaced by lower cost funding, however, prepayments lower the interest paid on borrowings, thereby improving the Bank's net interest spread and margin and enhancing future earnings.

         In total, our return on average assets increased 1 basis point to 0.55% for the six months ended March 31, 2005 from 0.54% for fiscal 2004 while return on average equity increased 45 basis points to 6.22% from 5.77%. In a stable interest rate environment, we expect that our net interest margin will continue to stabilize at the levels reported in the latter half of fiscal 2004 and the first half of fiscal 2005. However, our net interest margin may be adversely affected in either a rising or falling rate environment. A decrease in interest rates could trigger another wave of loan refinancing that could result in the margin compression previously experienced. Conversely, notwithstanding the earning asset yield improvement during fiscal 2004 and during the first six months of fiscal 2005 which resulted from interest rates rising from their historical lows, continued increases in interest rates from current levels could trigger increases in the Bank's cost of interest-bearing liabilities that outpace increases, if any, in its yield on earning assets causing further net interest margin compression. This risk is particularly noteworthy given the Bank's substantial net growth in non-maturity deposits over the past three years. Like many banks, we were successful in growing deposits while interest rates decreased to their historical lows. However, our ability to retain and grow these deposits at a reasonable cost, while a highly competitive marketplace adjusts its pricing strategies to an environment of rising interest rates, is only now beginning to be tested.

         Our results of operations may also be affected significantly by other economic and competitive conditions in our market area as well as changes in applicable laws, regulations or governmental policies. Furthermore, because our lending activity is concentrated in loans secured by real estate located in northern New Jersey, downturns in the regional economy encompassing northern New Jersey could have a negative impact on our earnings.

Critical Accounting Policies

         Note 1 to our Consolidated Financial Statements included in this document contains a summary of our significant accounting policies. Various elements of our accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. The following is a description of our critical accounting policy and an explanation of the methods and assumptions underlying its application.

Allowance for Loan Losses

         Our policy with respect to the methodologies used to determine the allowance for loan losses is our most critical accounting policy. This policy is important to the presentation of our financial condition and results of operations, and it involves a higher degree of complexity and requires management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. The use of different judgments, assumptions and estimates could result in material differences in our results of operations or financial condition.

         In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, peer group information, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions. Large balance and/or more complex loans, such as multi-family and commercial real estate loans, are evaluated individually for impairment. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision, as more information becomes available or as projected events change.

         Management assesses the allowance for loan losses quarterly. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of March 31, 2005 was maintained at a level that represented management's best estimate of losses in the loan portfolio to the extent they were both probable and reasonable to estimate.

Business Strategy

         Our business strategy has been to operate as a well-capitalized independent financial institution dedicated to providing convenient access and quality service at competitive prices. During recent years we have experienced significant growth, with total loans receivable, net growing from $208.4 million at September 30, 2002 to $333.3 million at March 31, 2005 and total deposits growing from $264.6 million at September 30, 2002 to $328.0 million at March 31, 2005.

         Our current strategy seeks to continue the growth of the last several years. The highlights of our business strategy include the following:

o Grow and diversify the deposit mix by emphasizing non-maturity account relationships acquired through de novo branching and existing deposit growth. We currently plan to open up to five de novo branches over approximately the next three years, and we are currently negotiating agreements in connection with several potential sites for de novo branches.


o Grow and diversify the loan mix by (i) enhancing the Bank's one-to-four family mortgage loan origination capacity by adding several residential lenders and (ii) developing a separate and distinct commercial lending unit by adding several commercial real estate and commercial and industrial lenders. We have recently hired our first commercial and industrial lender. Additionally, our President and Chief Operating Officer, Fred G. Kowal, who joined the Bank in March 2005, has a commercial banking background.

o Grow and diversify noninterest income through supplemental deposit and lending related services and strategies.

o    Explore alternative loan and deposit product and service delivery channels.

o    Broaden and strengthen customer relationships by bolstering cross marketing
     strategies   and  tactics   with  a  focus  on   multiple   account/service
     relationships.

o Utilize capital markets tools to grow capital and enhance shareholder value.

Comparison of Financial Condition at March 31, 2005 and September 30, 2004

         Our total assets increased by $16.1 million, or 3.8%, to $441.0 million at March 31, 2005 from $424.9 million at September 30, 2004. The increase reflected growth in loans receivable, net and securities held to maturity offset by declines in interest-bearing deposits and securities available for sale. Loans receivable, net increased by $24.3 million, or 7.9%, to $333.3 million at March 31, 2005 from $309.0 million at September 30, 2004. Our increase in loans resulted primarily from originations of multi-family and commercial real estate and one-to four-family mortgage loans.

         Amounts reported in the following table exclude allowance for loan losses and net deferred origination costs.

                                     March 31, 2005          September 30, 2004
                                  --------------------     ---------------------
                                              (Dollars in thousands)
                                           Percent of                Percent of
Type of Loans                     Amount  Total Assets      Amount  Total Assets
-------------                     ------  ------------      ------  ------------

Construction                    $  3,913        0.89%     $  3,075        0.72%
1/1 and 3/3 ARMs                   5,550        1.26         1,800        0.42
3/1 and 5/1 ARMs                 101,718       23.07        89,694       21.11
5/5 and 10/10 ARMs                35,122        7.96        24,619        5.79
7/1 and 10/1 ARMs                  1,754        0.40         1,675        0.40
15 year or less fixed            111,504       25.29       112,238       26.41
Greater than 15 year fixed        62,092       14.08        64,702       15.23
Home equity lines of credit       11,249        2.55        10,666        2.51
Consumer                             701        0.16           746        0.18
Commercial                           663        0.15           398        0.09
                                --------       -----      --------       -----
Total                           $334,266       75.81%     $309,613       72.86%
                                ========       =====      ========       =====

         Adjustable rate mortgages, or "ARMs", listed in the table above are denoted by initial and subsequent rate adjustment periods, respectively. For example, a 3/1 ARM is a hybrid adjustable rate loan whose interest rate initially adjusts after a fixed rate period of three years and then adjusts every one year thereafter.

         Securities classified as available-for-sale decreased $13.5 million, or 15.1%, to $76.0 million at March 31, 2005 from $89.5 million at September 30, 2004 as the Bank continued to reinvest cash flows from the securities portfolio into loans rather than back into the securities portfolio. Cash and cash equivalents decreased by $3.2 million, or 40%, to $4.8 million at March 31, 2005 from $8.0 million at September 30, 2004 to provide funding for loan growth. These decreases were partially offset by an increase in securities held to maturity of $5.7 million or 203.6% to $8.5 million at March 31, 2005 from $2.8 million at September 30, 2004.

         The following table compares the composition of the securities portfolio by security type as a percentage of total assets at March 31, 2005 and September 30, 2004. Amounts reported exclude unrealized gains and losses on the available for sale portfolio.

                                     March 31, 2005        September 30, 2004
                                ----------------------   ----------------------
                                              (Dollars in thousands)
                                           Percent of              Percent of
Type of Security                  Amount  Total Assets    Amount  Total Assets
----------------                  ------  ------------    ------  ------------

Fixed rate MBS                   $14,565         3.30%   $15,923        3.75%
ARM MBS                            9,142         2.07      8,755        2.06
Fixed rate CMO                    35,184         7.99     43,982       10.36
Floating rate CMO                  3,150         0.71        435        0.10
ARM mutual fund                   10,000         2.27     10,000        2.35
Fixed rate agency debentures      13,997         3.17     13,997        3.29
                                 -------        -----    -------       -----
Total                            $86,038        19.51%   $93,092       21.91%
                                 =======        =====    =======       =====

         Assuming no change in interest rates, the estimated average life of the investment securities portfolio, excluding the ARM mutual fund, was 2.54 years and 2.23 years at March 31, 2005 and September 30, 2004, respectively. Assuming a hypothetical immediate and permanent increase in interest rates of 300 basis points, the estimated average life of the portfolio would hypothetically extend to 3.13 years and 3.12 years at March 31, 2005 and September 30, 2004, respectively.

         Total deposits increased by $5.3 million, or 1.6%, to $328 million at March 31, 2005 from $322.7 million at September 30, 2004. The increase was primarily due to increases in certificates of deposit and noninterest-bearing deposits, partially offset by a decline in savings deposits and interest-bearing checking deposits. Certificates of deposit accounts increased $17.3 million or 14.7% to $135.3 million. Savings deposits decreased by $8.8 million, or 6.1% to $134.6 million. Checking deposits, including demand, NOW and money market checking accounts, decreased $3.2 million or 5.2% to $58.1 million.

         The following table compares the composition of the deposit portfolio by category as a percentage of total assets at March 31, 2005 with that of September 30, 2004.

                                     March 31, 2005        September 30, 2004
                                ----------------------   ----------------------
                                              (Dollars in thousands)
                                           Percent of              Percent of
Deposit Category                  Amount  Total Assets    Amount  Total Assets
----------------                  ------  ------------    ------  ------------

Money market checking           $ 20,367       4.62%    $ 25,834       6.08%
Other checking                    37,744       8.56       35,461       8.34
Money market savings              38,804       8.80       44,880      10.56
Other savings                     95,833      21.73       98,521      23.18
Certificates of deposit          135,295      30.68      118,020      27.78
                                --------      -----     --------      -----
Total                           $328,043      74.39%    $322,716      75.94%
                                ========      =====     ========      =====

         FHLB advances increased $10.8 million, or 18.8%, to $68.3 million at March 31, 2005 from $57.5 million at September 30, 2004. The net increase of $10.8 million was comprised of $11.8 million drawn on an overnight line of credit which replaced $1.0 million of maturing fixed rate advances and $28,000 of amortization on fixed rate amortizing advances.

         The following table compares the composition of the borrowing portfolio by remaining term to maturity at March 31, 2005 and September 30, 2004.
Scheduled   principal   payments  on  amortizing   borrowings  are  reported  as
maturities.

                                     March 31, 2005        September 30, 2004
                                ----------------------   ----------------------
                                              (Dollars in thousands)
                                           Percent of              Percent of
Remaining Term                    Amount  Total Assets    Amount  Total Assets
--------------                    ------  ------------    ------  ------------

Overnight                        $14,500         3.29%   $ 2,700        0.64%
One year or less                   2,057         0.47      1,057        0.25
Over one year to two years         9,061         2.05      8,060        1.90
Over two years to three years      6,064         1.38      8,062        1.90
Over three years to four years    14,068         3.19     12,065        2.84
Over four years to five years      7,513         1.70      7,547        1.77
More than five years              15,000         3.40     18,000        4.23
                                 -------        -----    -------       -----
Total                            $68,263        15.48%   $57,491       13.53%
                                 =======        =====    =======       =====

         Equity decreased $503,000, or 1.3%, to $38.8 million at March 31, 2005 from $39.3 million at September 30, 2004. The decrease reflects a special cash dividend paid of $1.2 million and a $468,000 increase in accumulated other comprehensive loss, offset by net income of $1.2 million for the six months ended March 31, 2005. In addition, the amount reclassified on ESOP shares increased $260,000 due to a change in the fair value and the number of shares of common stock in the ESOP subject to a contingent repurchase obligation.

Comparison of Operating Results for the Six Months Ended March 31, 2005 and March 31, 2004

         General. Net income for the six months ended March 31, 2005 was $1.2 million, an increase of $133,000, or 12.5% from the same period in fiscal 2004. The increase in net income resulted from an increase in net interest income partially offset by a decrease in noninterest income, an increase in noninterest expense and an increase in the provision for income taxes.

         Interest Income. Total interest income increased 10.8% or $977,000 to $10.0 million for the six months ended March 31, 2005, from $9.0 million for the same period in fiscal 2004. For those same comparative periods, the average yield on interest-earning assets increased 8 basis points to 4.80% from 4.72% while the average balance of interest-earning assets increased $32.4 million or 8.4% to $416.7 million from $384.3 million.

         Interest income on loans increased $1.1 million or 14.6%, to $8.5 million for the six months ended March 31, 2005 from $7.4 million for the same period in fiscal 2004. This increase was due, in part, to a $47.8 million increase in the average balance of loans receivable to $318.5 million for the six months ended March 31, 2005 from $270.7 million for same period in fiscal 2004. The impact on interest income attributable to this growth more than offset the 14 basis point decrease in the average yield on loans which declined to 5.33% from 5.47% for those same comparative periods. The increase in the average balance of loans receivable was the result of loan originations exceeding repayments due to strong demand.

         The rise in interest income on loans was offset by lower interest income on securities, which decreased $137,000 to $1.5 million for the six months ended March 31, 2005 from $1.6 million for the same period in fiscal 2004. The decrease was due primarily to a $16.4 million decline in the average balance of investment securities to $91.1 million for the six months ended March 31, 2005 from $107.5 million for the same period in fiscal 2004. The impact on interest income attributable to this decline was offset by a 23 basis point increase in the average yield on securities which grew to 3.18% from 2.95% for those same comparative periods. This increase in yield primarily resulted from slowing prepayments which reduced net premium amortization and higher yields on adjustable rate securities which have repriced upward in accordance with the general movement of market interest rates.

         Further, interest income on federal funds sold and other interest-bearing deposits increased $36,000 to $61,000 for the six months ended March 31, 2005 from $25,000 for the same period in fiscal 2004. This increase was due, in part, to an increase of $1.1 million in the average balance of these assets to $7.1 million for the six months ended March 31, 2005 from $6.0 million for the same period in fiscal 2004. The impact on interest income attributable to this growth was augmented by an 89 basis point rise in the average yield on these assets which increased to 1.72% from 0.83% for those same comparative periods.

         Interest Expense. Total interest expense increased by $395,000 or 9.80% to $4.4 million for the six months ended March 31, 2005 from $4.0 million for the same period in fiscal 2004. For those same comparative periods, the average cost of interest-bearing liabilities remained stable at 2.43% while the average balance of interest-bearing liabilities increased $31.9 million or 9.6% to $363.6 million from $331.7 million.

         Interest expense on deposits increased $419,000 or 16.1% to $3.0 million for the six months ended March 31, 2005 from $2.6 million for the same period in fiscal 2004. This increase was due, in part, to a $29.9 million increase in the average balance of interest-bearing deposits to $301.8 million for the six months ended March 31, 2005 from $271.9 million for the same period in fiscal 2004. The components of this net increase for the comparative periods include an increase of $5.2 million or 4.4% in the average balance of certificates of deposit, a $9.2 million or 7.0% increase in the average balance of savings accounts and a $15.4 million or 70.3% increase in the average balance of interest-bearing checking accounts.

         The impact on interest expense attributable to the net growth in these average balances was exacerbated by a 9 basis point increase in the average cost of interest-bearing deposits which rose to 2.00% for the six months ended March 31, 2005 from 1.91% for the same period in fiscal 2004. The components of this net increase for the comparative periods includes a 30 basis point increase in the average cost of certificates of deposit, and a 12 basis point increase in the average cost of interest-bearing checking accounts. The cost of savings deposits remained stable at 1.57% for the same comparative periods.

         Interest expense on FHLB advances decreased $24,000 to $1.40 million for the six months ended March 31, 2005 from $1.43 million for the same period in fiscal 2004. This decrease was due, in part, to a 24 basis point reduction in the average cost of advances which declined to 4.54% for the six months ended March 31, 2005 from 4.78% for the same period in fiscal 2004. The impact on expense attributable to this decline in average cost was partially offset by a $2.0 million increase in the average balance of advances to $61.8 million from $59.8 million for those same comparative periods. The lower average cost was primarily due to utilization of overnight line of credit borrowings and new term borrowings whose cost was less than those that matured or were prepaid during fiscal 2004.

         Net Interest Income. In total, net interest income for the six months ended March 31, 2005 increased by $582,000 or 11.7%, to $5.6 million from $5.0 million for the same period in fiscal 2004.

For those same comparative periods, our net interest rate spread increased 10 basis points to 2.36% from 2.26% while our net interest margin increased 7 basis points to 2.67% from 2.60%.

         Provision for Loan Losses. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, peer group information, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, and home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions. Large balance and/or more complex loans, such as multi-family and commercial real estate loans, are evaluated individually for impairment. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision, as more information becomes available or as projected events change.

         Management assesses the allowance for loan losses quarterly. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Bank to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of March 31, 2005 was maintained at a level that represented management's best estimate of losses in the loan portfolio to the extent they were both probable and reasonable to estimate.

         The provision for loan losses totaled $112,000 for the six months ended March 31, 2005 representing an increase of $58,000 over the same comparative period in fiscal 2004. Provisions for specific nonperforming assets and historical losses based on net charge-offs were nominal due to a history of low charge-offs and the relative stability of nonperforming asset balances. However, the application of the Bank's loan loss methodology outlined above results, in part, in historical and environmental loss factors being applied to the outstanding balance of homogeneous groups of loans to estimate probable credit losses. For example, as a result of recent loan growth, a large part of the Bank's loan portfolio is considered "unseasoned," meaning the loans were originated less than three years ago. Generally, unseasoned loans demonstrate a greater risk of credit losses than their seasoned counterparts. Moreover, in many cases, these unseasoned loans are obligations of borrowers with whom the Bank has had no prior payment experience. These risks are considered in the environmental factors used in the Bank's loss provision calculations as described above. Both historical and environmental loss factors are reviewed and updated quarterly as part of management's assessment of the allowance for loan losses.

         Using this methodology, incremental growth in the outstanding balance of the loans on which historical and environmental loss factors are applied results in additional loss provisions. For the six months ended March 31, 2005, total gross loan balances, excluding the allowance for loan loss, grew $24.6 million or 8.0%. The growth was primarily comprised of net increases in one-to-four family mortgages totaling $10.7 million, increases in multi-family and commercial real estate loans totaling $12.3 million, and net growth in disbursed balances of construction loans totaling $845,000.

         By comparison, loan growth for the six months ended March 31, 2004 totaled $11.3 million or $13.3 million less than the same comparative period in fiscal 2005. The growth in this prior comparative period was primarily comprised of net increases in one-to-four family mortgages and home equity lines of credit totaling $12.6 million, a decrease in multi-family and commercial real estate loans totaling $830,000, and net growth in disbursed balances of construction loans totaling $145,000.

         In total, the allowance for loan losses as a percentage of gross loans outstanding decreased 2 basis points to 0.50% at March 31, 2005 from 0.52% at March 31, 2004. These ratios reflect allowance for loan loss balances of $1.7 million and $1.4 million, respectively. Furthermore, nonperforming loans as a percentage of gross loans was 0.11% at March 31, 2005 compared to 0.13% at March 31, 2004. As noted earlier, the level of the allowance is based on estimates and the ultimate losses may vary from those estimates.

         Noninterest Income. Noninterest income decreased $26,000 to $537,000 for the six months ended March 31, 2005 compared to the same period in fiscal 2004. The decrease was primarily the result of a decline in deposit service fees and charges totaling $29,000 largely due to reduced customer utilization of deposit services introduced in fiscal 2004. For these same comparative periods, gain on sale of loans held for sale also declined $20,000 as fewer long term, fixed rate loans were originated and sold into the secondary market. Offsetting these decreases was an $18,000 increase in income from bank-owned life insurance policies resulting from higher policy balances held and an increase of $5,000 in other noninterest income.

         Noninterest Expense. Noninterest expense increased $342,000, or 9.1% to $4.1 million for the six months ended March 31, 2005 from $3.8 million for the same period in fiscal 2004. The increase was primarily a result of higher expenses for salaries and benefits, advertising and other non-interest expense, offset by decreases in occupancy and equipment expense, data processing, and federal deposit insurance expense.

         Salaries and employee benefits increased $201,000 or 8.6% to $2.5 million for the six months ended March 31, 2005 as compared to $2.3 million for the same period in fiscal 2004. A large portion of the increase was due to $67,000 in restricted stock plan expense arising from the implementation of the plan during fiscal 2005. Additionally, salaries and wages including bonus and payroll taxes, increased $134,000. Of this increase, $75,000 was due to comparatively higher management incentive plan expense in the current quarter when compared with the same period in fiscal 2004 when significant cutbacks in management incentive plan compensation resulted from corporate performance targets not being achieved. The remaining increase of $59,000 was primarily attributable to annual increases in employee compensation.

         Occupancy and equipment expense decreased $32,000 to $409,000 for the six months ended March 31, 2005 as compared to $441,000 for the same period in fiscal 2004. This decrease was primarily attributable to a $37,000 decrease in computer depreciation expense. For the same comparative periods, data processing costs also decreased $41,000 to $293,000 due to the absence in the current period of non- recurring information technology conversion and upgrade expenses that were recognized during fiscal 2004.

         Other noninterest expenses increased $205,000 or 41.3% for the six months ended March 31, 2005 as compared to the same period in fiscal 2004. Legal fees increased $84,000 to $156,000 for the six months ended March 31, 2005 from $72,000 for the same period in fiscal 2004. A portion of the increase in legal fees was attributable to matters presented to shareholders at the annual meeting held January 20, 2005. Additionally, professional and consulting fees, including auditing and accounting fees, increased $89,000 to $166,000 for the six months ended March 31, 2005 as compared to the same period in fiscal 2004. A portion of this increase was due largely to our operation as a public company including implementation costs associated with the Sarbanes-Oxley Act of 2002. Other increases in legal, professional and consulting fees were attributable to ongoing evaluation and implementation of growth and diversification strategies relating to the execution of our business plan.

         Provision for Income Taxes. The provision for income taxes increased $23,000 for the six months ended March 31, 2005 from the same period in fiscal 2004. The effective tax rate was 36.6% and 38.6% for the six months ended March 31, 2005 and 2004, respectively. The decrease in the effective tax rate was primarily attributable to the Bank's funding of American Savings Investment Corp. in November 2004, a wholly owned New Jersey investment subsidiary formed in August 2004 by American Bank of New Jersey. The purpose of this subsidiary is to invest in stocks, bonds, notes and all types of equity, mortgages, debentures and other investment securities. Interest income from this subsidiary is taxed by the State of New Jersey at an effective rate lower than the statutory corporate state income tax rate. Additionally, increases in the Bank's balance of bank-owned life insurance, which generates tax exempt income from growth in the cash surrender value of policies, has also contributed to reductions in the effective income tax rate.

Comparison of Financial Condition at September 30, 2004 and September 30, 2003

         Our total assets decreased by $2.1 million, or 0.50%, to $424.9 million at September 30, 2004 from $427.1 million at September 30, 2003. The decrease reflected a reduction in short term liquid assets resulting from refunds of stock oversubscriptions in connection with the October 3, 2003 closing of the initial public offering and a decrease in securities. These decreases were partially offset by an increase in loans. Loans receivable, net increased by $46.1 million, or 17.5%, to $309.0 million at September 30, 2004 from $262.8 million at September 30, 2003. Our increase in loans resulted from a high volume of one-to four-family mortgage loan originations reflecting continued strong demand by borrowers seeking to take advantage of historically low market interest rates in the earlier part of the year coupled with slowing loan prepayments in the latter part of the year resulting from interest rates rising from those historical lows.

         The following table compares the composition of the loan portfolio by loan type as a percentage of total assets at September 30, 2004 with that of September 30, 2003. Amounts reported exclude allowance for loan losses and net deferred origination costs.

                               September 30, 2004           September 30, 2003
                               ------------------           ------------------
                                            (Dollars in thousands)
                                         Percent of                 Percent of
Type of Loans                   Amount  Total Assets       Amount  Total Assets
-------------                   ------  ------------       ------  ------------

Construction                  $  3,075         0.72%     $    450       0.11%
1/1 and 3/3 ARMs                 1,800         0.42         1,383       0.32
3/1 and 5/1 ARMs                89,694        21.11        46,357      10.85
5/5 and 10/10 ARMs              24,619         5.79        16,892       3.96
7/1 and 10/1 ARMs                1,675         0.40         2,462       0.58
15 year or less fixed          112,238        26.41       108,587      25.43
Greater than 15 year fixed      64,702        15.23        76,005      17.80
Home equity lines of credit     10,666         2.51         8,893       2.08
Consumer                           746         0.18           780       0.18
Commercial                         398         0.09         1,610       0.37
                              --------        -----      --------      -----
Total                         $309,613        72.86%     $263,419      61.68%
                              ========        =====      ========      =====

         Securities classified as available-for-sale decreased $17.9 million, or 16.7%, to $89.5 million at September 30, 2004 from $107.4 million at September 30, 2003 as we continued to reinvest cash flows from our investment securities portfolio into loans. Cash and cash equivalents decreased by $30.4 million, or 79.2%, to $8.0 million at September 30, 2004 from $38.4 million at September 30, 2003 to provide funding for refunds of stock oversubscriptions in connection with the stock offering.

         The  following   table  compares  the  composition  of  the  investment
securities portfolio by security type as a percentage of total assets at September 30, 2004 with that of September 30, 2003. Amounts reported exclude unrealized gains and losses on the available-for-sale portfolio.


                               September 30, 2004           September 30, 2003
                               ------------------           ------------------
                                            (Dollars in thousands)
                                         Percent of                 Percent of
Type of Security                Amount  Total Assets       Amount  Total Assets
----------------                ------  ------------       ------  ------------
Fixed rate MBS                 $15,923        3.75%       $15,401        3.61%
ARM MBS                          8,755        2.06          4,893        1.15
Fixed rate CMO                  43,982       10.36         66,373       15.54
Floating rate CMO                  435        0.10            699        0.16
ARM mutual fund                 10,000        2.35         10,000        2.34
Fixed rate agency debentures    13,997        3.29         13,538        3.17
                               -------       -----       --------       -----
Total                          $93,092       21.91%      $110,904       25.97%
                               =======       =====       ========       =====

         Assuming no change in interest rates, the estimated average life of the investment securities portfolio, excluding the ARM mutual fund, was 2.23 years and 2.80 years at September 30, 2004 and September 30, 2003, respectively. Assuming a hypothetical immediate and permanent increase in interest rates of 300 basis points, the estimated average life of the portfolio extends to 3.12 years and 3.72 years at September 30, 2004 and September 30, 2003, respectively.

         Total deposits increased by $29.9 million, or 10.2%, to $322.7 million at September 30, 2004 from $292.8 million at September 30, 2003. The increase was primarily due to an increase in money market checking and savings deposits, partially offset by a decline in certificates of deposit. Savings accounts increased $15.7 million or 12.3% to $143.4 million. Certificates of deposit decreased by $3.7 million, or 3.0% to $118.0 million. Checking deposits, including demand, NOW and money market checking accounts, increased $17.9 million or 41.2% to $61.3 million, primarily due to a new municipal deposit relationship established during fiscal 2004. The increase in savings accounts was primarily due to a new statement savings account product which became available during the fourth quarter of 2003. A portion of the growth in these accounts resulted from funds being transferred from other existing accounts such as maturing certificates of deposit.

         The following table compares the composition of the deposit portfolio by category as a percentage of total assets at September 30, 2004 with that of September 30, 2003.

                               September 30, 2004           September 30, 2003
                               ------------------           ------------------
                                            (Dollars in thousands)
                                         Percent of                 Percent of
Deposit Category                Amount  Total Assets       Amount  Total Assets
----------------                ------  ------------       ------  ------------

Money market checking         $ 25,834        6.08%      $ 10,442        2.45%
Other checking                  35,461        8.34         32,955        7.72
Money market savings            44,880       10.56         55,498       13.00
Other savings                   98,521       23.18         72,222       16.91
Certificates of deposit        118,020       27.78        121,709       28.49
                              --------       -----       --------       -----
Total                         $322,716       75.94%      $292,826       68.57%
                              ========       =====       ========       =====

         FHLB advances increased $2.5 million, or 4.5%, to $57.5 million at September 30, 2004 from $55.0 million at September 30, 2003. The net increase of $2.5 million was comprised of a $2.7 million increase in an overnight line of credit and an additional $6.8 million drawn on term advances which includes a $1.8 million amortizing advance drawn to fund a commercial real estate loan on an apartment building in a moderate-income tract within the Bank's CRA assessment area. Offsetting these additions were reductions resulting from the maturity and prepayment of $4.0 million and $3.0 million of fixed rate term advances respectively.

         The following table compares the composition of the borrowing portfolio by remaining term to maturity as a percentage of total assets at September 30, 2004 with that of September 30, 2003. Scheduled principal payments on amortizing borrowings are reported as maturities.

                               September 30, 2004           September 30, 2003
                               ------------------           ------------------
                                            (Dollars in thousands)
                                         Percent of                 Percent of
Remaining Term                  Amount  Total Assets       Amount  Total Assets
--------------                  ------  ------------       ------  ------------
 Overnight                     $ 2,700      0.64%          $     -          -%
One year or less                 1,057      0.25             4,000       0.94
Over one year to two years       8,060      1.90             2,000       0.47
Over two years to three years    8,062      1.90             9,000       2.11
Over three years to four years  12,065      2.84             4,000       0.94
Over four years to five years    7,547      1.77            12,000       2.81
More than five years            18,000      4.23            24,000       5.61
                               -------     -----           -------      -----
Total                          $57,491     13.53%          $55,000      12.88%
                               =======     =====           =======      =====

         Stockholders' equity increased $17.0 million, or 76.2%, to $39.3 million at September 30, 2004 from $22.3 million at September 30, 2003. The increase reflects the completion of the minority stock offering whereby 1,666,350 shares of common stock were sold at $10.00 per share and proceeds of $16.1 million, net of conversion costs, were received. Further, we recognized net income of $2.2 million for the year ended September 30, 2004, in addition to a $77,000 increase in accumulated other comprehensive loss for unrealized after-tax losses on securities available-for-sale.

Comparison of Operating Results for the Years Ended September 30, 2004 and 2003

         General. Net income for the year ended September 30, 2004 was $2.2 million, an increase of $759,000, or 54.1% from 2003. The increase in net income resulted from an increase in net interest income and non-interest income, offset by increases in non-interest expense and the provision for income taxes.

         Interest Income. Total interest income increased by $728,000 or 4.2%, to $18.2 million for the year ended September 30, 2004 from $17.5 million for the year ended September 30, 2003. The primary factor for the increase in interest income was an increase of $36.2 million or 10.3% in the average balance of interest-earnings assets for the year ended September 30, 2004 to $388.9 million from $352.7 million for the year ended September 30, 2003. This increase in the average balance was partially offset by a 27 basis points decline in the average yield to 4.68% in fiscal 2004 from 4.95% in fiscal 2003.

         Interest income on loans increased $674,000 or 4.7%, to $15.0 million for the year ended September 30, 2004 from $14.3 million for the 2003 period. The average balance of loans receivable, net increased $40.2 million to $278.6 million for the year ended September 30, 2004, which more than offset the decrease in the average yield on loans receivable, net from 6.01% in fiscal 2003 to 5.39% in fiscal 2004.

         The increase in interest income on loans was offset by a decrease in interest income on federal funds sold and other interest-bearing deposits, which declined $153,000 or 71.2% to $62,000 for the year ended September 30, 2004. The decrease resulted from declines in the average yield and average balance of those assets. There was a 62 basis point decrease in the average yield on federal funds sold and other interest-bearing deposits from 1.60% in fiscal 2003 to 0.98% in fiscal 2004. This decrease in interest income was exacerbated by a decline in the average balance of federal funds sold and other interest-bearing deposits from $13.5 million for fiscal 2003 to $6.3 million for fiscal 2004.

         Interest income on securities increased $207,000 or 7.1% to $3.1 million for the year ended September 30, 2004. The average balance of securities increased $3.2 million to $104.0 million for the year ended September 30, 2004 from $100.8 million for the year ended September 30, 2003. Additionally, the average yield on securities increased 11 basis points in fiscal 2004 to 3.01% from 2.90% in fiscal 2003.

         Interest Expense. Total interest expense decreased by $765,000 or 8.6% to $8.1 million for the year ended September 30, 2004 from $8.9 million in 2003. For those same periods, the average cost of interest-bearing liabilities decreased 40 basis points from 2.81% to 2.41. This decline in the average cost was offset by an increase of $20.4 million in the average balance of interest-bearing liabilities to $336.2 million in fiscal 2004 from $315.8 million in fiscal 2003.

         The average balance of interest-bearing deposits increased $15.2 million or 5.8% for the year ended September 30, 2004. The average balance of certificates of deposit decreased $4.4 million to $116.9 million in fiscal 2004 from $121.3 million in fiscal 2003. In addition, the average cost of certificates of deposit decreased from 2.83% to 2.49%. The average cost of savings accounts decreased from 1.97% in 2003 to 1.55% in 2004, which more than offset the increase of $19.0 million or 16.3% in the average balance of savings accounts.

         Interest expense on FHLB advances increased $25,000 to $2.9 million as a result of an increase in the average balance from $54.9 million in fiscal 2003 to $60.1 million in fiscal 2004. This was partially offset by a decrease in the average cost of advances from 5.16% in 2003 to 4.76% in 2004. The lower average cost was primarily due to utilization of overnight line of credit borrowings and new term borrowings with an average cost that was less than those that matured or were prepaid during the year.

         Net Interest Income. Net interest income increased by $1.5 million or 17.4%, to $10.1 million for the year ended September 30, 2004 from $8.6 million for the year ended September 30, 2003. The net interest rate spread increased 14 basis points to 2.28% in 2004 from 2.14% in 2003 while the net interest margin increased 16 basis points to 2.60% from 2.44%. Both increases reflect interest-bearing liabilities repricing downward slightly more rapidly than assets.

         Provision for Loan Losses. Provisions for loan losses are charged to operations at a level required to reflect probable incurred credit losses in the loan portfolio. The provision for loan losses decreased $47,000 to $207,000 for the year ended September 30, 2004 compared to $254,000 for the year ended September 30, 2003. Provisions for nonperforming assets and historical losses based on net charge-offs were nominal due to a history of low charge-offs and relative stability of nonperforming assets. However, the application of the Bank's loan loss methodology outlined earlier results, in part, in historical and environmental loss factors being applied to the outstanding balance of homogeneous groups of loans to estimate probable credit losses. For the year ended September 30, 2004, total one-to-four family mortgages increased $36.3 million representing an increase of 16.8% and reflecting the majority of the Bank's loan growth. Multi-family and commercial real estate loans increased $7.0 million or 19.3% and commercial loans decreased $1.2 million or 75.3%. Consumer loans decreased $34,000 or 4.4% and home equity loans increased $1.8 million or 19.9% while construction loans, net of loans in process, increased $2.6 million or 581.1%.

         As a result of recent loan growth, a large part of the Bank's loan portfolio is considered "unseasoned", meaning the loans were originated less than three years ago. Generally, unseasoned loans demonstrate a greater risk of credit losses than their seasoned counterparts. Moreover, in many cases, these unseasoned loans are obligations of borrowers with whom the Bank has had no prior payment experience. These risks are considered in the environmental factors used in the Bank's loss provision calculations as described above.

         This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision, as more information becomes available or as projected events change. The allowance for loan losses as a percentage of gross loans outstanding declined slightly to 0.50% for September 30, 2004 compared to 0.52% at September 30, 2003 reflecting balances of $1.6 million and $1.4 million, respectively. Non-performing loans as a percentage of gross loans was 0.17% at September 30, 2004 compared to 0.20% at September 30, 2003. The level of the allowance is based on estimates and the ultimate losses may vary from those estimates.

         Noninterest Income. Noninterest income increased $580,000, or 80.8% to $1.3 million for the year ended September 30, 2004 compared to 2003. A significant portion of that increase resulted from the absence in 2004 of $188,000 in loss on sale of available-for-sale securities that had been recorded during 2003. Additionally, service charges on deposit accounts increased by $245,000 primarily due to the implementation of new deposit services. Gains on sale of loans held for sale decreased $124,000 to $27,000 for the year ended September 30, 2004 from $151,000 for 2003. Income from cash surrender value of life insurance decreased $20,000 for the comparative periods due to reduced yields reflecting lower market interest rates. Finally, gain on sale of other real estate owned increased $173,000 and other non-interest income increased by $118,000, due in large part to collection of comparatively higher loan prepayment penalties.

         Noninterest Expense. Noninterest expense increased $795,000, or 11.6% to $7.7 million for the year ended September 30, 2004 from $6.9 million for the year ended September 30, 2003. The increase was primarily a result of higher expenses for salaries and employee benefits, occupancy and equipment, data processing, advertising, and other non-interest expenses.

         Salaries and benefits increased $305,000 or 6.8% for the year ended September 30, 2004. A large portion of the increase was due to $215,000 in employee stock ownership plan expense arising from the implementation of the plan during fiscal 2004. Medical and related benefit plan premiums increased 9.4% or $35,000 while salaries and wages including bonus and payroll taxes, increased $178,000 or 5.3% for the year ended September 30, 2004 as compared to the same period in 2003. These increases were offset by lower deferred compensation plan benefit expenses of $98,000, which had been adjusted in fiscal 2003 for a decrease in the discount rate used to calculate the liability in a lower rate environment. In addition, expense for temporary help declined $23,000 in 2004 as a result of decreased utilization of temporary services that were required in 2003 to augment loan processing and accounting staff due to strong loan origination volume and extended staff absences.

         Occupancy and equipment expense increased $31,000 to $853,000 for the year ended September 30, 2004 as compared to $822,000 for 2003, due to higher computer expenses primarily related to upgrades and enhancements to information technology support and security services. Data processing costs also increased $109,000 mainly due to increases in service bureau core processing costs resulting from growth in deposit and loan accounts as well as non-recurring costs associated with comprehensive system upgrades.

         Other non-interest expense increased $204,000 for the year ended September 30, 2004 as compared to 2003. Professional and consulting fees, including legal fees, increased $12,000 due to expenses associated with being a public company. Further, general and administrative expenses increased $74,000 consisting primarily of $38,000 in comparatively higher expenses relating to printing and the bulk purchase of brochures and forms and $25,000 in higher costs associated with new deposit service programs. Other expense increases included $4,000 for corporate insurance, $9,000 in transfer agent fees and $18,000 for regulatory fees resulting from increased regulatory assessments due to asset growth and the establishment of a holding company. These additional costs were offset by minor decreases in other miscellaneous expenses. Further, net loan processing charges increased primarily due to reduced recognition of loan modification fees offsetting related costs resulting from the deferral of such fees and costs in the current period.

         The Bank also recognized $125,000 in borrowed funds prepayment penalties for the year ended September 30, 2004 compared to none in fiscal 2003. This expense resulted from the prepayment of $3.0 million of FHLB advances with a weighted average cost of 6.28%.

         Finally, advertising expenses were higher by $18,000 in 2004 resulting from increased print, radio, and television ads, and higher agency fees.

         Provision for Income Taxes. The provision for income taxes increased $566,000 for the year ended September 30, 2004 from the same period in 2003. The effective tax rate was 38.8% and 36.5% for the years ended September 30, 2004 and 2003. The slight increase in the effective tax rate results primarily from an increase in nondeductible expenses related to the employee stock ownership plan.

Comparison of Operating Results for the Years Ended September 30, 2003 and 2002

         General. Net income for the year ended September 30, 2003 was $1.4 million, a decrease of $487,000, or 25.78% from 2002. The decrease in net income resulted from a decrease in net interest income and increases in the provision for loan losses and noninterest expense, partially offset by an increase in noninterest income.

         Interest Income. Total interest income decreased by $102,000 or 0.58%, to $17.5 million for the year ended September 30, 2003 from $17.6 million for the year ended September 30, 2002. The primary factor for the decrease in interest income was a decrease in the average yield on interest- earnings assets to 4.95% for the year ended September 30, 2003 from 6.03% for the year ended September 30, 2002. This reduction in yield was partially offset by a $61.1 million increase in the average balance of interest-earning assets to $352.7 million for fiscal 2003 from $291.6 million for fiscal 2002.

         The average balance of loans receivable increased $51.5 million while the average balance of securities increased $9.6 million. The increase in loans was the result of loan originations exceeding repayments due to strong demand, reflecting generally lower interest rates in 2003. The increased interest income on loans as a result of increased volume was partially offset by the decrease in the average yield on loans receivable to 6.01% from 6.90%, reflecting decreased market rates of interest.


         The increase in the average balance of securities was more than offset by a decrease in the average yield to 2.90% for fiscal 2003 from 4.84% for fiscal 2002. This decrease was also reflective of decreased market rates of interest which resulted in accelerated prepayment and net premium amortization of mortgage-backed securities and collateralized mortgage obligations coupled with the reinvestment of principal into lower yielding securities.

         Interest Expense. Total interest expense increased $41,000 or 0.46%, to $8.9 million for the year ended September 30, 2003 from $8.8 million for the year ended September 30, 2002. The increase in interest expense primarily resulted from the increase in the average balance of Federal Home Loan Bank advances to $54.9 million for 2003 from $43.9 million for 2002 while the average cost thereof remained the same for both years at 5.16%. This increase was largely offset by a reduction in the cost of interest-bearing deposits, which decreased to 2.31% for the year ended September 30, 2003 from 3.04% for the year ended September 30, 2002, which more than offset an increase in balance to $260.9 million for 2003 from $215.8 million for 2002.

         Net Interest Income. Net interest income decreased by $143,000, or 1.63%, to $8.6 million for the year ended September 30, 2003 from $8.7 million for 2002. The net interest rate spread decreased to 2.14% for fiscal 2003 from 2.63% for fiscal 2002, while the net interest margin decreased to 2.44% from 3.00%. The decrease in the spread and margin was reflective of the rapid repricing of the loan and securities portfolios due to refinancings and prepayments which outpaced the repricing of interest-bearing liabilities.

         For the year ended September 30, 2003, the decrease in the cost of interest-bearing liabilities lagged that of interest-yielding assets due, in part, to the $54.9 million average balance of fixed rate Federal Home Loan Bank advances carrying an average cost of 5.16%. These fixed rate advances, drawn for purposes of interest rate risk management, were initially used to partially fund a growing portfolio of originated fixed-rate mortgage loans. In the past year, many of these loans have refinanced to lower rates thereby substantially reducing the net interest margin earned on this funding. At September 30, 2003, these "laddered" borrowings range in remaining maturity from one to ten years with a weighted average remaining maturity of 4.9 years and a weighted average cost of 5.13%.

         Provision for Loan Losses. Provisions for loan losses, are charged to operations, at a level required to reflect probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, peer group information, and prevailing economic conditions. Large groups of smaller balance homogenous loans, such as residential real estate, small commercial real estate, and home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions. Large balance and/or more complex loans, such as multi-family and commercial real estate loans, and classified loans, are evaluated individually for impairment.

         The provision for loan losses increased to $254,000 for the year ended September 30, 2003 from $105,000 for 2002 to reflect a $52.3 million or 24.65% increase in gross loans, and also to reflect an additional $38,000 allocation for an impaired $75,000 loan participation secured by an assisted living facility in West Orange, New Jersey.

This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. The allowance for loan losses as a percentage of gross loans outstanding decreased to 0.52% at September 30, 2003 from 0.53% at September 30, 2002 reflecting balances of $1.4 million and $1.1 million, respectively. Non-performing loans as a percentage of gross loans was 0.20% at September 30, 2003 compared to 0.27% at September 30, 2002. The level of the allowance is based on estimates and the ultimate losses may vary from estimates.

         Noninterest Income. Noninterest income increased $123,000, or 20.67% to $718,000 for the year ended September 30, 2003 compared to the year ended September 30, 2002. The increase was primarily the result of comparatively higher income from the increase in cash surrender value of life insurance of $125,000 and a $144,000 increase in gains on sale of loans held for sale due to the sale of a portion of originated long term, fixed-rate loans into the secondary market. Additionally, service charges on deposits increased $52,000 as a result of the increased volume of deposits. Increases in noninterest income were offset by a $188,000 loss on sales of available for sale securities as we sold $21.0 million of securities at losses in order to restructure the balance sheet to better manage interest rate risk in the low rate environment.

         Noninterest Expense. Noninterest expense increased $588,000 or 9.38% to $6.9 million for the year ended September 30, 2003 from $6.3 million for the year ended September 30, 2002. The increase was primarily a result of a $538,000 increase in salaries and employee benefits, an $85,000 increase in occupancy and equipment costs attributable, in large part, to information technology systems and maintenance upgrades, a $57,000 increase in data processing costs, comprising primarily additional core processing expenditures, and an increase of $66,000 in other noninterest expenses attributable in large part to increases in non capitalized corporate legal fees in connection with becoming a public company and the formation of the mid-tier holding company. Offsetting these increases was a $165,000 reduction in advertising and marketing expenses as deposit branch promotional expenditures for the Cedar Grove branch were reduced significantly from the 2002 level.

         Salaries and employee benefits increased $538,000, or 13.55% primarily as a result of the continued growth of the Bank. Compensation expense, including bonuses and payroll taxes, increased approximately $310,000 as a result of inflation, increased full-time equivalent employees and overtime wages due to the growth of the Bank and increased loan origination volume. Employee benefits increased approximately $258,000 of which $183,000 was attributable to increases in deferred compensation benefits. The increase in deferred compensation benefits was primarily the result of establishing an officer supplemental executive retirement plan in mid-2002. The recording of a full year's benefit for fiscal 2003 resulted in an increase of $147,000 over the 2002 fiscal year during which the plan was in place for only a portion of the year. The remaining deferred compensation increase of $36,000 is attributable to increases in employee profit sharing and 401k plan benefits. The remaining $75,000 of employee benefit increases are attributable to increases in net costs of medical, dental and other employee benefits due to an increase in premiums and an increase in staffing.

         Net increases in staffing for the year ended September 30, 2003 include the addition of a Vice President Controller in the Accounting Department, a Commercial Loan Administrator in the Lending Department and an additional staff member in the deposit support services. These additions were needed to augment our existing human resources as we converted to a public company, placed greater strategic emphasis on commercial lending and expanded our deposit-related products and services to support our continued growth objectives.

         Provision for Income Taxes. The provision for income taxes decreased $270,000 reflecting a decrease in pretax income of $757,000. The effective tax rate was 36.46% and 36.26% for the years ended September 30, 2003 and 2002. Effective for the Bank on January 1, 2002, the state tax rate increased from 3% to 9% of state taxable income. This increase was largely offset by a positive adjustment to the deferred tax inventory to reflect the new tax rate, and by an increase in federal tax-exempt income as a result of the increase in the cash surrender value of life insurance.


Liquidity and Commitments

         We are required to have enough investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure a safe and sound operation. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained.

         The Bank's short term liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. In addition, the Bank invests excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. The Bank also generates cash through borrowings. The Bank utilizes Federal Home Loan Bank advances to leverage its capital base and provide funds for its lending and investment activities, and to enhance its interest rate risk management.

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. Agency securities. On a longer-term basis, the Bank maintains a strategy of investing in various loan products and in securities collateralized by loans. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain its portfolio of mortgage-backed securities and investment securities. At March 31, 2005, the total approved loan origination commitments outstanding amounted to $16.0 million. At the same date, unused lines of credit were $13.2 million and construction loans in process were $4.2 million. Management's policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on the competitive rates and on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. In addition, the Bank has the ability at March 31, 2005 to borrow an additional $41.0 million from the FHLB of New York as a funding source to meet commitments, and for liquidity purposes.

         The following table discloses our contractual obligations as of March 31, 2005. Scheduled principal payments on amortizing borrowings are reported as maturities.


                                                Less Than                             After
                                        Total    1 Year     1-3 Years   4-5 Years   5 Years
                                        -----    ------     ---------   ---------   -------
Federal Home Loan Bank advances(1)..   $68,263   $16,558     $15,125     $21,580    $15,000
                                       -------   -------     -------     -------    -------
    Total...........................   $68,263   $16,558     $15,125     $21,580    $15,000
                                       =======   =======     =======     =======    =======

________________
(1) At March 31, 2005 the total collateralized borrowing limit was $109.3 million of which we had $68.3 million outstanding.

         Our commercial commitments as of March 31, 2005 included lines of credit totaling $13.2 million, construction loans in process totaling $4.2 million and other commitments to extend credit of $16.0 million.


         In February 2004, we entered into an agreement to acquire real estate to be used for a future branch site in Essex County. The total purchase price is $1.7 million, out of which a balance of $1.53 million is due at closing. See
Note 6 to the Consolidated Financial Statements for additional information regarding this commitment.


Capital

         Consistent with its goals to operate a sound and profitable financial organization, the Bank actively seeks to maintain a "well capitalized" institution in accordance with regulatory standards. The Bank's total equity was $33.9 million at March 31, 2005, or 7.76% of total assets on that date. As of March 31, 2005, the Bank exceeded all capital requirements of the Office of Thrift Supervision. The Bank's regulatory capital ratios at March 31, 2005 were as follows: core capital 7.96%; Tier 1 risk-based capital 14.64%; and total risk-based capital 15.34%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0%, and 10.0%, respectively.

Impact of Inflation

         The financial statements included in this document have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

         The principal effect of inflation on earnings, as distinct from levels of interest rates, is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Recent Regulatory and Accounting Developments

         EITF 03-1, Other-Than-Temporary Impairment. In March 2004, the FASB Emerging Issues Task Force ("EITF") reached a consensus regarding EITF 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The consensus clarifies the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," and investments accounted for under the cost method or the equity method. The recognition and measurement guidance for which the consensus was reached is to be applied to other-than-temporary impairment evaluations. In September 2004, the Financial Accounting Standards Board ("FASB") issued a final FASB Staff Position, FSP EITF Issue 03-01-1, which has delayed the effective date for the measurement and recognition guidance of EITF 03-01. The comment period is currently open related to this staff position. The implementation date is unknown until further guidance is issued by the FASB. We are currently evaluating the impact of adopting EITF 03-01.


         FAS 123, Revised, requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Notwithstanding options granted in the future, management has evaluated the pro forma cost of the options granted on January 20, 2005. The pro forma cost and impact on earnings per share for the six months ended March 31,2005 are presented in Note 1 to the Consolidated Financial Statements.

         We will begin to record compensation costs for stock options granted on January 20, 2005 beginning on January 1, 2006. The estimated after-tax cost of these options for each of the next five fiscal years is as follows:

                                    2006    $  161,959
                                    2007    $  215,946
                                    2008    $  215,946
                                    2009    $  215,946
                                    2010    $   53,986


Notwithstanding this additional cost, there will be no significant effect on our financial position for options that vest after the adoption date as total equity will not change. The estimated after- tax cost of options shown above includes only the 259,923 options granted prior to March 31, 2005, and thus does not reflect the 12,248 options granted in May 2005 or the options that may be granted under the new stock option plan that we intend to adopt following this stock offering.

         Average Balance Sheet. The following tables set forth certain information at March 31, 2005 and for the six months ended March 31, 2005 and 2004 and for the years ended September 30, 2004, 2003 and 2002. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived primarily from daily balances.

                                                      At March 31,                    Six Months Ended March 31,
                                                    -----------------   ------------------------------------------------------------
                                                          2005                      2005                         2004
                                                    -----------------   ---------------------------  ----------------------------
                                                                                  Interest Average              Interest  Average
                                                               Yield/    Average   Earned/  Yield/   Average    Earned/    Yield/
                                                    Balance     Cost     Balance    Paid     Cost    Balance     Paid       Cost
                                                    -------     ----     -------    ----     ----    -------     ----       ----
                                                                     (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net(1)..................       $333,554     5.36%   $318,539     8,483   5.33%  $270,680     7,405     5.47%
  Investment securities(2)..................         84,518     3.42%     91,109     1,450   3.18%   105,579     1,587     3.01%
  Other interest-earning assets(3)..........          5,971     3.38%      7,052        61   1.72%     5,978        25     0.84%
                                                   --------             --------    ------          --------    ------
  Total interest-earning assets.............        424,043     4.94%    416,700     9,994   4.80%   382,237     9,017     4.72%
  Noninterest-earning assets................         16,911               14,805    ------            11,060    ------
                                                   --------             --------                    --------
  Total assets..............................       $440,954             $431,505                    $393,297
                                                   ========             ========                    ========
Interest-bearing liabilities:
  NOW & money market........................       $ 34,018     1.18%   $ 37,307       206   1.11%  $ 21,913       109     0.99%
  Savings deposits(4).......................        134,637     1.58%    140,934     1,108   1.57%   131,707     1,033     1.57%
  Certificates of deposit...................        135,295     2.94%    123,542     1,705   2.76%   118,306     1,458     2.46%
                                                   --------             --------    ------          --------    ------
  Total interest-bearing deposits...........        303,950     2.14%    301,783     3,019   2.00%   271,926     2,600     1.91%
  Federal Home Loan Bank advances...........         68,263     4.45%     61,780     1,404   4.54%    59,780     1,428     4.78%
                                                   --------             --------    ------          --------    ------
  Total interest-bearing liabilities.......         372,213     2.56%    363,563     4,423   2.43%   331,706     4,028     2.43%
  Noninterest-bearing deposits..............         24,093               23,685    ------            22,154    ------
  Other noninterest-bearing liabilities.....          5,837                5,834                       2,400
                                                   --------             --------                    --------
  Total liabilities.........................        402,143              393,082                     356,260
  Stockholders' equity......................         38,811               38,423                      37,037
                                                   --------             --------                    --------
  Total liabilities and equity..............       $440,954             $431,505                    $393,297
                                                   ========             ========                    ========

  Net interest spread(5)....................                    2.38%               $5,571   2.36%              $4,989     2.29%
                                                                ====                ======   ====               ======     ====
  Net interest margin(6)....................                    2.70%                        2.67%                         2.61%
                                                                ====                         ====                          ====
  Interest-earning assets as a percentage of
    interest-bearing liabilities............        113.92%              114.62%                     115.23%
                                                    ======               ======                      ======

----------------
(1) Calculated net of deferred fees and loss reserves. Non-accruing loans have been included as loans carrying a zero yield.
(2)  Calculated   based  on  amortized  cost  excluding  FAS  115  market  value adjustment.
(3) Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(4)  Includes money market savings accounts.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

                                                                              Year Ended September 30,
                                                 ---------------------------------------------------------------------------------
                                                             2004                       2003                        2002
                                                 --------------------------  ---------------------------  ------------------------
                                                           Interest Average           Interest  Average           Interest Average
                                                  Average  Earned/  Yield/   Average  Earned/   Yield/    Average Earned/   Yield/
                                                  Balance    Paid    Cost    Balance   Paid      Cost     Balance  Paid      Cost
                                                 --------  -------   ----   --------    -------   ----   --------   -------   ----
                                                                               (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net(1)..................     $278,632  $15,017   5.39%  $238,474    $14,343   6.01%  $186,974   $12,907   6.90%
  Investment securities(2)..................      103,978    3,125   3.01%   100,787      2,918   2.90%    91,141     4,414   4.84%
  Other interest-earning assets(3)..........        6,302       62   0.98%    13,462        215   1.60%    13,506       257   1.90%
                                                 --------  -------          --------    -------          --------   -------
  Total interest-earning assets.............      388,912   18,204   4.68%   352,723     17,476   4.95%   291,621    17,578   6.03%
  Noninterest-earning assets................       10,755  -------             9,459    -------             8,223   -------
                                                 --------                   --------                     --------
  Total assets..............................     $399,667                   $362,182                     $299,844
                                                 ========                   ========                     ========
Interest-bearing liabilities:
  NOW & money market........................    $  23,086      225   0.97%  $ 22,511        290   1.29%  $ 14,381       211   1.47%
  Savings deposits(4).......................      136,100    2,109   1.55%   117,052      2,307   1.97%    86,475     2,196   2.54%
  Certificates of deposit...................      116,926    2,912   2.49%   121,310      3,439   2.83%   114,965     4,158   3.62%
                                                 --------  -------          --------    -------          --------   -------
  Total interest-bearing deposits...........      276,113    5,246   1.90%   260,873      6,036   2.31%   215,821     6,565   3.04%
  Federal Home Loan Bank advances...........       60,125    2,859   4.76%    54,923      2,834   5.16%    43,859     2,264   5.16%
                                                 --------  -------          --------    -------          --------   -------
  Total interest-bearing liabilities.......       336,238    8,105   2.41%   315,796      8,870   2.81%   259,680     8,829   3.40%
  Noninterest-bearing deposits..............       22,080  -------            20,303    -------            16,333   -------
  Other noninterest-bearing liabilities.....        3,884                      4,441                        3,507
                                                 --------                   --------                     --------
  Total liabilities.........................      362,202                    340,540                      279,520
  Stockholders' equity......................       37,465                     21,642                       20,324
                                                 --------                   --------                     --------
  Total liabilities and equity..............     $399,667                   $362,182                     $299,844
                                                 ========                   ========                     ========

  Net interest spread(5)....................               $10,099   2.28%             $  8,606   2.14%              $8,749   2.63%
                                                           =======   ====              ========   ====               ======   ====
  Net interest margin(6)....................                         2.60%                        2.44%                       3.00%
                                                                     ====                         ====                        ====
  Interest-earning assets as a percentage of
    interest-bearing liabilities............      115.67%                    111.69%                      112.30%
                                                  ======                     ======                       ======

---------------------
(1) Calculated net of deferred fees and loss reserves. Non-accruing loans have been included as loans carrying a zero yield.
(2)  Calculated   based  on  amortized  cost  excluding  FAS  115  market  value adjustment.
(3) Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(4)  Includes money market savings accounts.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The following table reflects the sensitivity of our interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the: (1) changes in volume (changes in volume multiplied by old rate); (2) changes in rate (changes in rate multiplied by old volume); (3) changes in rate/volume (changes in rate multiplied by the change in volume); and (4) net change.

                                    Six Months Ended                    Twelve Months Ended              Twelve Months Ended
                                        March 31,                         September 30,                    September 30,
                           --------------------------------   ----------------------------------   --------------------------------
                                      2005 vs. 2004                       2004 vs. 2003                    2003 vs. 2002
                           --------------------------------   ----------------------------------   --------------------------------
                              Increase (Decrease)                 Increase (Decrease)              Increase (Decrease)
                                     Due to                              Due to                           Due to
                           -------------------------          ----------------------------         ------------------------
                                               Rate/                                Rate/                            Rate/
                           Volume     Rate    Volume    Net   Volume      Rate     Volume    Net   Volume  Rate     Volume    Net
                           ------     ----    ------    ---   ------      ----     ------    ---   ------  ----     ------    ---
                                                                    (Dollars in thousands)
Interest and
dividend income:
  Loans
    receivable, net ....  $ 1,309    $(197)   $ (34) $ 1,078  $ 2,416    $(1,491) $  (251) $  674  $3,555 $(1,661) $  (458) $1,436
  Investment
    securities .........     (218)      94      (13)    (137)      91        112        4     207     466  (1,775)    (187) (1,496)
  Other interest-
    earning assets .....        4       27        5       36     (114)       (83)      44    (153)     --     (42)      --     (42)
                          -------    -----    -----  -------  -------    -------  -------  ------  ------ -------  -------  ------
  Total interest-
    earning assets .....    1,095      (76)     (42)     977    2,393     (1,462)    (203)    728   4,021  (3,478)    (645)   (102)
                          -------    -----    -----  -------  -------    -------  -------  ------  ------ -------  -------  ------

Interest expense:
  NOW and money market .       76       12        9       97        7        (70)      (2)    (65)    119     (26)     (14)     79
  Savings deposits .....       72        3       --       75      375       (493)     (80)   (198)    777    (492)    (174)    111
  Certificates of
    deposit ............       65      174        8      247     (124)      (418)      15    (527)    229    (899)     (49)   (719)
                          -------    -----    -----  -------  -------    -------  -------  ------  ------ -------  -------  ------
  Total interest-
    bearing deposits ...      213      189       17      419      258       (981)     (67)   (790)  1,125  (1,417)    (237)   (529)
  Federal Home Loan
   Bank advances .......       48      (70)      (2)     (24)     268       (222)     (21)     25     571      (1)      --     570
                          -------    -----    -----  -------  -------    -------  -------  ------  ------ -------  -------  ------
  Total interest-
   bearing
   liabilities..........      261      119       15      395      526     (1,203)     (88)   (765)  1,696  (1,418)    (237)     41
                          -------    -----    -----  -------  -------    -------  -------  ------  ------ -------  -------  ------

Change in net
  interest income ......  $   834    $(195)   $ (57) $   582  $ 1,867    $  (259) $  (115) $1,493  $2,325 $(2,060) $  (408) $ (143)
                          =======    =====    =====  =======  =======    =======  =======  ======  ====== =======  =======  ======


Management of Interest Rate Risk and Market Risk

         Qualitative Analysis. Because the income on the majority of our assets and the cost of the majority of our liabilities are sensitive to changes in interest rates, a significant form of market risk for us is interest rate risk, or changes in interest rates. Notwithstanding the unpredictability of future interest rates, we expect that changes in interest rates may have a significant, adverse impact on our net interest income.

         Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

          o The interest income we earn on our interest-earning assets such as loans and securities; and

          o The interest expense we pay on our interest-bearing liabilities such as deposits and amounts we borrow.

         The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. We, like many savings
institutions,   have  liabilities   that  generally  have  shorter   contractual
maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates the interest income earned on our assets may decrease more rapidly, due to accelerated prepayments, than the interest paid on our liabilities.

         In addition, changes in interest rates can affect the average lives of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk, because we are generally not able to reinvest prepayments at rates that are comparable to the rates we previously earned on the prepaid loans or securities. At March 31, 2005, 77.5% of our loan portfolio was comprised of one- to four-family mortgage loans, which experienced very high prepayment rates during recent years.

         Our net interest rate spread, which is the difference between the yields we receive on assets and the rates we pay on liabilities, increased during fiscal 2004 after decreasing during fiscal 2003 and continued to improve during the first half of fiscal 2005. For the year ended September 30, 2004 our net interest rate spread was 2.28%, as compared to 2.14% for the year ended September 30, 2003. Our net interest rate spread was 2.36% for the six months ended March 31, 2005. In large part, the improvement in net interest rate spread resulted from slowing asset prepayments attributable to interest rates rising from their historical lows of fiscal 2003. During fiscal 2003, decreases in market interest rates triggered rapid loan and security prepayments which caused our net interest rate spread to shrink. Our spread shrank because the decrease in the yields on our securities and loan portfolios was greater than the decrease in the rates we paid on deposits and borrowings during that year. This caused a decrease in our earnings, sometimes referred to as an "earnings squeeze" which eased somewhat in fiscal 2004.

         Depending upon the movement of market interest rates, our earnings may continue to be impacted by an "earnings squeeze" in the future. For example, we are vulnerable to an increase in interest rates because the majority of our loan portfolio consists of longer-term, fixed rate loans and recently originated hybrid ARMs that are fixed rate for an initial period of time. At March 31, 2005, excluding allowance for loan losses and net deferred origination costs and including loans held for sale, loans totaled $334.3 million comprising 75.8% of total assets. Of those loans, fixed rate mortgages totaled $173.6 million or 39.4% of total assets while hybrid ARMs, including 3/1, 5/1, 7/1 and 10/1 ARMs totaled $144.1 million of 32.7% of total assets. In an increasing rate environment, our cost of funds may increase more rapidly than the interest earned on our loan portfolio and investment securities portfolio because our primary source of funds is deposits with substantially shorter maturities than the maturities on our loans and investment securities. Having interest-bearing liabilities that reprice more frequently than interest-earning assets will be detrimental during periods of rising interest rates and could cause our net interest rate spread to shrink because the increase in the rates we would earn on our securities and loan portfolios would be less than the increase in the rates we would pay on deposits and borrowings. This could cause a decrease in our earnings and an "earnings squeeze" just as the decrease in interest rates in prior periods had impacted our earnings.

         The Board of Directors has established an Asset/Liability Management Committee, comprised of Joseph Kliminski, the Bank's Chief Executive Officer, Fred Kowal, the Bank's President and Chief Operating Officer, Richard Bzdek, the Bank's Executive Vice President and Corporate Secretary, Eric Heyer, the Bank's Senior Vice President and Chief Financial Officer, Catherine Bringuier, the Bank's Senior Vice President and Chief Lending Officer, Josephine Castaldo, the Bank's Vice President of Branch Administration, and John Scognamiglio, the Bank's Vice President and Controller which is responsible for monitoring interest rate risk. The committee conducts regular, informal meetings, generally on a weekly basis, to address the day-to-day management of the assets and liabilities of the Bank, including review of the Bank's short term liquidity position; loan and deposit pricing and production volumes and alternative funding sources; current investments; average lives, durations and repricing frequencies of loans and securities; and a variety of other asset and liability management topics. The committee meets quarterly to formally review such matters. The results of the committee's quarterly review are reported to the full Board, which makes adjustments to the Bank's interest rate risk policy and strategies, as it considers necessary and appropriate.

         To reduce the effect of interest rate changes on net interest income, we seek to utilize various strategies aimed at improving the matching of interest-earning asset maturities to interest-bearing liability maturities. The main elements of these strategies include seeking to:

(1) Originate and retain loans with adjustable rate features and fixed rate loans with shorter maturities including commercial real estate loans;

(2) Originate longer term, fixed rate loans eligible for sale in the secondary market and, if warranted, sell such loans;

(3) Lengthen the maturities of our liabilities through utilization of Federal Home Loan Bank advances;

(4) Attract low cost checking and transaction accounts which tend to be less interest rate sensitive; and

(5) Purchase short to intermediate term securities and maintain a securities portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

         Quantitative Aspects of Market Risk. The following table presents American Bank of New Jersey's net portfolio value as of March 31, 2005. The net portfolio value was calculated by the Office of Thrift Supervision, based on information provided by the Bank.

                                                     Net Portfolio Value
                   Net Portfolio Value         as % of Present Value of Assets
              ------------------------   ---------------------------------------
  Changes in                                         Net Portfolio   Basis Point
   Rates(1)   $ Amount       $ Change    % Change    Value Ratio        Change
   --------   --------       --------    --------    -----------        ------
              (Dollars in thousands)

+300 bp         24,991        -23,067        -48%        5.98%         -468 bp
+200 bp         33,146        -14,912        -31%        7.72%         -293 bp
+100 bp         41,117         -6,940        -14%        9.33%         -132 bp
   0 bp         48,058                                  10.66%
-100 bp         53,007          4,950        +10%       11.53%          +87 bp
-200 bp         53,372          5,314        +11%       11.49%          +84 bp

-----------------
(1) The -300 basis points scenario is not shown due to the low prevailing interest rate environment. One basis point is 0.01% or one one-hundredth of a percent. Thus, a 100, 200 or 300 basis point change is equivalent to a change of 1.0%, 2.0% or 3.0%, respectively.

         Future interest rates or their effect on net portfolio value or net interest income are not predictable. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in this type of computation. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rate on certain types of assets and liabilities such as demand deposits and savings accounts, may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets such as adjustable rate mortgages generally have features, which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         Notwithstanding the discussion above, the qualitative interest rate analysis findings presented herein indicate that a rapid increase in interest rates would adversely affect our net interest margin and earnings. Given the low interest rates prevalent in the current marketplace, management is continuing to evaluate a variety of strategies to manage the earnings risks presented by an upward movement in interest rates. These strategies include the continued sale of longer term, fixed rate conforming loan originations into the secondary market and the use of wholesale borrowings to match fund longer term, fixed rate loan originations that are retained in portfolio. Additionally, the Bank continues to evaluate the costs and benefits of incrementally restructuring its portfolio of FHLB advances. Such a restructuring transaction took place during the 2004 fiscal year when the Bank recognized a $125,000 penalty to prepay $3.0 million of fixed rate FHLB advances with a weighted average cost of 6.28%. In the current interest rate environment, such prepayments result in one time charges to earnings in the form of FHLB prepayment penalties, assuming the advances are not replaced with similar borrowings which may result in a deferral of the prepayment penalty. When replaced by lower cost funding, however, prepayments lower the interest paid on borrowings, thereby improving the Bank's net interest spread and margin and enhancing future earnings.

         For the purpose of managing interest rate risk, we continue to maintain a strategy of selling a portion of our long term, fixed rate mortgage loans originated into the secondary market. For the year ended September 30, 2004, we sold a total of $4.8 million of loans to the Federal National Mortgage Association. Gains on sales of mortgage loans held for sale totaled $27,000 for 2004. Such sales contributed to a 14.9% or $11.3 million reduction in the balance of fixed rate mortgage loans with original maturities exceeding fifteen years during 2004.

         We offer borrowers the option to lock in their interest rate prior to closing their mortgage loans. Once a loan's rate is locked, we are exposed to market value risk because the price at which we can sell the loan will vary with movements in market interest rates. To manage that risk, we may take forward commitments to sell loans at a fixed price. However, at March 31, 2005, the Bank had no outstanding contracts to sell long term, fixed rate mortgage loans to Federal National Mortgage Association. Loans sold under contracts drawn in the future may generate additional gains or losses on sale of mortgage loans in subsequent periods.

                BUSINESS OF AMERICAN BANCORP OF NEW JERSEY, INC.

         ASB Holding Company is currently the middle-tier federal stock holding company of American Bank of New Jersey and ASB Investment Corp. and owns all of the outstanding common stock of both entities. American Bank of New Jersey previously converted from a federal mutual savings bank to the mutual holding company form of organization in 1999. In 2003, ASB Holding Company was chartered as the mid-tier stock holding company for American Bank of New Jersey. Also in 2003, ASB Holding Company undertook a minority stock offering and sold 30% of its outstanding stock to the public with the remaining 70% held by American Savings, MHC, its parent mutual holding company.

         At the conclusion of this stock offering and the completion of the mutual-to-stock conversion of American Savings, MHC, ASB Holding Company will cease to exist, but will be succeeded by a newly formed New Jersey corporation called American Bancorp of New Jersey, Inc., which will own all of the outstanding common stock of American Bank of New Jersey and ASB Investment Corp. As of March 31, 2005, ASB Holding Company had 5,554,500 shares of common stock issued and outstanding. American Savings, MHC owns 3,888,150 shares, or 70%, of ASB Holding Company's outstanding common stock. The remaining shares of common stock are held by the public.

         American Bancorp of New Jersey, Inc. has not engaged in any significant business to date. Its primary activity will be to hold all of the stock of American Bank of New Jersey and ASB Investment Corp., a wholly owned subsidiary engaged in offering insurance and securities products. American Bancorp of New Jersey, Inc. will invest the proceeds of the stock offering as discussed under Use of Proceeds at page __. In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities. American Bancorp of New Jersey, Inc. will not maintain offices separate from those of American Bank of New Jersey or employ any persons other than certain of American Bank of New Jersey's officers. Officers of American Bancorp of New Jersey, Inc. will not be separately compensated for their service.

                     BUSINESS OF AMERICAN BANK OF NEW JERSEY

General

         American Bank of New Jersey was originally founded in 1919 as the American-Polish Building & Loan Association of Bloomfield, New Jersey. It became a state-chartered savings and loan association in 1948 and converted to a federally chartered savings bank in 1995. It changed its name from American

Savings Bank of NJ to American Bank of New Jersey in 2005. The Bank's deposits are federally insured by the Savings Association Insurance Fund as administered by the Federal Deposit Insurance Corporation. American Bank of New Jersey is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

         Our core business is attracting and retaining retail deposits in order to fund a variety of mortgage and consumer loan products. We operate as a traditional community bank, offering retail banking services, one- to four-family residential mortgage loans, home equity loans and lines of credit, multi-family and non-residential mortgage loans and consumer loans. We also invest in mortgage-backed securities and collateralized mortgage-backed obligations. The principal source of funds for our lending and investing activities is deposits, supplemented with Federal Home Loan Bank borrowings. Our principal source of income is interest earned on loans and securities. Our principal expense is interest paid on deposits and borrowings.

Market Area

         Our main office is located in Bloomfield, New Jersey, and our branch office is located in Cedar Grove, New Jersey. Our lending is concentrated in northern New Jersey, and our predominant sources of deposits are the communities in which our two offices are located as well as the neighboring communities. Our business of attracting deposits and making loans is primarily conducted within our market area. A downturn in the local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans. As a result, our profitability could decrease.

Competition

         We face substantial competition in our attraction of deposits, which are our primary source of funds for lending, and in the origination of loans. Many of our competitors are significantly larger institutions and have greater financial and managerial resources. Our ability to compete successfully is a significant factor affecting our profitability.

         Our competition for deposits and loans historically has come from other insured financial institutions such as local and regional commercial banks, savings institutions, and credit unions located in our primary market area. We also compete with mortgage banking companies for real estate loans, and commercial banks and savings institutions for consumer loans; and face competition for funds from investment products such as mutual funds, short-term money funds and corporate and government securities.

Lending Activities

         General. We have traditionally focused on the origination of one-to-four family loans, which comprise a significant majority of the total loan portfolio. We also provide financing on multi-family dwellings, mixed-use properties and other commercial real estate. Commercial business loans, generally secured by real estate, construction loans, home equity loans and consumer loans make up the rest of the total loan portfolio. We have experienced substantial loan growth over the last several years, with total loans receivable increasing from $146.9 million at September 30, 2000 to $338.5 million at March 31, 2005, a 130% increase.

         Loan  Portfolio   Composition.   The  following   tables  analyzes  the
composition of our loan portfolio by loan category at the dates indicated.

                            At March 31,                                     At September 30
                          ----------------- ----------------------------------------------------------------------------------------
                                2005              2004             2003             2002                2001             2000
                          ----------------   ---------------  ---------------  ----------------   ----------------   ---------------
                          Amount   Percent   Amount  Percent  Amount  Percent  Amount   Percent   Amount   Percent   Amount  Percent
                          ------   -------   ------  -------  ------  -------  ------   -------   ------   -------   ------  -------
                                                                        (Dollars in thousands)
Type of Loans:
Mortgage loans:
   One-to-four
    family real
    estate(1)........... $262,286   77.49% $251,531  80.17% $215,984  81.59% $167,564    79.06% $131,513    76.18% $108,678   73.97%
   Multi-family and
     commercial
     real estate........   55,454   16.38    43,197  13.77    36,202  13.68    29,503    13.92    24,903    14.42    21,867   14.88
Construction............    8,132    2.40     7,175   2.29     1,233   0.47     4,875     2.30     9,402     5.45    10,697    7.28
Consumer................      701    0.21       746   0.24       780   0.29       795     0.38       540     0.31       547    0.37
Home equity.............   11,249    3.32    10,666   3.40     8,893   3.36     6,904     3.26     5,863     3.40     4,903    3.34
Commercial..............      663    0.20       398   0.13     1,610   0.61     2,298     1.08       417     0.24       238    0.16
                         --------   -----  --------  -----  --------  -----  --------    -----  --------    -----  --------   -----
     Total loans
       receivable.......  338,485  100.00%  313,713 100.00%  264,702 100.00%  211,939   100.00%  172,638   100.00%  146,930  100.00%
                                   ======           ======           ======             ======             ======            ======

Less:
  Allowance for
    loan losses.........   (1,689)           (1,578)          (1,371)          (1,117)            (1,009)            (1,003)
  Net deferred
    origination costs...      977               935              796              673                532                400
  Loans in process......   (4,219)           (4,100)            (783)          (3,121)            (5,839)            (5,369)
                         --------          --------         --------         --------           --------           --------
     Total loans
       receivable, net.. $333,554          $308,970         $263,344         $208,374           $166,322           $140,958
                         ========          ========         ========         ========           ========           ========

--------------
(1) Includes loans held for sale of $302,000, $500,000 and $452,000 at March 31, 2005, September 30, 2003 and September 30, 2000, respectively.

         Loan Maturity Schedule. The following table sets forth the maturity of our loan portfolio at March 31, 2005. Demand loans, loans having no stated maturity, and overdrafts are shown as due in one year or less. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

                                                                              At March 31, 2005
                                    --------------------------------------------------------------------------------------------
                                                   Multi-family
                                    One- to Four-       and
                                       Family       Commercial
                                    Real Estate     Real Estate  Construction     Consumer    Home Equity   Commercial   Total
                                    -----------     -----------  ------------     --------    -----------   ----------   -----
                                                                               (In thousands)
Amounts Due:
Within 1 Year...................       $    536       $  1,125        $3,715          $ 692      $    17       $527     $  6,612
                                       --------       --------        ------          -----      -------       ----     --------
After 1 year:
  Over 1 year to 5 years........          2,358          1,454         4,417              9           50         71        8,359
  Over 5 years to 10 years......         31,584          5,100             -              -        1,997         65       38,746
  Over 10 years to 15 years.....         58,619         15,442             -              -        7,957          -       82,018
  Over 15 years.................        169,189         32,333             -              -        1,228          -      202,750
                                       --------        -------        ------          -----      -------       ----     --------

Total due after one year........        261,750         54,329         4,417              9       11,232        136      331,873
                                       --------        -------        ------          -----      -------       ----     --------
Total amount due................       $262,286        $55,454        $8,132          $ 701      $11,249       $663     $338,485
                                       ========        =======        ======          =====      =======       ====     ========

         The following table sets forth the maturity of our loan portfolio at September 30, 2004. Demand loans, loans having no stated maturity, and overdrafts are shown as due in one year or less. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

                                                                         At September 30, 2004
                                    --------------------------------------------------------------------------------------------
                                                   Multi-family
                                    One- to Four-       and
                                       Family       Commercial
                                    Real Estate     Real Estate  Construction     Consumer    Home Equity   Commercial     Total
                                    -----------     -----------  ------------     --------    -----------   ----------     -----
                                                                            (In thousands)
Amounts Due:
Within 1 Year...................       $    789        $   276      $1,025           $740        $    19       $   152    $  3,001
       -                               --------        -------      ------           ----        -------       -------    --------

After 1 year:
  Over 1 year to 5 years........          2,369          1,627       6,150              6            108           174      10,434
  Over 5 years to 10 years......         33,641          4,502           -              -          1,765            72      39,980
  Over 10 years to 15 years.....         58,483         12,934           -              -          8,025             -      79,442
  Over 15 years.................        156,249         23,858           -              -            749             -     180,856
                                       --------        -------      ------           ----        -------       -------    --------

Total due after one year........        250,742         42,921       6,150              6         10,647           246     310,712
                                       --------        -------      ------           ----        -------       -------    --------
Total amount due................       $251,531        $43,197      $7,175           $746        $10,666       $   398    $313,713
                                       ========        =======      ======           ====        =======       =======    ========

                                       65

         The following table sets forth the dollar amount of all loans at March 31, 2005 due after March 31, 2006, which have fixed interest rates and which have floating or adjustable interest rates.

                                                                            Floating or
                                                       Fixed Rates          Adjustable Rates        Total
                                                       -----------          ----------------        -----
                                                                            (In thousands)
One-to-four family real estate.................           $153,365               $108,385         $261,750
Multi-family and commercial real estate........             19,695                 34,634           54,329
Construction...................................                  -                  4,417            4,417
Consumer.......................................                  9                      -                9
Home equity....................................                  -                 11,232           11,232
Commercial.....................................                 33                    103              136
                                                          --------               --------         --------
  Total........................................           $173,102               $158,771         $331,873
                                                          ========               ========         ========

         The following table sets forth the dollar amount of all loans at September 30, 2004 due after September 30, 2005, which have fixed interest rates and which have floating or adjustable interest rates.

                                                                            Floating or
                                                       Fixed Rates          Adjustable Rates        Total
                                                       -----------          ----------------        -----
                                                                            (In thousands)
One-to-four family real estate.................           $156,752                $93,990         $250,742
Multi-family and commercial real estate........             19,399                 23,522           42,921
Construction...................................                  -                  6,150            6,150
Consumer.......................................                  6                      -                6
Home equity....................................                  -                 10,647           10,647
Commercial.....................................                125                    121              246
                                                          --------               --------         --------
  Total........................................           $176,282               $134,430         $310,712
                                                          ========               ========         ========

         One- to Four-Family Mortgage Loans. Our primary lending activity historically has consisted of the origination of one- to four-family mortgage loans, most of which are secured by property located in northern New Jersey. Going forward, this type of loan will continue to be the most significant component of our total loan portfolio, however, we will also emphasize the origination of commercial real estate loans, including construction loans, and commercial and industrial loans.

         We will generally originate a one- to four-family mortgage loan in an amount up to 80% of the lesser of the appraised value or the purchase price of a mortgaged property. For loans exceeding this guideline, private mortgage insurance on the loan is typically required.

         Our residential loans are originated with fixed or adjustable rates and have terms of ten to thirty years. We also offer mortgage loans with bi-weekly payments. The majority of our adjustable rate loan products provide for an interest rate that is tied to the one-year Constant Maturity U.S. Treasury index and have terms of up to thirty years with initial fixed rate periods of one, three, five, seven, or ten years according to the terms of the loan. We also offer an adjustable rate loan with a rate that adjusts every three years to the three-year Constant Maturity U.S. Treasury index.

         The fixed rate  mortgage  loans that we  originate  generally  meet the secondary mortgage market standards of the Federal National Mortgage Association. For the purposes of interest rate risk management, we sell qualifying one- to four-family residential mortgages in the secondary market to the

Federal National Mortgage Association and other investors without recourse and with servicing retained, and we have entered into a master selling and servicing agreement with the Federal National Mortgage Association under which the Bank sold $4.8 million in the year ended September 30, 2004 and $9.4 million in the year ended September 30, 2003. Loan sales totaled $142,400 during the six months ended March 31, 2005. Loan sales may increase or decrease in the future in connection with interest rate risk management.

         Substantially all of our residential mortgages include "due on sale" clauses, which are provisions giving us the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party. Property appraisals on real estate securing our one- to four-family residential loans are made by state certified or licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. We require title insurance policies on all first mortgage real estate loans originated. Homeowners, liability, fire and, if required, flood insurance policies are also required.

         Multi-family and Commercial Mortgage Loans. We also originate loans on multi-family and commercial real estate properties, including loans on apartment buildings, retail/service properties, and other income-producing properties such as mixed-use properties combining residential and commercial space. We generally require no less than a 25% down payment or equity position for these mortgage loans. Typically these loans are made with amortization terms of up to twenty-five years. The majority of these loans are on properties located within northern New Jersey and all are within the state.

         The multi-family and commercial mortgage loan portfolio grew from $21.9 million at September 30, 2000 to $55.5 million at March 31, 2005, a 153% increase. However, the growth of one- to four-family loans has kept pace so multi-family and commercial mortgage loans as a percentage of the total loan portfolio has remained fairly constant, increasing only 1.5% during that time. We are currently pursuing strategies to grow this portfolio and intend to hire several commercial real estate lenders to focus on this goal.

         Multi-family and commercial mortgage loans generally are considered to entail significantly greater risk than that which is involved with one- to four-family real estate lending. The repayment of these loans typically is dependent on the successful operations and income stream of the borrower and the real estate securing the loan as collateral. These risks can be significantly affected by economic conditions. In addition, commercial loans may carry larger balances to single borrowers or related groups of borrowers than one- to four-family loans. Furthermore, this type of real estate lending generally requires substantially greater evaluation and oversight efforts compared to one-to-four family mortgage lending.

         Construction Lending. Essentially all of our construction lending is in northern New Jersey. Our construction lending includes loans to individuals for construction of a primary residence as well as loans to builders and developers for single family, multi-unit and multi-house projects. We have no formal limits as to the number of projects a builder may have under construction or development, and make a case by case determination on loans to builders and developers who have multiple projects under development. We generally do not make construction loans to builders on a speculative basis. However, we will allow a model unit without a contract in place. In some cases, we convert a construction loan to the permanent end mortgage loan upon completion of construction. We do not require, however, that construction loans be converted to permanent end mortgage loans upon completion of construction.

         Construction lending is generally considered to involve a higher degree of credit risk than long-term permanent financing of residential properties. If the estimate of construction cost proves to be

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

inaccurate, we may be compelled to advance additional funds to complete the construction with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If we are forced to foreclose on a project prior to completion, there is no assurance that we will be able to recover all of the unpaid portion of the loan. In addition, we may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time.

         For several years preceding fiscal 2004, the outstanding principal balance of our construction loan portfolio experienced a significant reduction. This resulted from our decision during that time to reduce our origination of construction loans following the retirement of the loan officer who had primarily overseen this portfolio. However, with the Bank's increasing strategic emphasis in commercial real estate lending and our intention to hire several lenders dedicated to the development of a commercial real estate portfolio, we expect that our construction lending program will be fully reinstated. We will seek to grow this portfolio, particularly with respect to construction loans to builders and developers for multi-unit or multi-house projects.

         Consumer Loans. Consumer loans consist of savings secured loans and unsecured consumer loans. We will generally lend up to 90% of the account balance on a savings secured loan. At March 31, 2005, the majority of the $701,000 of consumer loans consisted of savings secured loans.

         Consumer loans generally have shorter terms and higher interest rates than residential loans. The consumer loan market can be helpful in improving the spread between the average loan yield and the cost of funds and at the same time improve the matching of rate sensitive assets and liabilities.

         Unsecured consumer loans, and consumer loans secured by collateral other than savings accounts, entail greater risks than residential mortgage loans. Consumer loan repayment is dependent on the borrower's continuing financial stability and is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on consumer loans in the event of a default.

         Our underwriting standards for consumer loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income.

         Home Equity Loans. Our home equity loan portfolio includes home equity lines of credit and second mortgage term loans. Home equity lines of credit are prime-based loans that are adjusted monthly. Home equity loans are primarily originated in our market area and are generally made in amounts of up to 80% of value on term loans and up to 80% of value on home equity lines of credit.
During 2001, we began offering home equity loans on investment properties in addition to loans on primary residences. Loans on investment properties are made in amounts of up to 65% of value on term loans and up to 60% of value of home equity lines of credit.

         Generally, our second mortgage loans have fixed rates for terms of up to fifteen years. Collateral value is determined through a drive-by appraisal. Second mortgages and home equity lines of credit do not require title insurance but do require homeowner, liability, fire and, if required, flood insurance policies.

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

         Commercial Loans. We also originate commercial and industrial business loans to a variety of professionals, sole proprietorships and small businesses, primarily in our market area. These loans are generally secured by real estate. We generally require the personal guarantee of the business owner. Commercial lending products include term loans and lines of credit. Our commercial term loans generally have terms from one to five years and are mostly fixed rate loans. Our commercial lines of credit have terms from one to three years and are mostly adjustable rate loans.

         The commercial loan portfolio has grown slightly, from $238,000 at September 30, 2000 to $663,000 at March 31, 2005. As part of our plan to grow and diversify the loan mix by developing a separate and distinct commercial lending business unit, we have recently hired a commercial and industrial lender and intend over the next several years to hire several additional commercial real estate and commercial business lenders.

         Unlike single-family residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment. Commercial business loans, therefore, have greater credit risk than residential mortgage loans. In addition, commercial loans may carry larger balances to single borrowers or related groups of borrowers than one- to four-family loans. In addition, commercial lending generally requires substantially greater evaluation and oversight efforts compared to residential or non-residential real estate lending.

         Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower or a group of related borrowers in an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. Accordingly, as of March 31, 2005, our loans to one borrower limit was approximately $5.4 million.

         At March 31, 2005, our largest group of related borrowers had an aggregate balance of approximately $5.0 million, representing six loans on condominium units, nine loans secured by multi- family properties and one single-family residential loan. At the same date, our second largest group of related borrowers had an aggregate balance of approximately $3.0 million, representing four loans secured by apartment buildings ranging from six units to 58 units. Our third largest group of related borrowers at that date had an aggregate balance of approximately $2.7 million, representing two loans secured by apartment buildings, one loan on a mixed use commercial and residential property, one loan on a multi- family property, one single-family residential loan and one home equity line of credit. At March 31, 2005, we had four additional lending relationships exceeding $2.0 million, with outstanding balances at that date ranging from $2.1 million to $2.5 million. All of these lending relationships were current and performing in accordance with the terms of their loan agreements as of March 31, 2005.

         Our loans to one borrower limit will increase significantly following the stock offering as we will have significantly greater capital.

         Loan Originations, Purchases, Sales, Solicitation and Processing. Our customary sources of loan applications include repeat customers, referrals from realtors and other professionals, and "walk-in" customers. A majority of our loan originations currently is produced by the Bank's one loan officer, whose referral base consists of a variety of sources, including customers, realtors, lawyers, title companies and accountants. As discussed above, however, we intend to hire additional residential, commercial real estate and commercial and industrial lenders over the next several years. We have recently hired our first commercial and industrial lender.

         We primarily originate our own loans and retain them in our portfolio. Gross loan originations totaled $111.8 million for the year ended September 30, 2004. Net of principal repayments, loan growth totaled approximately $46.1 million for the fiscal year ended September 30, 2004. During the year ended September 30, 2004 we purchased a total of $3.3 million of adjustable rate mortgage loans. The Bank purchased no whole loans during the years ended September 30, 2003 and 2002. During the year ended September 30, 2004, we sold 23 loans for $4.8 million. During the years ended September 30, 2003 and 2002 we sold loans totaling $9.6 million and $258,000, respectively. During the six months ended March 31, 2005, we sold loans totaling $142,400 and did not purchase any whole loans. Loan sales are part of our interest rate risk management strategy and may increase or decrease in the future. We generally sell loans on a non-recourse basis, with servicing retained. At March 31, 2005, loans serviced for the benefit of others totaled $15.9 million.

         We occasionally purchase participations in loans originated through other lending institutions including the Thrift Institutions Community Investment Corporation of New Jersey ("TICIC"). At March 31, 2005, we had participations totaling $5.0 million from a New Jersey thrift institution and $1.6 from TICIC, and our participations through these entities were secured by one-to-four family properties as well as multi-family or other non-one- to-four family properties, such as assisted living facilities. We may also sell participation interests in multi-family, commercial and other real estate loans or construction loans if the total loan would otherwise exceed our loans-to-one borrower limit.

         Loan Commitments. We give written commitments to prospective borrowers on all residential and non-residential mortgage loans. The total amount of commitments to extend credit for mortgage and consumer loans as of March 31, 2005, was approximately $16.0 million, excluding commitments on unused lines of credit of $13.2 million and undisbursed portions of construction loans totaling $4.2 million.

         Loan Approval Procedures and Authority. Our lending policies and loan approval limits are recommended by senior management and approved by the Board of Directors. Our loan origination underwriter has loan authority to approve one-to four-family loans up to $359,600, the Federal National Mortgage Association conforming loan limit. Our loan origination Manager has loan authority to approve one-to four-family loans up to $500,000 with Federal National Mortgage Association automated underwriting approvals. Our Loan Committee consists of Officers Kliminski, Kowal, Bzdek and Bringuier. Each of these officers has authority to approve one-to four-family loans up to $750,000. One-to-four family loans between $750,000 and $1,000,000 require two signatures from members of the Loan Committee. One-to four-family loans greater than $1,000,000 require the approval of the Board of Directors.

         Loans other than one-to four-family loans up to $750,000 require two signatures from members of Loan Committee. Approval of a separate loan sub-committee of the Board is required for non one-to four- family loans over $750,000, or when aggregate exposure exceeds $1.5 million.

Asset Quality

         Loan Delinquencies and Collection Procedures. The borrower is notified by both mail and telephone when a loan is sixteen days past due. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower and additional collection notices and letters are sent. When a loan is ninety days delinquent, it is referred to an attorney for repossession or foreclosure. All reasonable

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

attempts are made to collect from borrowers prior to referral to an attorney for collection. In certain instances, we may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his financial affairs, and we attempt to work with the borrower to establish a repayment schedule to cure the delinquency.

         As to mortgage loans, if a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which we may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold or otherwise disposed of. When real estate owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial writedown of the property is charged to the allowance for loan losses. Adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. At March 31, 2005, we held no real estate owned.

         Loans are reviewed on a regular basis and are placed on non-accrual status when they are more than ninety days delinquent. Loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At March 31, 2005, we had approximately $352,000 of loans that were held on a non-accrual basis.

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

         Non-Performing   Assets.  The  following  table  provides   information
regarding our non-performing loans and other non-performing assets as of the dates indicated.

                                                             At
                                                           March 31,                          At September 30,
                                                           ---------   ---------------------------------------------------------
                                                             2005        2004         2003          2002       2001       2000
                                                             ----        ----         ----          ----       ----       ----
                                                                             (Dollars in thousands)
Loans accounted for on a non-accrual basis:
  One-to-four family real estate..........................   $  261    $  445      $   147         $ 147      $ 309      $ 374
  Multi-family and commercial real estate.................       74        74          369           423        287        343
  Construction............................................        -         -            -             -          -          -
  Consumer................................................        -         -            1             -         21          -
  Home equity.............................................       17         -            -             -         11         61
  Commercial..............................................        -         -            -             -          -          -
                                                             ------    ------       ------         -----      -----      -----
     Total................................................   $  352    $  519       $  517           570        628        778
Accruing loans contractually past due 90 days or more.....        -         -            -             -          -          -
                                                             ------    ------       ------         -----      -----      -----
Total non-performing loans................................      352       519          517           570        628        778
Real estate owned.........................................        -         -            -             -          -          -
Other non-performing assets...............................        -         -            -             -          -          -
                                                             ------    ------       ------         -----      -----      -----
Total non-performing assets...............................   $  352    $  519       $  517         $ 570      $ 628      $ 778
                                                             ======    ======       ======         =====      =====      =====
Allowance for loan losses to non-performing loans.........   480.66%   304.05%      265.18%       195.96%    160.67%    128.92%
Total non-performing loans to total loans.................     0.11%     0.17%        0.20%         0.27%      0.36%      0.53%
Total non-performing loans to total assets................     0.08%     0.12%        0.12%         0.17%      0.24%      0.35%
Total non-performing assets to total assets...............     0.08%     0.12%        0.12%         0.17%      0.24%      0.35%

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

         During the year ended September 30, 2004, gross interest income of $53,000 would have been recorded on loans accounted for on a non-accrual basis if those loans had been current, and $39,000 of interest on such loans was included in income for the year ended September 30, 2004.

         During the six months ended March 31, 2005, gross interest income of $14,000 would have been recorded on loans accounted for on a non-accrual basis if those loans had been current, and $0 of interest on such loans was included in income for the six months ended March 31, 2005.

         Classified Assets. Management, in compliance with Office of Thrift Supervision ("OTS") guidelines, has instituted an internal loan review program, whereby non-performing loans are classified as substandard, doubtful or loss. It is our policy to review the loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis. When a loan is classified as substandard or doubtful, management evaluates the loan for impairment. When management classifies a portion of a loan as loss, a reserve equal to 100% of the loss amount is allocated against the loan.

         An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets, or portions thereof, classified as "loss" are considered uncollectible and of so little value that their continuance as assets without the allocation of an impairment reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but which have credit deficiencies or potential weaknesses are required to be designated "special mention" by management.

         Management's classification of assets is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process. The following table discloses our classification of assets and designation of certain loans as special mention as of March 31, 2005. At March 31, 2005, all of the classified assets and special mention designated assets were loans.


                                                       At March 31,
                                                           2005
                                                       ------------
                                                     (In thousands)

Special Mention........................                   $1,366
Substandard............................                      268
Doubtful...............................                      258
Loss...................................                        -
                                                          ------
  Total................................                   $1,892
                                                          ======

         At March 31, 2005, approximately $17,000 of the loans classified as "special mention," $261,000 of loans classified as "substandard" and $74,000 of the loans classified as "doubtful" are included in the table under non-performing assets.

         Allowance for Loan Losses. The allowance for loan losses is a valuation account that reflects our estimation of the losses in our loan portfolio to the extent they are both probable and reasonable to estimate. The allowance is maintained through provisions for loan losses that are charged to income in the period they are established. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans previously charged-off are added back to the allowance.

         Our methodology for calculating the allowance for lease and loan losses is based upon FAS 5 and FAS 114. Under FAS 114, we identify and analyze certain loans for impairment. If an impairment is identified on a specific loan, a loss allocation is recorded in the amount of that impairment. Loan types subject to FAS 114 are construction loans, multi-family mortgage loans, non-residential mortgage loans and commercial (non-mortgage) loans. We also conduct a separate review of all loans on which the collectibility of principal may not be reasonably assured. We evaluate all classified loans individually and base our determination of a loss factor on the likelihood of collectibility of principal including consideration of the value of the underlying collateral securing the loan.

         Under our implementation of FAS 5, we segregate loans by loan category and evaluate homogeneous loans as a group. The loss characteristics of aggregated homogeneous loans are examined using two sets of factors: (1) annual historical loss experience factors that consider the net charge-off history of both the Bank and that of its regional peer group and (2) environmental factors. Although there may be other factors that also warrant consideration, we consider the following environmental factors:

o    levels and trends of delinquencies and impaired loans;
o    levels and trends of charge-offs and recoveries;
o    trends in volume and terms of loans;
o    changes to lending policies, procedures and practices;
o    experience, ability and depth of lending management and staff;
o    national, regional and local economic trends and conditions;
o    industry conditions; and
o    changes in credit concentration.

         In recent years, our charge-offs have been low and, consequently, our estimation of the amount of losses in the loan portfolio both probable and reasonable to estimate has been more reflective of other factors.

         Our allowance estimation methodology utilizes historical loss experience and environmental factors such as the local and national economy, loan growth rate, trends in delinquencies and non-performing loans, experience of lending personnel, and other similar factors. However, we have had significant growth in the past three years, part of which is attributable to the new branch office opened in 2001. As a result of the significant loan growth, a large portion of our loan portfolio is considered "unseasoned," meaning that the loans were originated less than three years ago. Generally, unseasoned loans demonstrate a greater risk of credit losses than their seasoned counterparts. Moreover, in many cases, these unseasoned loans are obligations of borrowers with whom the Bank has had no prior payment experience. In the absence of adequate historical loss experience upon which the Bank can base its allowance calculations, the Bank includes peer group information in its evaluation of the allowance. The peer group information utilized by the Bank is that of OTS regulated thrifts in the northeast region. Management believes that the majority of thrifts in the northeast region have similar loan portfolio composition.

         This estimation is inherently subjective as it requires estimates and assumptions that are susceptible to significant revisions as more information becomes available or as future events change. Future additions to the allowance for loan losses may be necessary if economic and other conditions in the future differ substantially from the current operating environment. In addition, the OTS as an integral part of its examination process, periodically reviews our loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The OTS may require the allowance for loan losses or the valuation allowance for foreclosed real estate to be increased based on its review of information available at the time of the examination, which would negatively affect our earnings.

         The following table sets forth information with respect to our allowance for loan losses for the periods indicated:

                                                       Six Months Ended                         Year Ended
                                                          March 31,                            September 30,
                                                    --------------------  -------------------------------------------------------
                                                      2005        2004      2004        2003        2002       2001       2000
                                                    --------    --------  --------   ---------    --------   --------   --------
                                                                                   (Dollars in thousands)
Allowance balance at beginning of period..........  $  1,578    $  1,371  $  1,371   $   1,117    $  1,009   $  1,003   $    999
Provision for loan losses.........................       112          54       207         254         105          2         22
Charge-offs:
  One-to-four family real estate..................         -           -         -           -           -          -        (19)
  Consumer........................................         -           -         -           -          (1)         -          -
                                                    --------    --------  --------   ---------    --------   --------   --------
     Total charge-offs............................         -           -         -           -          (1)         -        (19)
                                                    --------    --------  --------   ---------    --------   --------   --------

Recoveries:
  Consumer........................................         -           -         -           -           4          4          1
                                                    --------    --------  --------   ---------    --------   --------   --------
     Total recoveries.............................         -           -         -           -           4          4          1
                                                    --------    --------  --------   ---------    --------   --------   --------
Net (charge-offs) recoveries......................         -           -         -           -           3          4       (18)
                                                    --------    --------  --------   ---------    --------   --------   --------
Allowance balance at end of period................  $  1,690    $  1,425  $  1,578   $   1,371    $  1,117   $  1,009   $  1,003
                                                    ========    ========  ========   =========    ========   ========   ========
Total loans outstanding at end of period..........  $338,485    $275,774  $313,713    $264,702    $211,939   $172,638   $146,930
                                                    ========    ========  ========    ========    ========   ========   ========
Average loans outstanding during period...........  $318,539    $270,680  $278,632    $238,474    $186,974   $150,938   $128,463
                                                    ========    ========  ========    ========    ========   ========   ========
Allowance as a % of total loans...................     0.50%       0.52%     0.50%       0.52%       0.53%      0.58%      0.68%
Net loans charge-offs as a % of average loans.....     0.00%       0.00%     0.00%       0.00%       0.00%      0.00%      0.01%

         Allocation of Allowance for Loan Losses. The following table sets forth the allocation of our allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, net, at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses which may occur within the loan category since the total loan loss allowance is a valuation allocation applicable to the entire loan portfolio.

                          At March 31,                                        At September 30,
                       ------------------- ---------------------------------------------------------------------------------------
                             2005                2004              2003             2002              2001            2000
                                  Percent            Percent           Percent         Percent           Percent          Percent
                                 of Loans           of Loans          of Loans         of Loans          of Loans         of Loans
                                 to Total           to Total          to Total         to Total          to Total         to Total
                        Amount     Loans    Amount    Loans    Amount   Loans  Amount  Loans    Amount   Loans    Amount   Loans
                        ------     -----    ------    -----    ------   -----  ------  -----    ------   -----    ------   -----
                                                                           (Dollars in thousands)
At end of
period allocated to:
  One-to-four
    family real
    estate............ $  783     77.49%    $  777     80.17% $  685   81.59%  $  531  79.06%  $  366    76.18%  $  315    73.97%
  Multi-family and
    commercial
    real estate.......    749     16.38        680     13.77     566   13.68      452  13.92      463    14.42      481    14.88
  Construction........     43      2.40         21      2.29       3    0.47       13   2.30       55     5.45      124     7.28
  Consumer............      4      0.21          4      0.24       3    0.29        3   0.38        2     0.31        2     0.37
  Home equity.........     52      3.32         43      3.40      37    3.36       29   3.26       36     3.40       39     3.34
  Commercial..........     15      0.20          9      0.13      34    0.61       46   1.08       11     0.24        5     0.16
  Unallocated.........     44         -         44         -      43       -       43      -       76        -       37        -
                       ------    ------     ------    ------  ------  ------   ------ ------   ------   ------   ------   ------
     Total allowance.. $1,690    100.00%    $1,578    100.00% $1,371  100.00%  $1,117 100.00%  $1,009   100.00%  $1,003   100.00%
                       ======    ======     ======    ======  ======  ======   ====== ======   ======   ======   ======   ======

                                       77

Securities Portfolio

         General. Federally chartered savings banks have the authority to invest in various types of liquid assets. The investments authorized by the Bank's board approved investment policy include U.S. government and government agency obligations, mortgage-related securities of various U.S. government agencies or government-sponsored entities and private corporate issuers (including securities collateralized by mortgages), certificates of deposits of insured banks and savings institutions and municipal securities. Our policy does not permit corporate non-residential mortgage related securities. Our investment securities portfolio at March 31, 2005 did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity, excluding those issued by the United States Government or its agencies, other than an investment in an adjustable rate mortgage mutual fund with a carrying value of approximately $9.8 million at March 31, 2005.

         Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that securities be categorized as "held-to-maturity," "trading securities" or "available-for-sale," based on management's intent as to the ultimate disposition of each security. Statement No. 115 allows debt securities to be classified as "held-to-maturity" and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold these securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held-to-maturity."

         We do not currently use or maintain a trading account. Securities not classified as "held-to-maturity" are classified as "available-for-sale." These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of equity.

         All of our securities carry market risk insofar as changes in market rates of interest may cause a decrease in their market value. Investments in securities are made based on certain considerations, which include the interest rate, tax considerations, yield, settlement date and maturity of the security, our liquidity position, and anticipated cash needs and sources. The effect that the proposed security would have on our credit and interest rate risk and risk-based capital is also considered. We purchase securities to provide necessary liquidity for day-to-day operations, to aid in the management of interest rate risk and when investable funds exceed loan demand.

          Our investment policy, which is approved by the Board of Directors, is designed to foster earnings and liquidity within prudent interest rate risk guidelines, while complementing our lending activities. Generally, our investment policy is to invest funds in various categories of securities and maturities based upon our liquidity needs, asset/liability management policies, investment quality, marketability and performance objectives. The Asset/Liability Management Committee, comprised of Joseph Kliminski, the Bank's Chief Executive Officer, Fred Kowal, the Bank's President and Chief Operating Officer, Richard Bzdek, the Bank's Executive Vice President and Corporate Secretary, Eric Heyer, the Bank's Senior Vice President and Chief Financial Officer, Catherine Bringuier, the Bank's Senior Vice President and Chief Lending Officer, Josephine Castaldo, the Bank's Vice President of Branch Administration, and John Scognamiglio, the Bank's Vice President and Controller, is responsible for the administration of the securities portfolio. This committee conducts regular, informal meetings, generally on a weekly basis, and meets quarterly to formally review the Bank's securities portfolio. The results of the committee's quarterly review are reported to the full Board, which makes adjustment to the investment policy and strategies as it considers necessary and appropriate.

         We do not currently participate in hedging programs, interest rate caps, floors or swaps, or other activities involving the use of off-balance sheet derivative financial instruments, but we may do so in the future as part of our interest rate risk management. Further, we do not invest in securities which are not rated investment grade.

         Actual maturities of the securities held by us may differ from contractual maturities because issuers may have the right to call or prepay obligations with and without prepayment penalties. At March 31, 2005, we had $14.0 million of agency debenture securities in our portfolio of which $2.0 million may be called prior to their maturity.

         Mortgage-related Securities. Mortgage-related securities represent a participation interest in a pool of one- to four-family or multi-family mortgages, although we focus primarily on mortgage-related securities secured by one- to four-family mortgages. Our mortgage-related securities portfolio includes mortgage-backed securities and collateralized mortgage obligations issued by U.S. government agencies or government-sponsored entities, such as Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, and the Federal National Mortgage Association, as well as by private corporate issuers. The portfolio also includes an investment in an adjustable rate mortgage mutual fund, with a carrying value of approximately $9.8 million at March 31, 2005.

         The mortgage originators use intermediaries (generally government agencies and government-sponsored enterprises, but also a variety of private corporate issuers) to pool and repackage the participation interests in the form of securities, with investors such as us receiving the principal and interest payments on the mortgages. Securities issued or sponsored by U.S. government agencies and government-sponsored entities are guaranteed as to the payment of principal and interest to investors. Privately issued securities typically offer rates above those paid on government agency issued or sponsored securities, but lack the guaranty of those agencies and are generally less liquid investments. In the absence of an agency guarantee, our policy requires that we purchase only privately-issued mortgage-related securities that have been assigned the highest credit rating (AAA) by the applicable securities rating agencies. Limiting our purchases of privately-issued mortgage-related securities to those with a AAA rating reduces our added credit risk in purchasing non-agency guaranteed securities. Moreover, because there is a robust secondary market for AAA-rated privately-issued mortgage-related securities, much of the liquidity risk otherwise associated with our investment in non-agency securities is mitigated.

         Mortgage-backed securities are pass-through securities typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a specific range and have varying maturities. The life of a mortgage-backed security thus approximates the life of the underlying mortgages. Mortgage-backed securities generally yield less than the mortgage loans underlying the securities. The characteristics of the underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates.

         Collateralized mortgage obligations are mortgage-derivative products that aggregate pools of mortgages and mortgage-backed securities and create different classes of securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage-backed securities as opposed to pass through mortgage-backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage-backed securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage-backed securities underlying collateralized mortgage obligations are paid in accordance with a predetermined priority to investors holding various tranches of the securities or obligations. A particular tranche or class may carry prepayment risk which may be different from that of the underlying collateral and other tranches. Investing in collateralized mortgage obligations allows us to better manage the prepayment and extension risk associated with conventional mortgage-related securities. Management believes collateralized mortgage obligations represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available. At March 31, 2005, collateralized mortgage obligations comprised $37.8 million of our securities portfolio.

         Other Securities. In addition, at March 31, 2005 we held an approximate investment of $3.5 million in Federal Home Loan Bank of New York common stock (this amount is not shown in the securities portfolio). As a member of the Federal Home Loan Bank of New York, ownership of Federal Home Loan Bank of New York common shares is required.

         The following table sets forth the carrying value of our securities portfolio at the dates indicated. Securities that are held-to-maturity are shown at our amortized cost, and securities that are available-for- sale are shown at the current market value.

                                                       At March 31,                   At September 30,
                                                       ------------    -------------------------------------------
                                                          2005            2004          2003             2002
                                                        -------         -------       --------         -------
                                                                       (In thousands)
Securities Held-to-Maturity:
  U.S. government and federal agency obligations......  $ 2,000         $     -       $      -         $     -
  Collateralized mortgage non-agency obligations......    2,785               -              -               -
  Collateralized mortgage agency obligations..........       90             107            193           3,076
  Government National Mortgage Association............      278             327            476             711
  Federal Home Loan Mortgage Corporation..............      445             490            657             986
  Federal National Mortgage Association...............    2,928           1,870          1,513           2,197
                                                        -------         -------       --------         -------
    Total securities held-to-maturity.................    8,526           2,794          2,839           6,970
                                                        -------         -------       --------         -------

Securities Available-for-Sale:
  U.S. government and federal agency obligation.......   11,740          13,840         13,484               -
  Collateralized mortgage non-agency obligations......      599           1,234          4,962          19,177
  Collateralized mortgage agency obligations..........   34,311          42,870         61,685          57,346
  Government National Mortgage Association............      177             202            320             513
  Federal Home Loan Mortgage Corporation..............    4,854           5,219            346             885
  Federal National Mortgage Association...............   14,482          16,261         16,664           2,213
  Mutual fund.........................................    9,829           9,869          9,930          10,000
                                                        -------         -------       --------         -------
    Total securities available-for-sale...............   75,992          89,495        107,391          90,134
                                                        -------         -------       --------         -------

    Total.............................................  $84,518         $92,289       $110,230         $97,104
                                                        =======         =======       ========         =======

         The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of our investment and mortgage- backed securities portfolio at March 31, 2005. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

                                                                          At March 31, 2005
                                 ---------------------------------------------------------------------------------------------------
                                                      More than        More than          More than
                                                      One Year         Five Years         Ten Years
                                 One Year or Less   to Five Years     to Ten Years        More than          Total Securities
                                 ---------------- ----------------- ----------------- ----------------- ---------------------------
                                 Carrying Average Carrying  Average Carrying  Average Carrying  Average Carrying   Average  Market
                                  Value    Yield    Value    Yield    Value    Yield    Value    Yield    Value     Yield   Value
                                  -----    -----    -----    -----    -----    -----    -----    -----    -----     -----   -----
                                                                        (Dollars in thousands)
U.S. Government and Federal
Agency.......................     $3,952     2.18% $ 9,788    2.50%  $     -       -% $     -        -%  $13,740     2.37% $13,701

Mortgage-backed non-agency
 obligations.................          -        -        -       -         -       -    3,384     4.02     3,384     4.02    3,318

Government National Mortgage
 Association.................          -        -        7    6.47         -       -    1,733     2.87     1,740     2.88    1,742

Federal Home Loan Mortgage
 Association.................          -        -    1,477    3.26     8,297    3.15   18,533     3.46    28,307     3.32   28,308

Federal National Mortgage
 Association.................          -        -        -       -    13,899    3.55   13,619     3.65    27,518     3.51   27,486
                                  ------           -------           -------          -------            -------           -------

  Total......................     $3,952     2.18% $11,272    2.61%  $22,196    3.40% $37,269     3.56%  $74,689     3.24% $74,555
                                  ======           =======           =======          =======            =======           =======

                                       81

         The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of our investment and mortgage- backed securities portfolio at September 30, 2004. This table shows contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

                                                                          At September 30, 2004
                                 ---------------------------------------------------------------------------------------------------
                                                      More than        More than          More than
                                                      One Year         Five Years         Ten Years
                                 One Year or Less   to Five Years     to Ten Years        More than          Total Securities
                                 ---------------- ----------------- ----------------- ----------------- ---------------------------
                                 Carrying Average Carrying  Average Carrying  Average Carrying  Average Carrying   Average  Market
                                  Value    Yield    Value    Yield    Value    Yield    Value    Yield    Value     Yield   Value
                                  -----    -----    -----    -----    -----    -----    -----    -----    -----     -----   -----
                                                                        (Dollars in thousands)

U.S. Government and Federal
Agency                          $    -         -%  $13,840     2.39%  $     -       -% $     -       -%  $13,840    2.37%  $13,840

Mortgage-backed non-agency
 obligations....................     -         -         -        -         -       -    1,234    3.42     1,234    3.42     1,234

Government National Mortgage
 Association....................     -         -        16     6.97         -       -      513    3.60       529    3.70       532

Federal Home Loan Mortgage
 Association....................     1      5.30     1,706     3.27    10,101    3.13   21,969    3.41    33,777    3.32    33,781

Federal National Mortgage
 Association....................     -         -         -        -    15,666    3.40   17,374    3.36    33,040    3.38    33,045
                                ------             -------            -------          -------           -------           -------

  Total.........................$    1      5.30%  $15,562     2.50%  $25,767    3.30% $41,090    3.39%  $82,420    3.19%  $82,432
                                ======             =======            =======          =======           =======           =======

                                       82

Sources of Funds

         General. Deposits are our major source of funds for lending and other investment purposes. In addition, we derive funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity, call and sale of mortgage-backed securities and investment securities. Loan and securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. Borrowings (principally from the Federal Home Loan Bank) are also used to supplement the amount of funds for lending and investment.

         Deposits. Our current deposit products include checking, savings, money market, club accounts, certificates of deposit accounts ranging in terms from thirty days to ten years, and individual retirement accounts. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.

         Deposits are obtained primarily from within New Jersey. Traditional methods of advertising are used to attract new customers and deposits, including print media, cable television, direct mail and inserts included with customer statements. We have not in the past utilized the services of deposit brokers, however, our current growth strategy includes a modest brokered CD program. Although we did offer special savings programs in connection with the opening of our Cedar Grove branch office, premiums or incentives for opening accounts are generally not offered. We periodically select particular certificate of deposit maturities for promotion.

         The determination of interest rates is based upon a number of factors, including: (1) our need for funds based on loan demand, current maturities of deposits and other cash flow needs; (2) a current survey of general market rates and rates of a selected group of competitors' rates for similar products; (3) our current cost of funds and yield on assets; and (4) the alternate cost of funds on a wholesale basis, in particular the cost of advances from the Federal Home Loan Bank. Interest rates are reviewed by senior management on a weekly basis.

         At March 31, 2005, 41.2% our deposits were in certificates of deposit. Our liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. Historically, a significant portion of the certificates of deposit remain with us after they mature and we believe that this will continue. However, the need to retain these time deposits could result in an increase in our cost of funds.

         At March 31, 2005, we had approximately $18.0 million of municipal deposits at the Bank. Subsequent to March 31, 2005, a municipality with $14.5 million deposited with the Bank requested bids from other institutions for this $14.5 million of deposits. Even if our bid wins and we retain these deposits, the deposits will decrease over time because $9.3 million of that municipality's total deposits are for a school construction project for which the municipality will be withdrawing funds as construction proceeds.

         The following table sets forth the distribution of deposits at the Bank at the dates indicated and the weighted average nominal interest rates for each period on each category of deposits presented.

                                  At March 31,                                     At September 30,
                          -------------------------- -------------------------------------------------------------------------------
                                     2005                      2004                        2003                       2002
                          -------------------------- -------------------------  ---------------------------  -----------------------
                                            Weighted                   Weighted                    Weighted                 Weighted
                                   Percent  Average          Percent   Average            Percent  Average          Percent  Average
                                  of Total  Nominal          of Total  Nominal            of Total  Nominal         of Total Nominal
                          Amount  Deposits   Rate    Amount  Deposits   Rate     Amount   Deposits   Rate    Amount Deposits   Rate
                          ------  --------   ----    ------  --------   ----     ------   --------   ----    ------ --------   ----
                                                                      (Dollars in thousands)

Noninterest-
   bearing demand
   deposits...........  $ 24,093    7.34%       -%  $ 22,599    7.00%      -%  $ 21,676     7.40%      -%  $ 16,816   6.36%       -%

Interest-
   bearing demand
   deposits...........    34,018   10.37     1.18     38,696   11.99    1.06     21,721     7.42    0.98     27,733  10.48     1.55

Time deposits.........   135,295   41.24     2.94    143,401   44.44    1.60    127,720    43.62    1.60    118,605  44.82     3.14

Savings deposits......   134,637   41.05     1.58    118,020   36.57    2.65    121,709    41.56    2.55    101,433  38.34     2.30
                        --------  ------     ----   --------  ------    ----   --------   ------    ----   -------- ------     ----

     Total deposits...  $328,043  100.00%    1.98%  $322,716  100.00%   1.81%  $292,826   100.00%   1.79%  $264,587 100.00%    2.45%
                        ========  ======     ====   ========  ======    ====   ========   ======    ====   ======== ======     ====

                                       84

         The following table sets forth the time deposits at the Bank classified by interest rate as of the dates indicated.

                         At March 31,                               At September 30,
                      -------------------  ----------------------------------------------------------------------
                             2005                   2004                    2003                   2002
                      -------------------  -----------------------   --------------------   ---------------------
                                 Percent                 Percent                Percent                 Percent
                        Amount   of Total      Amount    of Total     Amount    of Total      Amount    of Total
                        ------   --------      ------    --------     ------    --------      ------    --------
                                                                      (Dollars in thousands)
Interest Rate
0.00% - 0.99%......   $      -          -%   $      -          -%   $    240       0.20%    $      -           -%
1.00% - 1.99%......     36,415      26.92      51,664      43.78      56,504      46.43          498        0.42
2.00% - 2.99%......     32,971      24.37      20,848      17.66      18,576      15.26       66,213       55.82
3.00% - 3.99%......     34,763      25.69      16,353      13.86      23,047      18.94       28,792       24.28
4.00% - 4.99%......     19,369      14.32      19,198      16.27      18,414      15.13       16,557       13.96
5.00% - 5.99%......     11,334       8.38       9,494       8.04       3,941       3.24        5,129        4.32
6.00% - 6.99%......        443       0.33         463       0.39         987       0.81        1,383        1.17
7.00% - 7.99%......          -          -           -          -           -          -           33        0.03
                      --------     ------    --------     ------    --------     ------     --------      ------
  Total............   $135,295     100.00%   $118,020     100.00%   $121,709     100.00%    $118,605      100.00%
                      ========     ======    ========     ======    ========     ======     ========      ======

         The following table sets forth the amount and maturities of time deposits at the Bank at March 31, 2005.

                                                         Amount Due
                       -------------------------------------------------------------------------------
                                                                                              After
                       March 31,     March 31,      March 31,       March 31,   March 31,    March 31,
Interest Rate            2006          2007           2008            2009        2010        2010
                       ---------     ---------      ---------       ---------   ---------    ---------
                                                       (In thousands)
0.00% - 0.99%........  $      -       $     -        $     -          $    -      $    -       $    -
1.00% - 1.99%........    28,541             6              -               -           -            -
2.00% - 2.99%........    13,033         4,345             84               -           -            -
3.00% - 3.99%........     5,382        14,268          3,570           3,162         667           63
4.00% - 4.99%........        93           692          6,192           3,481       1,796        1,826
5.00% - 5.99%........       392           185          3,204             186          66        7,601
6.00% - 6.99%........    36,410             -             50               -           -            -
                        -------       -------        -------          ------      ------       ------
    Total............   $83,851       $19,496        $13,100          $6,829      $2,529       $9,490
                        =======       =======        =======          ======      ======       ======

         The following table shows the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 2005.



        Remaining Time Until Maturity                          Amount
        -----------------------------                          ------
                                                          (In thousands)
        Within three months.......................             $8,515
        Three through six months..................              8,364
        Six through twelve months.................              8,491
        Over twelve months........................             18,030
                                                              -------

        Total                                                 $43,400
                                                              =======

         The following table shows the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of September 30, 2004.



        Remaining Time Until Maturity                          Amount
        -----------------------------                          ------
                                                          (In thousands)
        Within three months.......................            $ 5,313
        Three through six months..................              3,380
        Six through twelve months.................              9,864
        Over twelve months........................             16,880
                                                              -------

        Total                                                 $35,437
                                                              =======

         Borrowings. To supplement our deposits as a source of funds for lending or investment, we borrow funds in the form of advances from the Federal Home Loan Bank. We regularly make use of Federal Home Loan Bank advances as part of our interest rate risk management, primarily to extend the duration of funding to match the longer term fixed rate loans held in the loan portfolio as part of our growth strategy.

         Advances from the Federal Home Loan Bank are typically secured by the Federal Home Loan Bank stock we own and a portion of our residential mortgage loans and may be secured by other assets, mainly securities which are obligations of or guaranteed by the U.S. government. At March 31, 2005, our borrowing limit with the Federal Home Loan Bank was approximately $109.3 million. Additional information regarding our Federal Home Loan Bank advances is included under Note 8 of the Notes to the Financial Statements.

         The Bank will continue to evaluate the costs and benefits of incrementally restructuring its portfolio of FHLB advances. Such a restructuring transaction took place during the 2004 fiscal year when the Bank prepaid $3.0 million of fixed rate FHLB advances at a cost of 6.28%. In the current interest rate environment, such prepayments result in one time charges to earnings in the form of FHLB prepayment penalties, assuming the advances are not replaced with similar borrowings which may result in a deferral of the prepayment penalty. When replaced by lower cost funding, however, prepayments lower the interest paid on borrowings, thereby improving the Bank's net interest spread and margin and enhancing future earnings.

         The following table sets forth certain information regarding our borrowed funds.

                                                                                    At or For the
                                                    At or For the              Year Ended September 30,
                                                   Six Months Ended            ------------------------
                                                   March 31, 2005        2004            2003           2002
                                                   --------------    -----------     ----------       ----------
                                                                        (Dollars in thousands)
Federal Home Loan Bank Advances:

Average balance outstanding..................       $   61,780       $   60,125      $   54,923      $   43,859

Maximum amount outstanding
  at any month-end during the period.........       $   68,263       $   65,500      $   61,800      $   48,500

Balance outstanding at end of period.........       $   68,263       $   57,491      $   55,000      $   44,000

Weighted average interest rate during
   the period................................             4.54%            4.76%           5.16%           5.16%

Weighted average interest rate at end
   of period.................................             4.45%            4.72%           5.13%           5.59%

Subsidiary Activity

         In addition to American Bank of New Jersey, ASB Holding Company has one service corporation subsidiary, ASB Investment Corp., a New Jersey corporation, which was organized in June 2003 for the purpose of selling insurance and investment products, including annuities, to customers of the Bank and the general public through a third party networking arrangement. There has been very little activity at this subsidiary and sales are currently limited to the sale of fixed rate annuities.

         American Bank of New Jersey has one subsidiary, American Savings Investment Corp., which was formed in August 2004 under New Jersey law as an investment company subsidiary. The purpose of this subsidiary is to invest in stocks, bonds, notes and all types of equity, mortgages, debentures and other investment securities. Holding investment securities in this subsidiary reduces our New Jersey state income tax rate.

Personnel

         As of March 31, 2005, we had 53 full-time employees and 16 part-time employees. The employees are not represented by a collective bargaining unit. We believe our relationship with our employees is satisfactory.

Properties and Equipment

         At March 31, 2005, our net investment in property and equipment totaled $4.1 million. We use an outside service company for data processing. The following table sets forth the location of our main office, separate drive-up facility and branch office, the year opened for each and the net book value of each. Additionally, at March 31, 2005, we had security deposits totaling $408,000 in connection with de novo branch site acquisitions.

                                        Year
                                      Facility    Leased or    Net Book Value at
Office Location                        Opened       Owned       March 31, 2005
---------------                        ------       -----       --------------
                                                                (In thousands)

Main Office
365 Broad Street
Bloomfield, New Jersey  07003           1965        Owned            $1,377

Main Office Drive Up Facility
16 Pitt Street
Bloomfield, New Jersey  07003           1998        Owned              $346

Full Service Branch
310 Pompton Avenue
Cedar Grove, New Jersey  07009          2001        Owned            $1,928

Legal Proceedings

         ASB Holding Company and its subsidiaries, from time to time, are a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which American Bank of New Jersey holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of American Bank of New Jersey. There were no lawsuits pending or known to be contemplated against us at March 31, 2005 that would have a material effect on our operations or income.

                                   REGULATION

         Set forth below is a brief description of certain laws that relate to the regulation of American Bank of New Jersey and American Bancorp of New Jersey, Inc. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations. We operate in a highly regulated industry. This regulation and supervision establishes a comprehensive framework of activities in which a federal savings bank may engage and is intended primarily for the protection of the deposit insurance fund and depositors.

         Any change in applicable statutory and regulatory requirements, whether by the OTS, the FDIC or the United States Congress, could have a material adverse impact on the operations of American Bancorp of New Jersey, Inc. and American Bank of New Jersey. The adoption of regulations or the enactment of laws that restrict the operations of American Bank of New Jersey and/or American Bancorp of New Jersey, Inc. or impose burdensome requirements upon one or both of them could reduce their profitability and could impair the value of American Bank of New Jersey's franchise which could hurt the trading price of American Bancorp of New Jersey, Inc. common stock.

Regulation of American Bank of New Jersey

         General. As a federally-chartered, SAIF-insured savings bank, American Bank of New Jersey is subject to extensive regulation by the OTS and the FDIC. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding the classification of assets and the level of the allowance for loan losses. The activities of federal savings banks are subject to extensive regulation including restrictions or requirements with respect to loans to one borrower, the percentage of non-mortgage loans or investments to total assets, capital distributions, permissible investments and lending activities, liquidity management, transactions with affiliates and community reinvestment. Federal savings banks are also subject to reserve requirements of the Federal Reserve System. A federal savings bank's relationship with its depositors and borrowers is regulated by both state and federal law, especially in such matters as the ownership of savings accounts and the form and content of the bank's mortgage documents.

         American Bank of New Jersey must file regular reports with the OTS and the FDIC concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. The OTS regularly examines American Bank of New Jersey and prepares reports to American Bank of New Jersey's Board of Directors on deficiencies, if any, found in its operations.

         Insurance of Deposit Accounts. The FDIC administers two separate deposit insurance funds. Generally, the Bank Insurance Fund ("BIF") insures the deposits of commercial banks and the Savings Association Insurance Fund ("SAIF") insures the deposits of savings institutions. The FDIC is authorized to increase deposit insurance premiums if it determines increases are appropriate to maintain the reserves of either the BIF or SAIF or to fund the administration of the FDIC. In addition, the FDIC is authorized to levy emergency special assessments on BIF and SAIF members. The assessment rate for most savings institutions, including American Bank of New Jersey, is currently 0%.

         In  addition,  all  FDIC-insured   institutions  are  required  to  pay
assessments to the FDIC at an annual rate of approximately .0212% of insured deposits to fund interest payments on bonds issued by the Financing Corporation ("FICO"), an agency of the Federal government established to recapitalize the predecessor to the SAIF. These assessments will continue until the FICO bonds mature in 2017.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) "Tier 1" or "core" capital equal to at least 4% (3% if the institution has received the highest possible rating on its most recent examination) of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. For American Bank of New Jersey's compliance with these regulatory capital standards, see Historical and Pro Forma Capital Compliance at page__.

         In addition, the OTS may require that a savings institution that has a risk-based capital ratio of less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a ratio of Tier 1 capital to total adjusted assets of less than 4% (3% if the institution has received the highest rating on its most recent examination) take certain action to increase its capital ratios. If the savings institution's capital is significantly below the minimum required levels of capital or if it is unsuccessful in increasing its capital ratios, the OTS may restrict its activities.

         For purposes of the OTS capital regulations, tangible capital is defined as core capital less all intangible assets except for certain mortgage servicing rights. Tier 1 or core capital is defined as common stockholders' equity, non-cumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of consolidated subsidiaries, and certain non-withdrawable accounts and pledged deposits of mutual savings banks. American Bank of New Jersey does not have any non-withdrawable accounts or pledged deposits. Tier 1 and core capital are reduced by an institution's intangible assets, with limited exceptions for certain mortgage and non-mortgage servicing rights and purchased credit card relationships. Both core and tangible capital are further reduced by an amount equal to the savings institution's debt and equity investments in "non-includable" subsidiaries engaged in activities not permissible to national banks other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies.

         The risk-based capital standard for savings institutions requires the maintenance of total capital of 8% of risk-weighted assets. Total capital equals the sum of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, the portion of the allowance for loan losses not designated for specific loan losses and up to 45% of unrealized gains on equity securities. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. For purposes of determining total capital, a savings institution's assets are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by the amount of the institution's equity investments (other than those deducted from core and tangible capital) and its high loan-to-value ratio land loans and non-residential construction loans.

         A savings institution's risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each on-balance-sheet asset and the credit-equivalent amount of each off-balance- sheet item after being multiplied by an assigned risk weight. These risk weights range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         OTS rules require a deduction from capital for savings institutions with certain levels of interest rate risk. The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, deducted from an institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. The OTS has indefinitely postponed implementation of the interest rate risk component, and American Bank of New Jersey has not been required to determine whether it will be required to deduct an interest rate risk component from capital.

         Prompt Corrective Regulatory Action. Under the OTS Prompt Corrective Action regulations, the OTS is required to take supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's level of capital. Generally, a savings institution that has total risk-based capital of less than 8.0%, or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0%, is considered to be undercapitalized. A savings institution that has total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized." A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Generally, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within forty-five days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

         Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

         A savings institution that is a subsidiary of a savings and loan holding company, such as American Bank of New Jersey, must file an application or a notice with the OTS at least thirty days before making a capital distribution. A savings institution must file an application for prior approval of a capital distribution if: (i) it is not eligible for expedited treatment under the applications processing rules of the OTS; (ii) the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings bank's net income for that year to date plus the institution's retained net income for the preceding two years; (iii) it would not adequately be capitalized after the capital distribution; or (iv) the distribution would violate an agreement with the OTS or applicable regulations.

         American Bank of New Jersey is required to file a capital distribution notice or application with the OTS before paying any dividend to American Bancorp of New Jersey, Inc. However, capital distributions by American Bancorp of New Jersey, Inc., as a savings and loan holding company, will not be subject to the OTS capital distribution rules.

         The OTS may disapprove a notice or deny an application for a capital distribution if: (i) the savings institution would be undercapitalized following the capital distribution; (ii) the proposed capital distribution raises safety and soundness concerns; or (iii) the capital distribution would violate a prohibition contained in any statute, regulation or agreement. In addition, a federal savings institution cannot distribute regulatory capital that is required for its liquidation account. See The Conversion - Liquidation Rights at page __.

         Qualified Thrift Lender Test. Federal savings institutions must meet a qualified thrift lender ("QTL") test or they become subject to the business activity restrictions and branching rules applicable to national banks. To qualify as a QTL, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory QTL test set forth in the Home Owners' Loan Act by maintaining at least 65% of its "portfolio assets" in certain "Qualified Thrift Investments" (defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans). For purposes of the statutory QTL test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets equal to 20% of total assets. A savings institution must maintain its status as a QTL on a monthly basis in at least nine out of every twelve months. American Bank of New Jersey met the QTL test as of March 31, 2005 and in each of the last twelve months and, therefore, qualifies as a QTL.

         Transactions with Affiliates. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institutions as affiliates on a case-by-case basis.

         Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), every insured depository institution, including American Bank of New Jersey, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the OTS to assess the depository institution's record of meeting the credit needs of its community and to take this record into account in its evaluation of certain applications by the institution, such as a merger or the establishment of a branch office by American Bank of New Jersey. An unsatisfactory CRA examination rating may be used as the basis for the denial of an application by the OTS.

         Federal Home Loan Bank System. American Bank of New Jersey is a member of the FHLB of New York, which is one of twelve regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members pursuant to policies and procedures established by the board of directors of the FHLB.

         As a member, American Bank of New Jersey is required to purchase and maintain stock in the FHLB of New York in an amount equal to the greater of 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of FHLB advances. We are in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest-bearing reserves at specified levels against their checking accounts and non-personal certificate accounts. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the OTS liquidity requirements.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.

         The USA Patriot Act. American Bank of New Jersey is subject to Office of Thrift Supervision regulations implementing the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act. The USA Patriot Act gives the federal government powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA Patriot Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act. As of March 31, 2005, management of American Bank of New Jersey believes all required actions to be taken by American Bank of New Jersey under the USA Patriot Act have been completed.

         Among other requirements, Title III of the USA Patriot Act and the related regulations of the Office of Thrift Supervision impose the following requirements with respect to financial institutions:

o    Establishment of anti-money  laundering  programs that include, at minimum:
     (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

o    Establishment of a program specifying  procedures for obtaining identifying
     information  from  customers  seeking  to  open  new  accounts,   including
     verifying the identity of customers within a reasonable period of time.

o Establishment of appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

o Prohibitions on establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and compliance with certain record keeping obligations with respect to correspondent accounts of foreign banks.

         Bank regulators are directed to consider effectiveness in combating money laundering when ruling on Bank Merger Act applications.

Regulation of American Bancorp of New Jersey, Inc.

         General. Upon completion of the conversion, American Bancorp of New Jersey, Inc., the newly formed New Jersey corporation, will be a savings and loan holding company, subject to regulation and supervision by the OTS. In addition, the OTS will have enforcement authority over American Bancorp of New Jersey, Inc. and any non-savings institution subsidiaries. This permits the OTS to restrict or prohibit activities that it determines to be a serious risk to American Bank of New Jersey. This regulation is intended primarily for the protection of the depositors and not for the benefit of stockholders of American Bancorp of New Jersey, Inc.

         Activities Restrictions. As a savings and loan holding company formed after May 4, 1999, American Bancorp of New Jersey, Inc. will not be a grandfathered unitary savings and loan holding company under the Gramm-Leach-Bliley Act (the "GLB Act"). As a result, American Bancorp of New Jersey, Inc. and its non-savings institution subsidiaries will be subject to statutory and regulatory restrictions on their business activities. Under the Home Owners' Loan Act, as amended by the GLB Act, the non-banking activities of American Bancorp of New Jersey, Inc. will be restricted to certain activities specified by OTS regulation, which include performing services and holding properties used by a savings institution subsidiary, activities authorized for savings and loan holding companies as of March 5, 1987, and non-banking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 (the "BHC Act") or authorized for financial holding companies pursuant to the GLB Act. Furthermore, no company may acquire control of American Bank of New Jersey unless the acquiring company was a unitary savings and loan holding company on May 4, 1999 (or became a unitary savings and loan holding company pursuant to an application pending as of that date) or the company is only engaged in activities that are permitted for multiple savings and loan holding companies or for financial holding companies under the BHC Act as amended by the GLB Act.

         Mergers and Acquisitions. American Bancorp of New Jersey, Inc. must obtain approval from the OTS before acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company or acquiring such a savings institution or savings and loan holding company by merger, consolidation or purchase of its assets. In evaluating an application for
American Bancorp of New Jersey, Inc. to acquire control of a savings institution, the OTS would consider the financial and managerial resources and future prospects of American Bancorp of New Jersey, Inc. and the target institution, the effect of the acquisition on the risk to the insurance funds, the convenience and the needs of the community and competitive factors.

         Sarbanes-Oxley Act of 2002. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002, or the Act, which implemented legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Act places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company's audit committee. In addition, the Act makes certain changes to the requirements for partner rotation after a period of time. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if that officer does not appropriately respond, to report the evidence to the audit committee or other similar committee of the board of directors or the board itself.

         Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if the restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision of the Act directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

         The  Act  also  increases  the  oversight  of,  and  codifies   certain
requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm." Audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least

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

one member of the committee is a "financial expert" (as this term is defined by the Securities and Exchange Commission) and if not, why not. Under the Act, a company's registered public accounting firm is prohibited from performing statutorily mandated audit services for a company if the company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by the accounting firm and participated in the audit of the company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to stockholders. The Act requires the company's registered public accounting firm that issues the audit report to attest to and report on management's assessment of the company's internal controls.

         We anticipate that we will incur additional expense in complying with the provisions of the Act and the resulting regulations.

                                    TAXATION

Federal Taxation

         Savings institutions are subject to the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations.

         All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debts. Thrift institutions that are treated as "small banks" (the average adjusted bases for all assets of the institution equals $500 million or less) under the Code may account for bad debts by using the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks must now use the specific charge-off method.

         American Bancorp of New Jersey, Inc. may exclude from its income 100% of dividends received from American Bank of New Jersey as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of the same affiliated group.

         ASB Holding Company's and American Bank of New Jersey's federal income tax returns have not been audited by the IRS during the past five years.

State Taxation

         ASB Holding Company and its subsidiaries file New Jersey income tax returns and are subject to a state income tax that is calculated based on federal taxable income, subject to certain adjustments. In July 2002, New Jersey eliminated the 3% tax rate formerly applicable to thrift institutions located in New Jersey, and these institutions are now subject to the 9% tax rate applicable to New Jersey corporations. This change was retroactive to January 1, 2002. Our state tax rate has been reduced by holding investment securities in American
Savings Investment Corp., a wholly owned subsidiary of American Bank of New Jersey, formed in August 2004.

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

         The  state   income  tax  returns  of  ASB  Holding   Company  and  its
subsidiaries have not been audited during the past five years.

                                   MANAGEMENT

Directors and Executive Officers of American Bancorp of New Jersey, Inc.

         American Bancorp of New Jersey, Inc.'s Board of Directors is composed of eight members each of whom serves for a term of four years. American Bancorp of New Jersey, Inc.'s certificate of incorporation requires that directors be divided into four classes, as nearly equal in number as possible, with approximately one-fourth of the directors elected each year. American Bancorp of New Jersey, Inc.'s executive officers are appointed annually by the Board and serve at the Board's discretion.

         The following table sets forth information with respect to the directors and executive officers of American Bancorp of New Jersey, Inc.

                              Age at                                                             Current
                           September 30,                                             Director      Term
Name                           2004           Position                               Since(1)    Expires
----                           ----           --------                               --------    -------
Robert A. Gaccione              63            Director                                 2003        2007
Joseph Kliminski                61            Chief Executive Officer and              1986        2009
                                              Director
Fred G. Kowal                   51            President, Chief Operating Officer       2005        2009
                                              and Director
H. Joseph North                 72            Director                                 1991        2006
Stanley Obal                    82            Director                                 1981        2008
W. George Parker                79            Chairman of the Board                    1967        2006
Vincent S. Rospond              72            Director                                 1981        2008
James H. Ward, III              55            Vice Chairman of the Board               1991        2007
Richard M. Bzdek                51            Executive Vice President and             N/A         N/A
                                              Secretary
Eric B. Heyer                   42            Senior Vice President, Chief             N/A         N/A
                                              Financial Officer and Treasurer
Catherine M. Bringuier          41            Senior Vice President and Chief          N/A         N/A
                                              Lending Officer

----------------------
(1) Indicates the year the individual first became a director of American Bank of New Jersey or ASB Holding Company. Each current director of ASB Holding Company is an initial director of the newly formed American Bancorp of New Jersey, Inc.

         The business experience of each of our directors and executive officers is set forth below. Each has held his or her present position for at least the past five years, except as otherwise indicated.

         Robert A. Gaccione has been a member of the Board since 2003. He has been a senior partner of the law firm of Gaccione, Pomaco & Malanga, P.C. in Belleville, New Jersey for thirty years. He is a former Federal Bureau of Investigation agent. Mr. Gaccione also serves as an Essex County Tax Board Commissioner. He served as a director of Franklin Community Bank, a commercial bank located in Nutley, New Jersey for three years. Mr. Gaccione is a member and the past president of the Belleville Rotary Club, is the president of the Clara Maass Foundation and is a member of the Belleville Foundation.

         Joseph Kliminski has been a member of the Board since 1986. He has been employed by the Bank since 1967 and became President and Chief Executive Officer of the Bank in 1987 and President and Chief

Executive Officer of ASB Holding Company upon its formation in June 2003. Mr. Fred Kowal succeeded Mr. Kliminski as President of the Bank and ASB Holding Company in 2005. Mr. Kliminski continues to serve as Chief Executive Officer of the Bank and ASB Holding Company and will also hold this position for American Bancorp of New Jersey, Inc. Mr. Kliminski is a member and past president of the Bloomfield Lions Club, is president of the Advisory Board to the Bloomfield Town Council, chairman of the Bloomfield Education Foundation, and former chairman of the Deborah Hospital Children of the World Golf Tournament. Mr. Kliminski also serves on the Executive Committee of the Bloomfield Center Alliance, and is a member and former president of the Board of Trustees of the Bloomfield Public Library. He is also a former member of the Board of Governors of the New Jersey League of Community Bankers and past president of the Essex County Savings League.

         Fred G. Kowal was appointed as President and Chief Operating Officer of the Bank in March 2005 and was appointed as a member of the Board of ASB Holding Company at the same time. In May 2005, he was appointed as President and Chief Operating Officer of ASB Holding Company. He will serve in these same capacities as an officer of American Bancorp of New Jersey, Inc. Mr. Kowal was previously Chairman and Chief Executive Officer of Warwick Community Bancorp, Inc. until its merger into Provident Bancorp, Inc. in October 2004. He joined Warwick Community Bancorp, Inc. in 1999 and also served as Chairman of the Board of Directors of The Warwick Savings Bank and as Chairman of the Board, President and Chief Executive Officer of The Towne Center Bank, a de novo commercial bank formed by Warwick Community Bancorp, Inc. in 1999. Prior to joining Warwick, he served as Senior Vice President of First Union National Bank, where he worked for 16 years, and as Senior Vice President of PNC Bank.

         H. Joseph North has been a member of the Board since 1991. Mr. North retired in 1987 as Town Administrator of Bloomfield, New Jersey after 20 years of service as the municipality's Chief Administrative Officer. Mr. North began his service to the Town of Bloomfield in 1958 as Town Clerk where his duties included that of Corporation Secretary to the Municipality and Executive Secretary to the Planning Board and Zoning Board of Adjustment. Mr. North is a past president and a lifetime member of the New Jersey Municipal Management Association and is a former member of the International City Management Association. Mr. North is also a former president of the Bloomfield Lions Club, Bloomfield Fifth Quarter Club and Bloomfield Tennis Federation and a former member of the Board of Trustees of Bloomfield College.

         Stanley Obal has been a member of the Board since 1981. Mr. Obal retired in 1982 and was the owner of Obal's Inn, a tavern and restaurant in Bloomfield, New Jersey.

         W. George Parker has been a member of the Board since 1967 and Chairman since 1990. Mr. Parker is the owner, president and chief executive officer of Adco Chemical Company, located in Newark, New Jersey.

         Vincent S. Rospond has been a member of the Board since 1981. He is an attorney and the majority stockholder of the law firm of Rospond, Rospond & Conte, P.A. in Bloomfield, New Jersey. Rospond, Rospond & Conte serves as general counsel to the Bank. Mr. Rospond is the president and a trustee of United Way of Bloomfield, is a member and the former legal counsel of Bloomfield Chamber of Commerce, and is a member and the treasurer of North Jersey Manufacturer's & Businessmen Association. He is also a member of the Cornell Club of New Jersey, the Essex County Bar Association, the Newark Art Museum, the Bloomfield Music Federation and the New Jersey Bar Association.

         James H. Ward, III has been a member of the Board since 1991 and Vice Chairman since 2003. From 1998 to 2000, he was the majority stockholder and Chief Operating Officer of Rylyn Group, which operated a restaurant in Indianapolis, Indiana. Prior to that, he was the majority stockholder and Chief Operating Officer of Ward and Company, an insurance agency in Springfield, New Jersey, where he was employed from 1968 to 1998. He is now a retired investor.

         Richard M. Bzdek is the Bank's Executive Vice President and Secretary and became Executive Vice President and Secretary of the ASB Holding Company upon its formation in June 2003. He will serve in these same capacities as an officer of American Bancorp of New Jersey, Inc. He has been employed by the Bank since 1975. Mr. Bzdek is the former president and a current director of the Bloomfield Chamber of Commerce. He is a member of the Financial Managers Society and serves as Vice Chairman on the Operations and Technology Committee of the New Jersey League of Community Bankers. He is also the treasurer and a trustee of United Way of Bloomfield and is a director and co-founder of the Bloomfield Center Alliance.

         Eric B. Heyer has served as Senior Vice President, Treasurer and Chief Financial Officer for the Bank since 1997 and was appointed to these same positions for ASB Holding Company upon its formation in June 2003. He will serve in these same capacities as an officer of American Bancorp of New Jersey, Inc. Mr. Heyer has been employed by the Bank since 1993. He was previously the chief financial officer of Monarch Savings Bank in Kearny, New Jersey, where he was employed from 1986 to 1993. Mr. Heyer is a member of the Financial Managers
Society. He has previously served as a trustee of Kingston United Methodist Church and currently serves as vice chairman of the stewardship and finance committee of Princeton United Methodist Church. Mr. Heyer also serves as a board member of the Mental Health Clinic of Passaic in Clifton, New Jersey.

         Catherine M. Bringuier has been the Bank's Senior Vice President and Chief Lending Officer since January 2003. She has also served as the CRA Officer since February 1993. Ms. Bringuier has been employed by the Bank since March 1990. She has previously held the position of compliance officer, internal loan review officer, and Vice President of Lending Officer for commercial, residential and consumer lending. Ms. Bringuier currently serves as a member of the Commercial Lending Committee, Loan Servicing Committee, and the Residential Lending & Affordable Housing Committee of the New Jersey League of Community Bankers. Ms. Bringuier was also appointed to the Mortgage Steering Committee of the New Jersey League. Ms. Bringuier is a member of the Commercial Loan Committee and the Residential Lending Committee of the Mortgage Bankers Association of New Jersey. She is a member and prior Vice President of Sunny Acres Civic & Improvement Association in Cranford, New Jersey and is an Assistant Den Leader for Cub Scout Pack 103, in Cranford, New Jersey.

Meetings and Committees of the Board of Directors

         The Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the fiscal year ended September 30, 2004, the Board of Directors met twenty-seven times, including regularly scheduled and special meetings. No director attended fewer than 75% of the total aggregate meetings of the Board of Directors plus meetings of committees on which he served during the year ended September 30, 2004.

         The Board maintains a Compensation Committee consisting of all directors who are independent under the rules of the Nasdaq Stock Market. This committee meets annually and as needed through the year. The responsibilities of this committee include appraisal of the performance of officers of the Bank, administration of management incentive compensation plans and review of the directors' compensation.

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

This  committee   reviews   industry   compensation   surveys  and  reviews  the
recommendations of senior management on employee compensation matters.

         The Audit Committee consists of Directors Parker, North and Ward, each of whom is independent under the rules of the Nasdaq Stock Market. Each member of the Audit Committee is qualified under the rules of the Nasdaq Stock Market to serve as a member of the Audit Committee, however, none qualifies as an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission. This committee meets quarterly and as needed with the internal auditor and the external auditors. This committee's main responsibilities include oversight of the internal auditor and the external auditors and monitoring of management and staff compliance with the Board's audit policies, and applicable laws and regulations.

Director Compensation


         Board Fees. Directors are currently paid a fee of $500 per meeting for each regular and special meeting attended. Directors also receive an annual retainer of $2,500. No fees are paid for committee meetings other than audit committee meetings, for which directors receive a fee of $750 per meeting.

Each director is also a director of American Bank of New Jersey and is paid $1,000 per meeting for each regular and special meeting of the Bank's Board attended. Bank directors also receive an annual retainer of $8,000.


         Directors who also serve as employees do not receive compensation as directors.

         Directors Consultant and Retirement Plan. The Directors Consultant and Retirement Plan provides retirement benefits to directors on their retirement date. "Retirement date" means the date of termination of service as a director following a participant's completion of not less than twelve years of service as a director, or not less than six years of service following a change in control; provided however, the retirement date with regard to directors serving as of August 27, 1996 who have completed not less than five years of service as of August 27, 1996 shall be the date of termination of service as a director without regard to whether the twelve years of service requirement has been fulfilled. Upon death or disability, a director shall be deemed to have terminated service as of that date.

         If a director agrees to become a consulting director to our board upon retirement, he will receive a monthly payment for 144 months equal to 0.0833 times the average of the annual retainers paid (exclusive of payment of fees for meetings) for the highest three yearly periods during the immediately prior ten-year period. In the event of a change in control, all directors will be presumed to have reached the retirement date and each director will receive a lump sum payment equal to the present value of future benefits payable.

         Other Director Compensation. ASB Holding Company has adopted the 2005 Stock Option Plan and the 2005 Restricted Stock Plan, and stockholders of ASB Holding Company approved these plans at the annual meeting held in January 2005. Each non-employee director of ASB Holding Company was awarded options to purchase shares of common stock under the option plan and shares of common stock under the restricted stock plan. The number of options and the exercise price will be adjusted in accordance with the exchange ratio in connection with the conversion. The restricted stock awards will also be adjusted for the exchange ratio in connection with the conversion. See 2005 Stock Awards at page __ for details related to these stock plans.

Executive Compensation

         Summary Compensation Table. The following table sets forth the compensation awarded to or earned by ASB Holding Company's Chief Executive Officer and certain other executive officers of ASB Holding Company and Bank for the three fiscal years ended September 30, 2004. Mr. Fred Kowal's employment commenced during the fiscal year ending September 30, 2005, and thus no compensation is shown for him in the following table.

                                                                             Annual Compensation
                                                                             -------------------
                                                     Fiscal Year
                                                        Ended                                             All Other
Name and Principal Position                         September 30,         Salary            Bonus       Compensation
---------------------------                         -------------         ------            -----       ------------

Joseph Kliminski, Chief Executive Officer                2004            $250,000        $      0          $188,101(1)
                                                         2003             242,255          73,228           212,140
                                                         2002             197,447          35,455            90,427

Richard M. Bzdek, Executive                              2004            $164,147        $      0          $ 44,290(2)
  Vice President and Secretary                           2003             162,244          30,492            46,498
                                                         2002             156,047          29,698            24,525

Eric B. Heyer, Senior Vice                               2004            $145,000        $      0          $ 32,617(3)
  President, Treasurer and Chief                         2003             139,615          50,322            31,019
  Financial Officer                                      2002             122,308          24,283            15,724

Catherine M. Bringuier, Senior Vice                      2004            $133,800        $ 25,000          $ 30,329(4)
  President and Chief Lending Officer                    2003             123,269          45,478            20,910
                                                         2002             100,692          18,601             9,107

--------------
(1)  For 2004,  consists  of (i) an accrual of  $162,804  under Mr.  Kliminski's executive salary continuation agreement, (ii) an employer matching contribution to the 401(k) Plan for Mr. Kliminski of $6,123, (iii) an employer contribution to the Profit Sharing Plan for Mr. Kliminski of $13,943, and (iv) the award of 292 shares under the ESOP as of December 31, 2003 based on the last reported sales price of the Common Stock of $17.90 on the date of the award.
(2) For 2004, consists of (i) an accrual of $21,249 under Mr. Bzdek's executive salary continuation agreement, (ii) an employer matching contribution to the 401(k) Plan for Mr. Bzdek of $4,647, (iii) an employer contribution to the Profit Sharing Plan for Mr. Bzdek of $13,943, and (iv) the award of 249 shares under the ESOP as of December 31, 2003 based on the last reported sales price of the Common Stock of $17.90 on the date of the award.
(3) For 2004, consists of (i) an accrual of $10,636 under Mr. Heyer's executive salary continuation agreement, (ii) an employer matching contribution to the 401(k) Plan for Mr. Heyer of $4,120, (iii) an employer contribution to the Profit Sharing Plan for Mr. Heyer of $13,943, and (iv) the award of 219 shares under the ESOP as of December 31, 2003 based on the last reported sales price of the Common Stock of $17.90 on the date of the award.
(4) For 2004, consists of (i) an accrual of $9,942 under Ms. Bringuier's executive salary continuation agreement, (ii) an employer matching contribution to the 401(k) Plan for Ms. Bringuier of $4,764, (iii) an employer contribution to the Profit Sharing Plan for Ms. Bringuier of $12,118 and (iv) the award of 195 shares under the ESOP as of December 31, 2003 based on the last reported sales price of the Common Stock of $17.90 on the date of the award.

         Employment Agreements. The Bank has entered into employment agreements with Mr. Kliminski, Mr. Kowal, Mr. Bzdek, Mr. Heyer and Ms. Bringuier. Mr. Kliminski's, Mr. Kowal's, Mr. Bzdek's. Mr. Heyer's and Ms. Bringuier's current base salaries are $258,750, $225,000, $169,892, $150,075, and $139,932,
respectively. Mr. Kliminski's and Mr. Kowal's employment agreements have a term of three years while Mr. Bzdek's, Mr. Heyer's and Ms. Bringuier's agreements have a term of two years. Each of the agreements provides for an annual one-year extension of the term of the agreement upon determination of the Board of Directors that the executive's performance has met the requirements and standards of the Board, so that the remaining term of the agreement continues to be three years, in the case of Mr. Kliminski and Mr. Kowal, and two years, in the case of Mr. Bzdek, Mr. Heyer and Ms. Bringuier. If the Bank terminates Mr. Kliminski or Mr. Kowal without "just cause"as defined in the agreement, they will be entitled to a continuation of their salary from the date of termination through the remaining term of their agreement, but in no event for a period of less than two years. If the Bank terminates Mr. Bzdek, Mr. Heyer or Ms. Bringuier without "just cause" as defined in the agreement, they will be entitled to a continuation of their salary from the date of termination through the remaining term of their agreement. Mr.
Kliminski's and Mr. Kowal's employment agreements provide that if their employment is terminated without just cause within twenty-four months of a change in control, they will be paid an amount equal to 2.999 times their five-year average annual taxable cash compensation in either a lump sum or, at their option, in periodic payments over a three-year period or the remaining term of the agreement, whichever is less. Mr. Bzdek's, Mr. Heyer's and Ms. Bringuier's employment agreements provide that if their employment is terminated without just cause within twelve months of a change in control, they will be paid an amount equal to 2.0 times their five-year average annual taxable cash compensation in either a lump sum or, at their option, in periodic payments over a two-year period or the remaining term of the agreement, whichever is less. If change in control payments had been made under the agreements as of March 31,2005, the payments would have equaled approximately $792,311, $674,775, $347,630, $285,919 and $260,667 to Mr. Kliminski, Mr. Kowal, Mr. Bzdek, Mr. Heyer and Ms. Bringuier, respectively.

         ASB Holding Company has entered into an employment agreement with Mr. Kliminski, the terms of which are substantially the same as Mr. Kliminski's employment agreement with the Bank. The agreement with ASB Holding Company provides that if Mr. Kliminski's employment is terminated without "just cause" as defined in the agreement, he will be entitled to a continuation of his salary for three years from the date of termination. Any payments to Mr. Kliminski under the employment agreement with ASB Holding Company will be reduced to the extent that payments are made to Mr. Kliminski under his agreement with the Bank. It is anticipated that American Bancorp of New Jersey, Inc. will enter into a similar agreement with Mr. Kliminski.

         Executive Salary Continuation Agreements. The Bank has implemented executive salary continuation agreements for the benefit of Officers Kliminski, Bzdek, Heyer and Bringuier. The executive salary continuation agreements will provide benefits at age 65 that would be comparable to approximately 50% of Mr. Kliminski's average base salary based upon the average of the three highest out of the last five years of employment, and 30% of average salary for Officers Bzdek, Heyer and Bringuier. The benefits will be paid in equal monthly installments until the death of the participant. If a participant terminates employment prior to age 65, then the retirement benefit equals the then accrued balance of the participant's liability reserve account, and the benefit is paid in equal monthly installments until the death of the participant. Upon disability, the participant will receive the then accrued balance of the participant's liability reserve account, and the benefit is payable either in a lump sum or in 180 monthly installments. Upon a change in control of the Bank, and the participant's termination, the participant will be deemed to reach age 65 and will receive full retirement benefits. As long as the agreement remains in effect, upon the death of a participant, the participant's beneficiary will be paid a death benefit under the terms of the Endorsement Method Split Dollar Life Insurance Agreement between the participant and the Bank.

         For fiscal 2004, we accrued $162,804 under Mr. Kliminski's executive salary continuation agreement, $21,249 under Mr. Bzdek's executive salary continuation agreement, $10,636 under Mr. Heyer's executive salary continuation agreement and $9,942 under Ms. Bringuier's executive salary continuation agreement. These accruals reflect the scheduled accruals under the plan in order for the retirement benefit provided by the plan to be fully accrued at the expected retirement date. The accrual for Mr. Kliminski is higher than for that for the other officers due to the fewer number of months left to accrue the full retirement benefit that will be payable to Mr. Kliminski at his expected retirement date and also reflects a higher average base salary for Mr. Kliminski and a higher percentage of the base provided under the plan, 50% versus 30% for the other officers. When the plans were established for each officer, there were 78 months until the expected retirement date for Mr. Kliminski, compared to 196 months, 300 months and 298 months for Officers Bzdek, Heyer and Bringuier. The amounts required to accrue the present value of the retirement benefit provided for each individual are based upon assumptions for discount rate, salary projections and life expectancy. These assumptions are reviewed at least annually and provide the basis upon which monthly benefit accruals are recorded. These accruals are generally recorded in equal amounts from month to month with changes made to these amounts as required by assumption changes.

         401(k) Savings and Profit Sharing Plan. American Bank of New Jersey sponsors a tax-qualified defined contribution savings plan for the benefit of its employees. Employees become eligible to participate under the 401(k) Plan on the first day of any month following the completion of twelve months of service. Under the 401(k) Plan, employees may voluntarily elect to defer between 1% and 50% of compensation, not to exceed applicable limits under the Internal Revenue Code. In calendar year 2004, an employee could defer up to the lower of $13,000 or 50% of his salary. Employees age 50 and over may make catch-up contributions ($3,000 in 2004). In addition, the 401(k) Plan provides for matching contributions up to a maximum of 3% of a person's salary for each participant under the 401(k) Plan. Employee contributions are immediately fully vested under the 401(k) Plan and matching contributions are vested at a rate of 20% per year after two years and completely vested after six years of service. Participants under the 401(k) Plan are currently able to direct 401(k) Plan assets to be invested in the stock of ASB Holding Company and will also be able direct 401(k) Plan assets to be invested in shares of American Bancorp of New Jersey, Inc. in and following the stock offering.

         It is intended that the 401(k) Plan will operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended, and the requirements of Section 401(a) of the Internal Revenue Code. Contributions to the 401(k) Plan for employees may be reduced in the future or eliminated as a result of contributions made to the Employee Stock Ownership Plan. See Management - Potential Stock Benefit Plans - Employee Stock Ownership Plan on page __.

Employee Stock Ownership Plan

         American Bank of New Jersey has previously established an employee stock ownership plan for the exclusive benefit of participating employees of American Bank of New Jersey. We intend to continue this plan after the conversion. Participating employees are employees who have completed one year of service and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the employee stock ownership plan has been received by the IRS.

         The employee stock ownership plan is funded by contributions made by American Bank of New Jersey in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. In addition to the common stock previously acquired by the plan with funds borrowed by American Bank of New Jersey, with an outstanding loan balance at March 31, 2005 of $1,163,945, we intend for the plan trust to borrow additional funds with which to acquire up to 8% of the common stock to be issued in the stock offering, or 600,000 shares at the midpoint of the offering range, requiring a loan of $6.0 million. The employee stock ownership plan intends to borrow the funds for the new stock purchase and to refinance the existing plan trust debt. The combined outstanding balance of the new debt and the refinanced debt will total $7.2 million. The new loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. The loan will be secured by the shares purchased and earnings of employee stock ownership plan assets. Shares purchased with loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. It is anticipated that all contributions will be tax-deductible. This loan is expected to be fully repaid in approximately ten years.

         Contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become fully vested in plan allocations following five years of service. Employment before the adoption of the employee stock ownership plan shall be credited for the purposes of vesting. Contributions to the employee stock ownership plan by American Bank of New Jersey and its subsidiaries are discretionary and may cause a reduction in other forms of compensation, including our 401(k) Plan. As a result, benefits payable under this plan cannot be estimated.

         The Board of Directors appointed all non-employee directors to serve as ESOP Trustees and as members of the ESOP Plan Committee. The ESOP Plan Committee directs the vote of all unallocated shares and all shares allocated to participants for which timely voting directions are not received.

2005 Stock Awards

         Directors and officers have been awarded options to purchase shares of common stock under the ASB Holding Company 2005 Stock Option Plan, at an exercise price equal to the fair market value of the Common Stock on the date of grant. Each non-employee director has been awarded 15,650 options. Chief Executive Officer Kliminski was awarded 64,640 options. Officers Bzdek, Heyer and Bringuier were awarded 31,980, 29,258 and 29,258 options, respectively. These options are first exercisable at a rate of 20% one year after the date of grant and 20% annually thereafter during continued service as an employee, director or director emeritus. Upon disability, death, or a change in control, these awards become 100% exercisable. The number of options and the exercise price will be adjusted in accordance with the exchange ratio in connection with the conversion.

         Directors and officers have also been awarded shares of restricted stock under the American Bank of New Jersey 2005 Restricted Stock Plan. Each non-employee director has been awarded 4,899 shares of restricted stock. Chief Executive Officer Kliminski was awarded 19,596 shares of restricted stock. Officers Bzdek, Heyer and Bringuier were awarded 9,798, 8,982 and 8,982 shares of restricted stock, respectively. Restricted stock awards are earned at the rate of 20% one year after the date of grant and 20% annually thereafter during periods of service as an employee, director or director emeritus. All awards become immediately 100% vested upon death or disability or termination of service following a change in control. The restricted stock awards will be adjusted for the exchange ratio in connection with the conversion. The 2005 Restricted Stock Plan intends to continue to make stock purchases in the open market from time to time to fund this plan after the completion of the stock offering.

Potential Stock Benefit Plans

         Stock Option Plan. We intend to adopt a new stock option plan for the benefit of directors and officers following the passage of at least one year from the completion of the conversion. We may, however, decide to adopt the stock option plan sooner than one year following the conversion, but in no event will the plan be adopted sooner than six months subsequent to the completion of the conversion. If the stock option plan is implemented within one year of the completion of the conversion, it will comply with the OTS regulations related to stock option plans, including limitations on vesting and allocation of awards. Any plan adopted within one year of the completion of the conversion will be subject to stockholder approval at a meeting of stockholders held no sooner than six months subsequent to the completion of the conversion. The stock option plan may reserve an amount of common stock equal to up to 10% of the shares sold in the stock offering for awards under the plan. No determinations have been made as to the time of implementation of the stock option plan, the specific terms of the plan or any allocation of awards that may be made under the plan.

         The purpose of the stock option plan will be to attract and retain qualified personnel in key positions, provide officers and directors with a proprietary interest in American Bancorp of New Jersey, Inc. as an incentive to contribute to our success and reward directors and officers for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of: (1) options to purchase the common stock intended to qualify as incentive stock options under the Code (incentive stock options); and (2) options that do not so qualify (non-statutory stock options). Any stock option plan would be in effect for up to ten years from the earlier of adoption by the Board of Directors or approval by the stockholders. Options would expire no later than 10 years from the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including length of service, job duties and responsibilities and job performance.

         Restricted Stock Plan. We also intend to establish a new restricted stock plan to provide our directors and officers with an additional proprietary interest in American Bancorp of New Jersey, Inc. We intend to adopt the restricted stock plan after the passage of at least one year from the completion of the conversion. We may, however, decide to adopt the restricted stock plan sooner than one year following the conversion, but in no event will the plan be adopted sooner than six months subsequent to the completion of the conversion. If the restricted stock plan is implemented within one year of the completion of the conversion, it will comply with the Office of Thrift Supervision regulations related to restricted stock plans, including limitations on vesting and allocation of awards. Any plan adopted within one year of the completion of the conversion will be subject to stockholder approval at a meeting of stockholders held no sooner than six months subsequent to the completion of the conversion. The restricted stock plan is expected to provide for the award of common stock, subject to vesting restrictions, to eligible directors and officers.


         We expect to contribute funds to the restricted stock plan in an amount sufficient to enable it to acquire up to 4% of the shares sold in the stock offering, provided, however, that, pursuant to the regulations of the OTS, the plan will be limited to up to 3% if the plan is established within one year of the conversion and if American Bank of New Jersey does not have in excess of 10% tangible capital following the conversion. Shares used to fund the restricted stock plan may be acquired through open market purchases or provided from authorized but unissued shares. No determinations have been made as to the specific terms of the restricted stock plan or any allocation of awards that may be made under the plan.


         Dilution. While our intention is to fund the existing and new stock option plans and restricted stock plans through open market purchases, stockholders will experience a reduction or dilution in ownership interest if the plans are instead funded with newly-issued shares.

         The issuance of authorized but unissued shares of stock to the new restricted stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 2.72%. If the 2005 Restricted Stock Plan is also funded with newly issued shares instead of open market purchases, the aggregate dilution from both restricted stock plans would be approximately 4.17%

         The issuance of authorized but unissued shares of stock to the stock option plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 6.54%. If the 2005 Stock Option Plan is also funded with newly issued shares instead of open market purchases, the aggregate dilution from both stock option plans would be approximately 11.21%.

         As of July 31, 2005, we have no exercisable options outstanding. Options previously granted under the 2005 Stock Option Plan are first exercisable in January 2006. If any options are exercised during the first year following the completion of the stock offering, they may be funded with newly-issued shares as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of the stock offering except to fund the restricted stock plan or under extraordinary circumstances.

Transactions with Management and Others

         Other than as disclosed below, no directors, officers or their immediate family members were engaged in transactions with American Bancorp of New Jersey, Inc., ASB Holding Company, American Bank of New Jersey or any subsidiary involving more than $60,000 (other than through a loan with the Bank) during either of the two years ended September 30, 2004.

         Director Vincent S. Rospond is the majority stockholder of the law firm of Rospond, Rospond & Conte, P.A., which serves as general counsel to American Bank of New Jersey and to which the Bank paid approximately $40,000 and $25,000 in legal fees during the years ended September 30, 2004 and 2003. In addition, the Bank engages this law firm in connection with residential loan closings, and fees paid by borrowers in loan closings handled by this law firm totaled approximately $48,000 and $86,000 during fiscal 2004 and 2003.

         Director Robert A. Gaccione is a senior partner of the law firm of Gaccione, Pomaco & Malanga, P.C. to which the Bank paid approximately $11,000 and $24,000 in legal fees during the years ended September 30, 2004 and 2003, respectively. In addition, the Bank engages this law firm in connection with commercial loan closings, and fees paid by borrowers in loan closings handled by this law firm totaled approximately $38,000 and $37,000 during fiscal 2004 and 2003, respectively.

         Management believes that the transactions described above were on terms at least as favorable to American Bank of New Jersey as the Bank would have received in transactions with an unrelated party.

         American Bank of New Jersey makes loans to its officers, directors and employees in the ordinary course of business. The Bank waives its application fee for mortgages to officers and employees on single-family owner-occupied homes or second homes. It also reduces its application fee for mortgages on two- to four-family owner-occupied homes by the amount of the application fee for single family home mortgages and reduces its modification fee for one-to-four family owner-occupied home mortgages or second home mortgages by the amount of the application fee for single family home mortgages. Other than these application fee waivers and reductions to officers and employees, these loans are on substantially the same terms and conditions as those of comparable transactions prevailing at the time with other persons. These loans also do not include more than the normal risk of collectibility or present other unfavorable features.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth, as of July 31, 2005, the ownership of American Savings, MHC, the ownership of American Bank of New Jersey's employee stock ownership plan and the ownership of our executive officers and directors, individually and as a group. Other than as set forth in the table, management knows of no person or group that owns more than 5% of the outstanding shares of common stock at July 31, 2005. Information regarding the planned purchases of common stock in the stock offering by our directors and executive officers (including in each case all "associates" of the directors and executive officers) is set forth under Proposed Stock Purchases by Management at page ____. The business address of each owner shown below is 365 Broad Street, Bloomfield, New Jersey 07003.


Name and Address                                                                  Percent of Shares of
of Beneficial Owner                                Number of Shares(1)(2)        Common Stock Outstanding
-------------------                                ----------------------        ------------------------

American Savings, MHC                                    3,888,150                       70.0%

American Bank of New Jersey Bank Employee
Stock Ownership Plan Trust (the "ESOP")                    133,308(3)                     2.4

Robert A. Gaccione                                          15,000                         *
Joseph Kliminski                                            41,531                         *
Fred G. Kowal                                                    -                         *
H. Joseph North                                              2,000                         *
Stanley Obal                                                10,000                         *
W. George Parker                                            38,044                         *
Vincent S. Rospond                                          40,800                         *
James H. Ward, III                                          56,635                        1.0
Richard M. Bzdek                                            35,407                         *
Eric B. Heyer                                               12,768                         *
Catherine M. Bringuier                                       6,754                         *
                                                           -------                        ---
All directors and executive officers                       258,939                        4.7%
                                                           =======                        ===
   as a group (11 persons)

--------------------------
*   Less than 1%.
(1) Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership.
(2) Does not include shares underlying options and shares of restricted stock. The option shares and restricted stock do not become exercisable or vested within 60 days of July 31, 2005. See 2005 Stock Awards at page __.
(3) These shares are held in a suspense account and are allocated among participants annually on the basis of compensation as the ESOP debt is repaid. As of July 31, 2005, 16,913 shares have been allocated to ESOP participants. The Board of Directors appointed all non-employee directors to serve as ESOP Trustees and as members of the ESOP Plan Committee. The ESOP Plan Committee directs the vote of all unallocated shares and shares allocated to participants for which timely voting directions are not received.

Proposed Stock Purchases by Management

         The table below sets forth, for each of our directors and executive officers the following information:

          (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of ASB Holding Company common stock as of July 31, 2005;

          (2)  the  proposed   purchases  of   subscription   shares,   assuming
               sufficient  shares are available to satisfy their  subscriptions;
               and

          (3) the total amount of our common stock to be held upon consummation of the conversion.

         The table below assumes that 10,714,285 shares are outstanding after the stock offering, which includes the sale of 7,500,000 shares in the stock offering (the midpoint) and the issuance of 3,214,285 shares in exchange for shares of ASB Holding Company. See The Stock Offering - Limitations on Common Stock Purchases at page __. The table does not take into account any stock benefit plans to be adopted following the stock offering. See Management - Potential Stock Benefit Plans at page __.

                                                                            Proposed Total
                                                                           Common Stock Held
                                                                       After the Stock Offering
                                                                       ------------------------
                              Number of        Proposed Number of
                              Exchange            Shares to be            Number
                             Shares to be         Purchased in              of        % of
            Name               Held(2)       the Stock Offering(1)        Shares      Total
            ----               -------       ---------------------        ------      -----
Robert A. Gaccione              28,934               12,500               41,434        * %
Joseph Kliminski                80,110               40,000              120,110       1.1
Fred G. Kowal                        -               40,000               40,000        *
H. Joseph North                  3,857                1,000                4,857        *
Stanley Obal                    19,289                2,500               21,789        *
W. George Parker                73,384              100,000              173,384       1.6
Vincent S. Rospond              78,700               40,000              118,700       1.1
James H. Ward, III             109,245               90,000              199,245       1.9
Richard M. Bzdek                68,297               10,000               78,297        *
Eric B. Heyer                   24,628                5,000               29,628        *
Catherine M. Bringuier          13,028               10,000               23,028        *
                               -------              -------              -------       ---
         Total                 316,000              351,000              850,472       7.9%
                               =======              =======              =======       ===

-------------------
*    Less than 1%.
(1) Includes proposed subscriptions, if any, by associates. Does not include the subscription order by the employee stock ownership plan. Purchases by the employee stock ownership plan are expected to be 8% of the shares sold in the stock offering.
(2) Does not include shares underlying options and shares of restricted stock. Option shares and restricted stock do not become exercisable or vested within 60 days of July 31, 2005. See 2005 Stock Awards at page __.

                                 THE CONVERSION

         The Board of Directors adopted the plan authorizing the conversion on May 17, 2005, subject to the approval of the OTS, members of American Savings, MHC, stockholders of ASB Holding Company and the satisfaction of certain other conditions. We received authorization from the OTS to conduct the conversion on ___________, 2005. OTS authorization does not constitute a recommendation or endorsement of an investment in our stock by the OTS.

General

         On May 17, 2005, the Board of Directors adopted the plan of conversion, which was subsequently amended. In accordance with the plan, American Savings, MHC will convert from a mutual holding company to a full stock corporation. Public stockholders currently own 30% of ASB Holding Company and the remaining 70% is owned by American Savings, MHC. Upon consummation of the conversion, American Savings, MHC will cease to exist. The stock held by the public stockholders of ASB Holding Company will be converted into shares of American Bancorp of New Jersey, Inc., a newly formed New Jersey corporation. After the conversion, American Bank of New Jersey and ASB Investment Corp. will be wholly owned subsidiaries of American Bancorp of New Jersey, Inc.

Share Exchange Ratio

         OTS regulations provide that in a conversion of a mutual holding company to stock form, the minority stockholders of ASB Holding Company will be entitled to exchange their shares of common stock for common stock of the converted holding company, provided that the Bank and the mutual holding company demonstrate to the satisfaction of the OTS that the basis for the exchange is fair and reasonable. Each publicly-held share of ASB Holding Company common stock will, on the date of completion of the conversion, be automatically converted into and become the right to receive a number of exchange shares determined pursuant to the exchange ratio. The public stockholders of ASB Holding Company common stock will own the same percentage of American Bancorp of New Jersey, Inc. after the conversion as they currently hold in ASB Holding Company, subject to additional purchases, or the receipt of cash in lieu of fractional shares.

         Based on the independent valuation, the 70% of the outstanding shares of ASB Holding Company common stock held by American Savings, MHC as of the date of the independent valuation and the 30% public ownership interest of ASB Holding Company, the following table sets forth, at the minimum, mid- point, maximum, and adjusted maximum of the offering range:

o the total number of subscription shares and exchange shares to be issued in the conversion;

o    the total shares of common stock outstanding after the conversion;

o    the exchange ratio; and

o the number of shares an owner of ASB Holding Company will receive in the exchange, adjusted for the number of shares sold in the stock offering.

                                                                                                               100 Shares of
                                                                                                            ASB Holding Company
                                                 Shares of American                                        Would be Exchanged for
                                               Bancorp of New Jersey,      Total Shares                     the Following Number
                                                Inc. to be  Exchanged       of Common                            of Shares of
                      Shares to be Sold        for Existing Shares of      Stock to be       Exchange         American Bancorp
                     in the Stock Offering      ASB Holding Company        Outstanding         Ratio         of New Jersey, Inc.
                     ---------------------      -------------------        -----------         -----         -------------------

                      Amount       Percent       Amount      Percent
                      ------       -------       ------      -------

Minimum............   6,375,000       70%      2,732,142        30%          9,107,142        1.63960%            163
Midpoint...........   7,500,000       70       3,214,285        30          10,714,285        1.92894             192
Maximum............   8,625,000       70       3,696,428        30          12,321,428        2.21828             221
Adjusted maximum...   9,918,750       70       4,250,892        30          14,169,642        2.55102             255

         Options to purchase shares of ASB Holding Company common stock will be converted into options to purchase shares of American Bancorp of New Jersey, Inc. common stock. Additionally, restricted stock awards of ASB Holding Company will also be converted into restricted shares of American Bancorp of New Jersey, Inc. common stock. At March 31, 2005 there were outstanding options to purchase 272,171 shares of ASB Holding Company common stock and there were 81,651 restricted stock awards of ASB Holding Company common stock outstanding. The number of shares of common stock to be received upon exercise of these options will be determined pursuant to the exchange ratio. The aggregate exercise price, duration, and vesting schedule of these options and restricted stock awards will not be affected.

Effect of the Conversion on Minority Stockholders

         Effect on Stockholders' Equity Per Share of the Shares Exchanged. The conversion will increase the stockholders' equity of the public stockholders of ASB Holding Company common stock. At March 31, 2005, the stockholders' equity per share of ASB Holding Company common stock was $6.99, including shares held by American Savings, MHC. As set forth under the pro forma information set forth for March 31, 2005, under Pro Forma Data at page __, pro forma stockholders' equity per share is $10.28, $9.65, $9.19, and $8.79, respectively, at the minimum, midpoint, maximum and adjusted maximum, respectively, of the offering range.

         Effect on Earnings per Share of the Shares Exchanged. The conversion will also affect the public stockholders of ASB Holding Company common stock pro forma earnings per share. For the six months ended March 31, 2005, basic and diluted earnings per share of ASB Holding Company common stock was $0.22, including shares held by American Savings, MHC. As set forth under the pro forma information set forth for the six months ended March 31, 2005 under Pro Forma Data at page __, pro forma earnings per share range from $0.13 to $0.08 for the minimum to the adjusted maximum of the offering range.


         Dissenters' and Appraisal Rights. Under OTS regulations, dissenters' rights of appraisal are available to holders of common stock in connection with the conversion. The following discussion is not a complete statement of the law pertaining to dissenters' rights under the OTS Rules and Regulations, and is qualified in its entirety by the full text of Section 552.14 of the OTS Rules and Regulations, which is referred to as Section 552.14 and is reprinted in its entirety as Appendix A to this prospectus. Any ASB Holding Company stockholder who desires to exercise his or her dissenters' rights should review carefully
Section 552.14 and is urged to consult a legal advisor before electing or attempting to exercise his or her rights. All references in Section 552.14 to a "stockholder" and in this summary of dissenters' rights are to the record holder of shares of ASB Holding Company Common Stock as to which dissenters' rights are asserted. Subject to the exceptions stated below, holders of ASB Holding Company Common Stock who comply with the applicable procedures summarized below will be entitled to exercise dissenters' rights under Section 552.14.

         A stockholder electing to exercise his or her rights to dissent from the conversion is required to file with ASB Holding Company (addressed to Richard M. Bzdek, Secretary, ASB Holding Company, 365 Broad Street, Bloomfield, New Jersey 07003), prior to voting on the plan of conversion, a written statement identifying himself or herself and stating his or her intention to demand appraisal of, and payment for, his or her shares. This demand must be made in addition to, and separate from, any proxy or vote. A failure to vote on the proposal to approve the plan of conversion will not constitute a waiver of appraisal rights, but a vote for the plan of conversion will be deemed a waiver of such rights. A vote against the plan of conversion will not be deemed to satisfy the requirement to file the written statement. However, if a stockholder returns a signed proxy but does not specify a vote against the plan of conversion, or a direction to abstain, the proxy, if not revoked prior to the ASB Holding Company stockholders' meeting, will be voted for approval of the plan of conversion, which will have the effect of waiving that stockholder's dissenters' rights.

         Within ten days after the completion of the conversion and stock offering, American Bancorp of New Jersey, Inc. shall (i) give written notice by mail to any dissenting stockholder who has not voted in favor of the plan of conversion, (ii) make a written offer to each dissenting stockholder to pay for his or her shares at a specified price deemed by American Bancorp of New Jersey, Inc. to be fair value of such shares, and (iii) inform any dissenting stockholder that within 60 days of the completion of the conversion and stock offering the dissenting stockholder must file a petition with the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, if the stockholder and American Bancorp of New Jersey, Inc. do not agree as to the fair market value.

         If within 60 days of the completion of the conversion and stock offering the fair value is agreed upon between American Bancorp of New Jersey, Inc. and any dissenting stockholder, payment will be made within 90 days of the completion of the conversion and stock offering. If within such period, however, American Bancorp of New Jersey, Inc. and any dissenting stockholder do not agree as to the fair value of such shares, such stockholder may file a petition with the OTS demanding a determination of the fair market value of the stock. A copy of such petition must be sent by registered or certified mail to American Bancorp of New Jersey, Inc. Any such stockholder who fails to file the petition within 60 days of the completion of the conversion and stock offering is deemed to have accepted the terms of the Plan.

         Each dissenting stockholder, within 60 days of the completion of the conversion and stock offering, must submit his or her certificates to the transfer agent for notation thereon that an appraisal and payment have been demanded. Any stockholder who fails to submit his or her certificates will not be entitled to appraisal rights and will be deemed to have accepted the terms of the Plan.

         Any stockholder who is demanding payment for his shares in accordance with Section 552.14 shall not thereafter be entitled to vote or exercise any rights of a stockholder except the right to receive payment for his shares pursuant to the provisions of Section 552.14 and the right to maintain certain legal actions. The respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of stockholders.

Comparison of Stockholders' Rights of ASB Holding Company and American Bancorp of New Jersey, Inc.

         General. As a result of the conversion, the stockholders of ASB Holding Company will become stockholders of American Bancorp of New Jersey, Inc. There are certain differences in stockholder rights arising from distinctions between ASB Holding Company's federal charter and bylaws and American Bancorp of New Jersey, Inc.'s certificate of incorporation and bylaws, which are based on New Jersey corporate law.

         The discussion herein is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather as a summary of the material differences affecting the rights of stockholders. The discussion herein is qualified in its entirety by reference to American Bancorp of New Jersey, Inc.'s certificate of incorporation and bylaws and the New Jersey Business Corporation Act. Procedures for obtaining a copy of American Bancorp of New Jersey, Inc.'s certificate of incorporation and bylaws can be found under Where You Can Find Additional Information at page __. Special Meetings of Stockholders. American Bancorp of New Jersey, Inc.'s certificate of incorporation provides that special meetings of its stockholders may be called by the president, the Board of Directors or a duly designated committee of the Board of Directors. Stockholders of American Bancorp of New Jersey, Inc. may not call a special meeting. ASB Holding Company's current federal charter provides that special meetings of stockholders may be called by the chairman, the president, a majority of the Board of Directors or the holders of not less than one-tenth of the outstanding stock of ASB Holding Company.

         Stockholder Nominations and Proposals. The current federal bylaws of ASB Holding Company generally provide that stockholders may submit nominations for election of director at an annual meeting of stockholders at least five days before the date of any such meeting and may submit any new business to be taken up at such a meeting by filing such in writing with ASB Holding Company at least five days before the date of any such meeting.

         American Bancorp of New Jersey, Inc.'s bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to American Bancorp of New Jersey, Inc. not less than 60 days prior to the anniversary date of its immediately preceding annual meeting of stockholders. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of American Bancorp of New Jersey, Inc. and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interest of stockholders, generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

         Limitations on Acquisitions of Voting Stock and Voting Rights. American Bancorp of New Jersey, Inc.'s certificate of incorporation provides that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock be entitled or permitted to any vote in respect of the shares held in excess of such limit. There is no expiration date for this voting restriction; it applies in perpetuity. ASB Holding Company's current federal charter does not provide for a similar voting restriction.

         Amendment of Governing Instruments. No amendment of ASB Holding Company's current federal charter may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. American Bancorp of New Jersey, Inc.'s certificate of incorporation may be amended by the vote of the holders of a majority of the outstanding shares of its common stock, except that the provisions of the certificate of incorporation governing the calling of meetings of stockholders, stockholders' nominations and proposals, authorized capital stock, denial of preemptive rights, the number and staggered terms of directors, removal of directors, approval of certain business combinations, the evaluation of certain business combinations, elimination of directors' liability, indemnification of officers and directors, and the manner of amending the certificate of incorporation and bylaws, each may not be repealed, altered, amended or rescinded except by the vote of the holders of at least 80% of American Bancorp of New Jersey, Inc.'s outstanding shares. This provision is intended to prevent the holders of a lesser percentage of American Bancorp of New Jersey, Inc.'s outstanding stock from circumventing any of the foregoing provisions by amending the certificate of incorporation to delete or modify one of such provisions.

         ASB Holding Company's current federal bylaws may be amended by a majority vote of the full Board of Directors or by a majority vote of the votes cast by the stockholders of ASB Holding Company at any legal meeting. American Bancorp of New Jersey, Inc.'s bylaws may only be amended by a two-thirds vote of its Board of Directors or by the holders of at least 80% of its outstanding stock.


Effects of the Conversion on Depositors, Borrowers and Members

         Continuity. The stock offering will not have any effect on American Bank of New Jersey's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The stock offering will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. After the stock offering, American Bank of New Jersey will continue to be subject to regulation, supervision, and examination by the OTS and the FDIC.

         Deposits and Loans. Each holder of a deposit account in American Bank of New Jersey at the time of the stock offering will continue as an account holder in American Bank of New Jersey after the stock offering, and the stock offering will not affect the deposit balance, interest rate, or other terms. Each deposit account will be insured by the FDIC to the same extent as before the stock offering. Depositors will continue to hold their existing certificates, savings records, checkbooks, and other evidence of their accounts. The stock offering will not affect the loans of any borrower from American Bank of New Jersey. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the stock offering.

         Voting Rights of Members. At present, all depositors of American Bank of New Jersey are members of, and have voting rights in, American Savings, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of American Savings, MHC and will no longer be entitled to vote at meetings of American Savings, MHC.

Upon completion of the conversion, American Bancorp of New Jersey, Inc. will be the sole stockholder of American Bank of New Jersey and have all voting rights in American Bank of New Jersey. Stockholders of American Bancorp of New Jersey, Inc. will have exclusive voting rights in the corporation. Depositors of American Bank of New Jersey will not have voting rights after the conversion except to the extent that they become our stockholders through the purchase of common stock.

         Tax Effects. We have received an opinion from Malizia Spidi & Fisch, PC and an opinion from Crowe Chizek and Company LLC with regard to federal and state income taxation, respectively, to the effect that the adoption and implementation of the plan of conversion will not be taxable for federal or state income tax purposes to American Bancorp of New Jersey, Inc., ASB Holding Company, American Savings, MHC, the minority stockholders, members of American Savings, MHC, eligible account holders, supplemental eligible account holders or American Bank of New Jersey. See Federal and State Tax Consequences of the Conversion at page __.

         Effect on Liquidation Rights. Each depositor in American Bank of New Jersey has both a deposit account in American Bank of New Jersey and a pro rata ownership interest in the net worth of American Savings, MHC based upon the balance in his or her account. This interest may only be realized in the event of a complete liquidation of American Savings, MHC and American Bank of New Jersey. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in American Savings, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of American Savings, MHC, which is lost to the extent that the balance in the account is reduced or closed.

         Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that American Savings, MHC and American Bank of New Jersey are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of American Savings, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

         In the unlikely event that American Bank of New Jersey were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the
"liquidation account" to depositors as of March 31, 2004 and June 30, 2005 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to American Bancorp of New Jersey, Inc. as the holder of American Bank of New Jersey's capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation, and the liquidation account would be assumed by the surviving institution. See Liquidation Rights at page __.

Federal and State Tax Consequences of the Conversion

         We have received opinions from Malizia Spidi & Fisch, PC, and from Crowe Chizek and Company LLC federal and New Jersey tax consequences, respectively, of the stock offering. The opinions have been filed as exhibits to the registration statement of which this prospectus is a part and cover those federal tax matters that are material to the transaction. The opinions are made in reliance upon various statements, representations and declarations as to matters of fact made by us, as detailed in the opinions. The opinions provide that:

         The transactions qualify as statutory mergers and each merger required by the Plan qualifies as a reorganization within the meaning of Code Section 368(a)(1)(A). American Savings, MHC, American Bancorp of New Jersey, Inc., ASB Holding Company, and American Bank of New Jersey will be a party to a "reorganization" as defined in Code Section 368(b).

          o American Savings, MHC will not recognize any gain or loss on the transfer of its assets to American Bank of New Jersey in exchange for American Bank of New Jersey liquidation interests for the benefit of American Savings, MHC members who remain depositors of American Bank of New Jersey.

          o No gain or loss will be recognized by American Bank of New Jersey upon the receipt of the assets of American Savings, MHC in exchange for the transfer to the members of American Bank of New Jersey liquidation interests.

          o No gain or loss will be recognized by American Bank of New Jersey upon the receipt of the assets of Interim Bank #2 (ASB Holding Company) and Interim Bank #3 pursuant to the conversion.

          o No gain or loss will be recognized by Interim Bank #2 (ASB Holding Company following its conversion to a federal stock savings bank) pursuant to the conversion.

          o The reorganization of American Bancorp of New Jersey, Inc. as the holding company of American Bank of New Jersey qualifies as a reorganization within the meaning of Code Section 368(a)(1)(A) by virtue of Code Section 368(a)(2)(E). Therefore, American Bank of New Jersey, American Bancorp of New Jersey, Inc., and Interim Bank #3 will each be a party to a reorganization, as defined in Code Section 368(b).

          o No gain or loss will be recognized by Interim Bank #3 upon the transfer of its assets to American Bank of New Jersey pursuant to the conversion.

          o Members will recognize no gain or loss upon the receipt of American Bank of New Jersey liquidation interests.

          o No gain or loss will be recognized by American Bancorp of New Jersey, Inc. upon the receipt of Bank Stock solely in exchange for stock of American Bancorp of New Jersey, Inc.

          o Current stockholders of ASB Holding Company will not recognize any gain or loss upon their exchange of common stock solely for shares of stock of American Bancorp of New Jersey, Inc.

          o Each stockholder's aggregate basis in shares of stock of American Bancorp of New Jersey, Inc. received in the exchange will be the same as the aggregate basis of common stock surrendered in the exchange before giving effect to any payment of cash in lieu of fractional shares.

          o No gain or loss will be recognized by American Bancorp of New Jersey, Inc. on the receipt of money in exchange for stock of American Bancorp of New Jersey, Inc. sold in the stock offering.

          o No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the distribution to them of the non-transferable subscription rights to purchase shares of stock of American Bancorp of New Jersey, Inc.

         The opinion in the last bullet above is predicated on representations from American Bank of New Jersey, American Bancorp of New Jersey, Inc., ASB Holding Company and American Savings, MHC that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. The opinion in the last bullet above is based on the position that the subscription rights to purchase shares of common stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. In reaching their opinion stated in the second bullet above, Malizia Spidi & Fisch, PC has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Malizia Spidi & Fisch, PC believes that it is more likely than not that the fair market value of the subscription rights to purchase common stock is zero.

         If the non-transferable subscription rights to purchase common stock are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and we may be taxed on the distribution of the subscription rights.

         We are also subject to New Jersey income taxes and have received an opinion from Crowe Chizek and Company LLC that the stock offering will be treated for New Jersey state tax purposes similarly to the treatment of the stock offering for federal tax purposes.

         Unlike a private letter ruling from the IRS, the federal and state tax opinions have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the New Jersey tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are determined to have any market value.

Liquidation Rights

         In the unlikely event of a complete liquidation of ASB Holding Company prior to the conversion, all claims of creditors of ASB Holding Company, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of ASB Holding Company remaining, these assets would be distributed to stockholders, including American Savings, MHC. In the unlikely event that American Savings, MHC and ASB Holding Company are liquidated prior to the conversion, all claims of creditors would be paid first. Then, if there were any assets of American Savings, MHC remaining, members of American Savings, MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in American Bank of New Jersey immediately prior to liquidation. In the unlikely event that American Bank of New Jersey were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to American Bancorp of New Jersey, Inc. as the holder of American Bank of New Jersey capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured

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savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

         The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (as those terms are defined in the plan of conversion) in an amount equal to the greater of:

          (1) American Savings, MHC's ownership interest in the retained earnings of ASB Holding Company as of the date of its latest balance sheet contained in this prospectus; or

          (2) the retained earnings of American Bank of New Jersey at the time that American Bank of New Jersey reorganized into the mutual holding company form of organization in 1999.

         The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with American Bank of New Jersey after the conversion with an interest in the unlikely event of the complete liquidation of American Bank of New Jersey after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at American Bank of New Jersey, would be entitled, on a complete liquidation of American Bank of New Jersey after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of American Bancorp of New Jersey, Inc. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, checking accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in American Bank of New Jersey as of the close of business on March 31, 2004, or June 30, 2005. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2004 or June 30, 2005 bears to the balance of all deposit accounts in American Bank of New Jersey on these dates.

         If, however, on any September 30 annual closing date commencing after the completion of the conversion, the amount in any deposit account is less than the amount in that deposit account on March 31, 2004 or June 30, 2005 or any other annual closing date, then the interest in the liquidation account relating to that deposit account would be reduced from time to time by the proportion of the reduction, and the interest will cease to exist if the deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to a depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to American Bancorp of New Jersey, Inc. as the sole stockholder of American Bank of New Jersey.

Amendment or Termination of the Plan of Conversion

         If deemed necessary or desirable by the Board of Directors, the plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from members and stockholders to vote on the plan and at any time thereafter with the concurrence of the OTS. Any amendment to the plan made after approval by the members and stockholders with the concurrence of the OTS shall not necessitate further approval by the members or

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stockholders  unless otherwise  required by the OTS. The plan shall terminate if the sale of all shares of stock is not completed within 24 months from the date of the special meeting of members. Prior to the earlier of the special meeting of members and the stockholders' meeting, the plan may be terminated by the Board of Directors without approval of the OTS; after the special meeting or the stockholders' meeting, the Board of Directors may terminate the plan only with the approval of the OTS.

Conditions to the Conversion

         We cannot complete our conversion and our stock offering unless:

          (1)  We sell a minimum of 6,375,000 shares of common stock;

          (2) The plan of conversion is approved by a majority of the votes eligible to be cast by members of American Savings, MHC;

          (3) The plan of conversion is approved by at least two-thirds of the votes eligible to be cast by stockholders of ASB Holding Company, including those shares held by American Savings, MHC; and

          (4) The plan of conversion is approved by a majority of the votes eligible to be cast by stockholders of ASB Holding Company, excluding those shares held by American Savings, MHC.

         The plan of conversion must also be approved by the OTS, which has given its conditional approval. If these conditions are not met before we complete the stock offering, all funds received will be promptly returned with interest at American Bank of New Jersey's passbook savings account rate and all withdrawal authorizations will be canceled. The stock purchases of our officers and directors will be counted for purposes of meeting the minimum number of shares.

         American Savings, MHC intends to vote its 70% ownership interest in favor of the conversion. In addition, as of July 31, 2005, directors and executive officers of ASB Holding Company and their associates beneficially own _______ shares of ASB Holding Company, or ___% of the total outstanding shares. They intend to vote those shares in favor of the conversion. Non-employee directors serve as the trustee committee for American Bank of New Jersey 2005 Restricted Stock Plan and will direct the voting of 81,651 shares held in the plan trust. Additionally, all non-employee directors of ASB Holding Company serve as employee stock ownership plan trustees and in their fiduciary capacity as trustees will vote the 116,395 unallocated shares held by the American Bank of New Jersey employee stock ownership plan. The trustees will also vote the 16,913 allocated shares of the employee stock ownership plan for which no timely voting directions have been received from plan participants.

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                               THE STOCK OFFERING

         The Board of Directors adopted the plan authorizing the conversion on May 17, 2005, subject to the approval of the OTS. We received authorization from the OTS to conduct the stock offering on ___________, 2005. OTS authorization does not constitute a recommendation or endorsement of an investment in our stock by the OTS.

General

         On May 17, 2005, the Board of Directors adopted the plan of conversion, which was subsequently amended, pursuant to which American Bancorp of New Jersey, Inc. will sell shares of common stock to eligible depositors of American Bank of New Jersey in a subscription offering and, if necessary, to the general public if a community and/or a syndicated community offering is held. The Board of Directors unanimously adopted the plan after consideration of the advantages and the disadvantages of the stock offering. After we receive the required authorization from the OTS, the stock will be issued. The stock offering will be accomplished in accordance with the procedures set forth in the plan, the requirements of applicable laws and regulations, and the policies of the OTS.

         We are offering between a minimum of 6,375,000 shares and a maximum of 8,625,000 shares of common stock in the offering (subject to adjustment to up to 9,918,750 shares if our estimated pro forma market value has increased at the conclusion of the stock offering), which will expire at 12:00 noon, eastern time, on ___________, 2005, unless extended. See Deadlines for Purchasing Stock at page __. The minimum purchase is 25 shares of common stock (minimum investment of $250). Our common stock is being offered at a fixed price of $10.00 per share in the stock offering.

           In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, pending completion or termination of the stock offering, subscription funds received by us will be invested only in investments permissible under Rule 15c2-4.

Conduct of the Stock Offering

         Subject to the limitations of the plan of stock issuance adopted by our Board of Directors, shares of common stock are being offered in descending order of priority in the subscription offering to:

o Eligible Account Holders (depositors at the close of business on March 31, 2004 with deposits of at least $50.00);

o    the employee stock ownership plan;

o Supplemental Eligible Account Holders (depositors at the close of business on June 30, 2005 with deposits of at least $50.00); and

o Other Members (depositors at the close of business on July 31, 2005 and borrowers as of December 27, 1995, who continue as borrowers as of the close of business on July 31, 2005).

         To the extent that shares remain available and depending on market conditions at or near the completion of the subscription offering, we may conduct a community offering and possibly a syndicated community offering. The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. A syndicated community offering, if we conduct

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

one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering. In any community offering or syndicated community offering, we will first fill orders for our common stock in an equitable manner as determined by the Board of Directors in order to achieve a wide distribution of the stock. If an oversubscription occurs in the stock offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the stock offering, subject to any required regulatory approval.

         Shares sold above the maximum of the offering range may be sold to the employee stock ownership plan before satisfying remaining unfilled orders of Eligible Account Holders to fill the plan's subscription, or the plan may purchase some or all of the shares covered by its subscription after the stock offering in the open market, subject to any required regulatory approval.

Subscription Offering

         Subscription Rights. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of stock issuance to the following persons:

         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase, combined with shares received by existing stockholders pursuant to the exchange ratio in the conversion, and subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Stock, up to the greater of (i) the maximum purchase limitation in the community offering (i.e., 150,000 shares or $1,500,000), (ii) one-tenth of 1% of the total offering of shares of common stock offered in the subscription offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of all qualifying deposits of all Eligible Account Holders. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on March 31, 2004, whose subscriptions remain unfilled. Subscription rights received by officers and directors, based on their increased deposits in American Bank of New Jersey in the one year preceding the eligibility record date will be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his or her order form all accounts in which he or she had an ownership interest as of the Eligibility Record Date.

         Priority 2: The Employee Plans. The tax qualified employee plans may be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the subscription offering. It is expected that the employee stock ownership plan will purchase up to 8% of the common stock issued in the stock offering. If an oversubscription occurs in the stock offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases subsequent to the closing of the stock offering, subject to any required regulatory approval.

         Priority 3: Supplemental Eligible Account Holders. If there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, each Supplemental Eligible Account Holder shall have

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

the opportunity to purchase, combined with shares received by existing stockholders pursuant to the exchange ratio in the conversion, and subject to the overall limitations described under The Stock Offering - Limitations on Purchases of Common Stock, up to the greater of (i) the maximum purchase limitation in the community offering (i.e., 150,000 shares or $1,500,000), (ii) one-tenth of 1% of the total offering of shares of common stock offered in the subscription offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock offered in the subscription offering by a fraction, of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of all qualifying deposits of all Eligible Account Holders. If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, is in excess of the total number of shares offered in the stock offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders first so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that each subscriber's qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case on June 30, 2005, whose subscriptions remain unfilled. To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his or her order form all accounts in which he or she had an ownership interest as of the Supplemental Eligibility Record Date.

         Priority 4: Other Members. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each member of American Savings, MHC (depositors and certain borrowers of American Bank of New Jersey) on the voting record date of July 31, 2005 who is not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other Members") will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 150,000 shares of common stock or one-tenth of 1% of the total offering of shares of common stock offered in the subscription offering, subject to the overall purchase limitations. See Limitations on Purchases of Common Stock at page __. If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member.

         Restrictions on Transfer of Subscription Rights and Shares. The plan of stock issuance prohibits any person with subscription rights, including Eligible Account Holders and Supplemental Eligible Account Holders, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights or the shares of common stock to be issued when subscription rights are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of the shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock before the completion of the stock offering.

         We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders that we determine involve the transfer of subscription rights.

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Deadlines for Purchasing Stock

         The subscription offering will terminate at 12:00 noon, eastern time, on ___________, 2005. We may extend this expiration date without notice to you for up to 45 days, until ___________, 2005. Once submitted, your order is irrevocable unless the stock offering is extended beyond ___________, 2005. We may request permission from the Office of Thrift Supervision to extend the stock offering beyond ___________, 2005, and the Office of Thrift Supervision may grant one or more extensions of the stock offering of up to 90 days per extension, but in no event may the stock offering be extended beyond ___________, 2007. If the stock offering is extended beyond ___________, 2005, we will be required to notify each subscriber and resolicit subscriptions. During any extension period, subscribers will have the right to modify or rescind their subscriptions, and, unless an affirmative response is received, a subscriber's funds will be returned with interest at American Bank of New Jersey's passbook savings account rate. A community offering and a syndicated community offering, if these offerings are conducted, may terminate at any time without notice but no later than ___________, 2005.

         We may cancel the conversion and stock offering at any time prior to the special meeting of members of American Savings, MHC to vote on the plan of conversion and the special meeting of stockholders of ASB Holding Company to vote on the plan of conversion. We may also cancel the conversion and stock offering after the special meetings of members and stockholders if the OTS concurs in our decision to do so. If we cancel the conversion and stock offering, orders for common stock already submitted will be canceled and subscribers' funds will be returned with interest at American Bank of New Jersey's passbook savings account rate.

Community Offering and Syndicated Community Offering

         Community Offering. If less than the total number of shares of common stock to be subscribed for in the stock offering are sold in the subscription offering and depending on market conditions at or near the completion of the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any person may purchase in the community offering, subject to the overall purchase limitations described under The Stock Offering - Limitations on Purchases of Common Stock at page __, is 150,000 shares, or $1,500,000. In the community offering, if any, shares will be available for purchase by the general public, and preference may be given first to existing stockholders and second to natural persons and trusts of natural persons residing in counties in which American Bank of New Jersey has branch offices. We will attempt to issue the shares in a manner that would promote a wide distribution of common stock.

         If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering in an equitable manner we determine.

         The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the OTS.

         We, in our absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.

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         Syndicated  Community  Offering.  If shares remain  available after the subscription offering, and depending on market conditions at or near the completion of the subscription offering, we may offer shares to selected persons through a syndicated community offering on a best-efforts basis conducted through Keefe, Bruyette & Woods, Inc. in accordance with such terms, conditions and procedures as may be determined by our Board of Directors. A syndicate of broker-dealers (selected dealers) may be formed to assist in the syndicated community offering. A syndicated community offering, if we conduct one, would commence just prior to, or as soon as practicable after, the termination of the subscription offering.

         Orders received in connection with the syndicated community offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the syndicated community offering will be sold at the same price as all other shares in the subscription offering. A syndicated community offering would be open to the general public beyond the local community, however, we have the right to reject orders, in whole or in part, in our sole discretion in the syndicated community offering. No person will be permitted, subject to the overall purchase limitations described under The Stock Offering - Limitations on Purchases of Common Stock on page __, to purchase more than 150,000 shares, or $1,500,000, of common stock in the syndicated community offering.

         The date by which orders must be received in the syndicated community offering will be set by us at the time the syndicated community offering commences; but if the syndicated community offering is extended beyond ___________, 2005, each purchaser will have the opportunity to maintain, modify, or rescind his or her order. In that event, all funds received in the syndicated community offering will be promptly returned with interest at American Bank of New Jersey's passbook savings account rate to each purchaser unless he or she requests otherwise.

Limitations on Purchases of Common Stock

         The following additional limitations have been imposed on purchases of shares of common stock:

          1. The maximum number of shares which may be purchased in the stock offering by any individual (or individuals through a single
               account)  shall  not  exceed  150,000   shares,   or  $1,500,000,
               including shares received by existing stockholders pursuant to the exchange ratio in the conversion. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings.

          2. The maximum number of shares that may be purchased by any individual together with any associate or group of persons acting in concert is 200,000 shares, or $2,000,000, including shares received by existing stockholders pursuant to the exchange ratio in the conversion. This limit applies to stock purchases in total in the subscription, community and syndicated community offerings. This limit does not apply to our employee stock benefit plans, which in the aggregate may subscribe for up to 10% of the common stock issued in the stock offering.

          3. The maximum number of shares which may be purchased in all categories in the stock offering by our officers and directors and their associates in the aggregate shall not exceed 26% of the total number of shares issued in the stock offering.

          4.   The minimum order is 25 shares, or $250.

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          5.   If the number of shares otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares
               allocated   to  that  person  shall  be  reduced  to  the  lowest
               limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his or her associates complies with the above maximums, and the maximum number of shares shall be reallocated among that person and his or her associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person separately).


          6. Depending on market or financial conditions, we may decrease or increase the purchase limitations, provided that the maximum purchase limitation may not be increased to a percentage in excess of 5% of the stock offering. Notwithstanding the foregoing, the maximum purchase limitation may be increased up to 9.99% as long as orders for more than 5% of the shares being offered do not exceed, in the aggregate, 10% of the total offering. If we increase the maximum purchase limitations, we are only required to resolicit persons who subscribed for the maximum purchase amount and may, in our sole discretion, resolicit certain other large subscribers.


          7. If the total number of shares offered increases in the stock offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum) the additional shares will be used in the following order of priority: (a) to fill the employee stock ownership plan's subscription up to 8% of the adjusted maximum (unless the employee stock ownership plan elects to purchase stock subsequent to the stock offering in the open market); (b) if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the adjusted maximum unless the employee stock ownership plan elects to purchase stock subsequent to the stock offering in the open market); (c) if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the adjusted maximum; (d) if there is an oversubscription at the Other Members level, to fill unfilled subscriptions of Other Members exclusive of the adjusted maximum; (e) to fill orders received in a community offering exclusive of the adjusted maximum, with preference given to persons who live in the local community; and (f) to fill orders received in the syndicated community offering exclusive of the adjusted maximum.

          8. No person will be allowed to purchase any stock if that purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We and/or our representatives may ask for an acceptable legal opinion from any purchaser regarding the legality of the purchase and may refuse to honor any purchase order if that opinion is not timely furnished.

          9. We have the right to reject any order submitted by a person whose representations we believe are untrue or who we believe is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan of stock issuance, either alone or acting in concert with others.

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

          10. The above restrictions also apply to purchases by persons acting in concert under applicable regulations of the OTS. Under regulations of the OTS, our directors are not considered to be affiliates or a group acting in concert with other directors solely as a result of membership on our Board of Directors.

          11. In addition, in any community offering or syndicated community offering, we must first fill orders for our common stock up to a maximum of 2% of the total shares issued in the stock offering in a manner that will achieve a wide distribution of the stock, and thereafter any remaining shares will be allocated on an equal number of shares per order basis, until all orders have been filled or the shares have been exhausted.

         The term "associate" of a person is defined in the plan of stock issuance to mean:

          (1) any corporation or organization of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (2) any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; or

          (3) any relative or spouse of a person or any relative of a spouse, who has the same home as that person.

         For example, a corporation for which a person serves as an officer would be an associate of that person and all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

         The term "acting in concert" means:

          (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

          (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

         A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. We will presume that certain persons are acting in concert based upon various facts, including the fact that persons have joint account relationships or the fact that persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies. We reserve the right to make an independent investigation of any facts or circumstances brought to our attention that indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on the transferability of subscription rights.

         We have  the  right,  in our  sole  discretion,  to  determine  whether
prospective   purchasers  are   "associates"   or  "acting  in  concert."  These
determinations are in our sole discretion and may be based on

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

whatever   evidence  we  believe  to  be  relevant,   including   joint  account
relationships or shared addresses on the records of American Bank of New Jersey.

         Each person purchasing shares of the common stock in the stock offering will be considered to have confirmed that his or her purchase does not conflict with the maximum purchase limitation. If the purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with that person, we will have the right to purchase from that person at the $10.00 purchase price per share all shares acquired by that person in excess of that purchase limitation or, if the excess shares have been sold by that person, to receive the difference between the purchase price per share paid for the excess shares and the price at which the excess shares were sold by that person. Our right to purchase the excess shares will be assignable.

         Common stock purchased in the stock offering will be freely transferable, except for shares purchased by our directors and executive officers. For certain restrictions on the common stock purchased by our directors and executive officers, see Restrictions on Transferability by Directors and Executive Officers at page __.

Ordering and Receiving Common Stock

         Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail or in person a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made; provided, however, that if the employee plans subscribe for shares during the subscription offering, the employee plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares upon completion of the stock offering. All subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights. Once tendered, subscription orders cannot be revoked without our consent.

         If a stock order form:

o is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee;


o    is not received or is received after the applicable expiration date;

o    is not completed correctly or executed; or

o is not accompanied by the full required payment for the shares subscribed for, including instances where a savings account or certificate balance from which withdrawal is authorized is unavailable, uncollected or insufficient to fund the required payment, but excluding subscriptions by the employee plans, then the subscription rights for that person will lapse as though that person failed to return the completed order form within the time period specified.

         However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by a date that we may specify. The waiver of an irregularity on an order form in no way obligates us to waive any

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

other irregularity on any other order form. Waivers will be considered on a case by case basis. We will not accept orders received on photocopies or facsimile order forms, or for which payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final, subject to the authority of the OTS.

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms on or prior to the expiration date specified on the order form unless we extend the date. Employee plans subscribing for shares during the subscription offering may pay for those shares upon completion of the stock offering. Payment for shares of common stock may be made:

o    by check or money order made payable to American Bank of New Jersey;

o for shares subscribed for in the subscription offering, by authorization of withdrawal from deposit accounts maintained with American Bank of New Jersey; or

o    in cash, only if delivered in person.

         In accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, subscribers' checks must be made payable to American Bank of New Jersey, and checks received by the stock information center will be transmitted by noon of the following business day directly to the segregated deposit account at American Bank of New Jersey established to hold funds received as payment for shares. We may, at our discretion, determine during the stock offering period that it is in the best interest of American Bank of New Jersey to instead hold subscription funds in an escrow account at another insured financial institution.

         Appropriate means by which account withdrawals may be authorized are provided on the order form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the stock offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the stock offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, funds will be placed in a segregated account and interest will be paid by American Bank of New Jersey at the passbook savings account rate from the date payment is received until the stock offering is completed or terminated. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the stock offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the stock offering is not completed for any

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

reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

         Owners of self-directed IRAs may use the assets of their IRAs to purchase shares of common stock in the offerings, provided that their IRAs are not maintained on deposit at American Bank of New Jersey. Persons with IRAs maintained at American Bank of New Jersey must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the offerings. There is no early withdrawal or IRS interest penalties for these transfers. Instructions on how to transfer self-directed IRAs maintained at American Bank of New Jersey can be obtained from the stock information center. Depositors interested in using funds in a American Bank of New Jersey IRA to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded, executed and returned prior to the expiration date.

         Federal regulations prohibit American Bank of New Jersey from lending funds or extending credit to any person to purchase the common stock in the stock offering.

         Stock Information Center. Our stock information center is located at 365 Broad Street, Bloomfield, New Jersey 07003. The telephone number is (973) ___-____. The stock information center's hours of operation are 9:00 a.m. to 5:00 p.m., eastern time, Monday through Friday.

Exchange of Stock Certificates of Minority Stockholders

         The conversion of common stock into shares of American Bancorp of New Jersey, Inc. common stock will occur automatically on the date of completion of the conversion. After this date, former holders of common stock will have no further equity interest in ASB Holding Company, other than as stockholders of American Bancorp of New Jersey, Inc., and there will be no further transfers of shares of ASB Holding Company common stock on the stock transfer records of ASB Holding Company.

         As soon as practicable after the completion of the conversion, the exchange agent will send a transmittal form to each stockholder of ASB Holding Company. The transmittal forms are expected to be mailed within five business days after the date of the completion of the conversion and will contain instructions with respect to the surrender of certificates representing ASB Holding Company common stock to be exchanged into American Bancorp of New Jersey, Inc. common stock. It is expected that certificates for shares of American Bancorp of New Jersey, Inc. common stock will be distributed within five business days after the receipt of properly executed transmittal forms and other required documents. Stockholders should not forward their stock certificates to the exchange agent until they have received transmittal forms.

         Until the certificates representing ASB Holding Company common stock are surrendered for exchange after consummation of the conversion, in compliance with the terms of the transmittal form, holders of these certificates will not receive new certificates for shares of American Bancorp of New Jersey, Inc. All shares of American Bancorp of New Jersey, Inc. common stock issued upon exchange of shares of ASB Holding Company common stock shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of ASB Holding Company common stock.

         No fractional shares of our common stock will be issued to any stockholder upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the subscription price. Payment for fractional shares will be made as soon as

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

practicable after the receipt by the exchange agent of surrendered ASB Holding Company stock certificates.

         If a certificate for ASB Holding Company common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable upon receipt of appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification.

Delivery of Stock Certificates of American Bancorp of New Jersey, Inc.

         Certificates representing common stock of American Bancorp of New Jersey, Inc. issued in the stock offering, to all persons other than minority stockholders of ASB Holding Company, will be mailed to the persons entitled thereto at the address noted on the order form as soon as practicable following consummation of the stock offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restrictions on Repurchase of Shares

         Generally, during the first year following the stock offering, we will not be permitted to repurchase shares of our stock unless we can show extraordinary circumstances. If extraordinary circumstances exist and if we can show a compelling and valid business purpose for the repurchase, the OTS may approve repurchases of up to 5% of the outstanding stock during the first year after the stock offering. We anticipate that 2005 restricted stock plan, if adopted during the first year following the stock offering, will be funded with repurchases, subject to OTS approval. After the first year following the stock offering, we can repurchase any amount of stock so long as the repurchase would not cause us to become undercapitalized. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, we may utilize the rules and regulations then in effect.

How We Determined the $10.00 Per Share Price and the Number of Shares to Be Issued in the Stock Offering

         The plan of stock issuance requires that the purchase price of the common stock must be based on the appraised pro forma market value of American Bancorp of New Jersey, Inc. and American Bank of New Jersey, as determined on the basis of an independent valuation. RP Financial, LC, a financial services industry consulting firm whose members collectively have over 100 years of experience in valuing financial institutions for conversions and stock offerings, has been retained to make this valuation. We selected RP Financial, LC based upon its experience and reputation in valuing stock offerings by issuers such as American Bancorp of New Jersey, Inc. We have no prior relationship with RP Financial, LC. For its services in making this appraisal, RP Financial, LC's fees are estimated to be $45,000 and it will be reimbursed for out-of-pocket expenses not to exceed $5,000. We have agreed to indemnify RP Financial, LC and any employees of RP Financial, LC who act for or on behalf of RP Financial, LC in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement, untrue statement of a material fact or omission to state a material fact in the information supplied by us to RP Financial, LC, unless RP Financial, LC is determined to be negligent or otherwise at fault.

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

         RP Financial, LC made its appraisal in reliance upon the information contained in this prospectus, including the financial statements. RP Financial, LC also considered the following factors, among others:

o the present and projected operating results and financial condition of American Bancorp of New Jersey, Inc. and American Bank of New Jersey, which were prepared by the Bank and then adjusted by RP Financial, LC to reflect the net proceeds of this stock offering and the economic and demographic conditions in the Bank's existing marketing area as prepared by RP Financial, LC;

o certain historical, financial and other information relating to American Bank of New Jersey prepared by the Bank; and

o the impact of the stock offering on our net worth and earnings potential as calculated by RP Financial, LC.

         The appraisal also incorporated an analysis of a peer group of publicly-traded companies that RP Financial, LC considered to be comparable to us. The peer group analysis conducted by RP Financial, LC included a total of 11 publicly-traded thrift holding companies with total assets of more than $100 million and less than $1 billion. RP Financial, LC excluded two companies which otherwise met the foregoing criteria due to the lack of seasoned trading history and reported financial statements as a publicly-traded company, or other factors deemed relevant by RP Financial, LC. The analysis of comparable publicly traded institutions included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies. RP Financial, LC applied the peer group's pricing ratios, as adjusted for certain qualitative valuation factors to account for differences between us and the peer group, to our pro forma earnings and book value to derive our estimated pro forma market value.

         The Board of Directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial, LC in addition to the factors listed above, and the Board of Directors believes that these assumptions were reasonable. On the basis of the foregoing, RP Financial, LC has advised us that in its opinion, dated May 31, 2005, the estimated pro forma market value of American Bancorp of New Jersey, Inc. following the conversion of American Savings, MHC from the mutual holding company to the stock form of organization ranged from a minimum of $91.1 million to a maximum of $123.2 million with a midpoint of $107.1 million. Our Board of Directors determined that the common stock should be sold at $10.00 per share. Based on the estimated valuation and the $10.00 per share price, the number of shares of common stock that American Bancorp of New Jersey, Inc. will issue, including shares issued in exchange for shares of ASB Holding Company, will range from a minimum of 9,107,142 shares to a maximum of 12,321,428 shares, with a midpoint of 10,714,285 shares.

         The estimated valuation range may be amended with the approval of the Office of Thrift Supervision or if necessitated by subsequent developments in our financial condition or market conditions generally. In the event the estimated valuation range is updated to amend the value of American Bancorp of New Jersey, Inc. below $91.1 million, which is the minimum of the estimated valuation range, or above $141.7 million, which is the maximum of the estimated valuation range, as adjusted by 15%, a new appraisal will be filed with the Office of Thrift Supervision.

         Based upon current market and financial conditions and recent practices and policies of the Office of Thrift Supervision, if we receive orders for common stock in excess of $86,250,000 (the maximum of the estimated valuation range of shares to be sold to the public) and up to $99,187,500 (the maximum of

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

the estimated valuation range of shares to be sold to the public, as adjusted by 15%), the Office of Thrift Supervision may require us to accept all of these orders. We cannot guarantee, however, that we will receive orders for common stock in excess of the maximum of the estimated valuation range of shares to be sold to the public or that, if such orders are received, that all of these orders will be accepted because our final valuation and the number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial, LC which reflects this an increase in the valuation and the approval of an increase by the Office of Thrift Supervision. In addition, an increase in the number of shares to be sold above 8,625,000 shares will first be used, if necessary, to fill the order of the employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the stock offering.

         The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for American Bancorp of New Jersey, Inc. reflecting the pro forma impact of the stock offering. Compared to the median pricing ratios of the peer group, American Bancorp of New Jersey, Inc.'s pro forma pricing ratios at the midpoint of the offering range indicated a premium of 190.9% on a price-to-earnings basis and a discount of 30.7% on a price-to-tangible book value basis. The estimated appraised value and the resulting premiums or discounts took into consideration the potential financial impact of the stock offering.

                                                                Price-to-earnings       Price-to-book      Price-to-tangible
                                                                     multiple            value ratio       book value ratio
                                                                     --------            -----------       ----------------
American Bancorp of New Jersey, Inc. (pro forma)(1)
    Minimum..................................................         38.07x               96.90%               96.90%
    Midpoint.................................................         44.42x               103.31%              103.31%
    Maximum..................................................         50.67x               108.58%              108.58%
    Maximum, as adjusted.....................................         57.72x               113.51%              113.51%
Valuation of peer group companies
as of May 31, 2005(2)
    Average..................................................         18.25%               148.97%              153.57%
    Median...................................................         15.27x               146.14%              149.16%

-------------
(1) Based on ASB Holding Company's financial data as of and for the twelve months ended March 31, 2005.
(2) Reflects earnings for the most recent 12-month period for which data was publicly available.

         RP Financial, LC's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of American Bancorp of New Jersey, Inc. RP Financial, LC did not independently verify the consolidated financial statements and other information we provided to them, nor did RP Financial, LC value independently our assets or liabilities. The valuation considers American Bancorp of New Jersey, Inc. as a going concern and should not be considered as an indication of the liquidation value of American Bancorp of New Jersey, Inc. Moreover, because this valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the offerings will thereafter be able to sell their shares at prices at or above the purchase price or in the range of the valuation described above.

         No sale of shares of common stock in the stock offering may be completed unless RP Financial, LC confirms that nothing of a material nature has occurred which would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of our pro forma market value. If this confirmation is not received, we may cancel the stock offering, extend the

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

stock offering period and establish a new estimated valuation and offering range and/or estimated price range, extend, reopen or hold a new stock offering or take any other action the Office of Thrift Supervision may permit.

         Depending upon market or financial conditions following the start of the subscription offering, the total number of shares of common stock to be issued may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares issued times the purchase price is not below the minimum or more than 15% above the maximum of the estimated valuation range. If market or financial conditions change so as to cause the aggregate value of the common stock to be issued to be below the minimum of the estimated valuation range or more than 15% above the maximum of this range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest, or be permitted to modify or rescind their subscriptions. Any change in the estimated valuation range must be approved by the Office of Thrift Supervision.

         An increase in the number of shares of common stock to be issued as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and American Bancorp of New Jersey, Inc.'s pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock to be issued would increase both a subscriber's ownership interest and American Bancorp of New Jersey, Inc.'s pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis.

         Copies of the appraisal report of RP Financial, LC, including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of American Bank of New Jersey and the other locations specified under Where You Can Find More Information. In addition, the appraisal report is an exhibit to the registration statement of which this prospectus is a part. The registration statement is available on the SEC's website at www.sec.gov.


Pricing Characteristics and After-Market Trends

         The following table, prepared by RP Financial, LC, presents for all second-step conversions completed between January 1, 2002 and July 19, 2005, the percentage stock appreciation from the initial trading date of the offering to the dates shown in the table. The table also presents the average and the median percentage stock appreciation from January 1, 2002 to July 19, 2005. This information relates to stock appreciation experienced by other companies that reorganized in different market areas and in different stock market and economic environments. In addition, the companies may have no similarities to American Bancorp of New Jersey, Inc. with regard to market area, earnings quality and growth potential, among other factors. The information shown in the following table was not included in the appraisal report, however, the appraisal prepared by RP Financial did consider the after market trading experience of transactions that closed three months prior to the May 31, 2005 valuation date used in the appraisal.

         This table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance and may not be indicative of the longer-term stock price performance of these companies. The increase in any particular company's stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company's historical and anticipated operating results, the nature and quality of the company's assets, the company's market area, and the quality of management and management's ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be
affected  by  general  market  and  economic   conditions,   the  interest  rate
environment, the market for financial institutions and merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page __.


   Second-Step Conversions Completed Between January 1, 2002 and July 19, 2005

                                                                       Price Performance from Initial Trading Date
                                                          -----------------------------------------------------------------
                                                           Closing
Transaction                                                  Date          1 day      1 week      1 month     July 19, 2005
-----------                                                  ----          -----      ------      -------     -------------
Hudson City Bancorp, Inc.                                   6/7/05           9.6%       10.8%        15.9%         17.4%
First Federal of Northern Michigan Bancorp, Inc.            4/4/05          -5.1%       -8.0%       -16.0%         -5.6%
Rome Bancorp, Inc.                                         3/31/05           0.5%       -2.5%        -5.6%         -0.3%
Roebling Financial Corp.                                   10/1/04          -1.0%       -0.5%        -8.0%         -2.1%
DSA Financial Corporation                                  7/30/04          -2.0%       -5.0%        -7.0%         45.0%
Partners Trust Financial Group, Inc.                       7/15/04          -0.1%       -0.2%        -1.9%          9.2%
Synergy Financial Group, Inc.                              1/21/04           8.1%        8.0%         7.9%         17.5%
Provident Bancorp, Inc.                                    1/15/04          15.0%       11.5%        15.1%         21.4%
Bank Mutual Corporation                                   10/30/03          17.8%       18.5%        15.4%         11.1%
Jefferson Bancshares, Inc.                                  7/1/03          23.9%       25.0%        40.0%         28.2%
First Niagara Financial Group, Inc.                        1/21/03          12.7%       14.5%        11.8%         49.7%
Wayne Savings Bancshares, Inc.                              1/9/03          12.0%       12.0%        11.5%         57.5%
Sound Federal Bancorp, Inc.                                 1/7/03          10.0%       12.0%        16.1%         65.5%
Bridge Street Financial, Inc.                               1/6/03           1.6%        7.0%         9.4%         81.5%
Citizens South Banking Corp.                               10/1/02          -0.5%       -6.0%        -2.5%         21.0%
Brookline Bancorp, Inc.                                    7/10/02          10.6%       14.0%        15.5%         62.6%
Willow Grove Bancorp, Inc.                                  4/4/02          10.0%       15.5%        16.2%         51.6%

     Average                                                                 7.2%        7.4%         7.9%         31.2%
     Median                                                                  9.6%       10.8%        11.5%         21.4%

         Data presented in the table reflects a small number of transactions. There can be no assurance that our stock price will trade similarly to these companies. There can also be no assurance that our stock price will not trade below $10.00 per share, particularly as the substantial proceeds raised as a percentage of pro forma stockholders' equity may have a negative effect on our stock price performance. See Risk Factors - Our low return on equity after the conversion may negatively impact the value of our common stock.


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

Plan of Distribution/Marketing Arrangements

         We have retained Keefe, Bruyette & Woods, Inc., to consult with and to advise and assist us, on a best efforts basis, in the distribution of our common stock in this stock offering. The services that Keefe, Bruyette & Woods, Inc. will provide include, but are not limited to:

o training the employees of American Bank of New Jersey who will perform certain ministerial functions in the subscription offering and direct community offering regarding the mechanics and regulatory requirements of the stock offering process;

o managing the stock information center by assisting interested stock subscribers and by keeping records of all stock orders; and

o    preparing marketing materials.

         For its services, Keefe, Bruyette & Woods, Inc., will receive a management fee of $50,000 and a success fee of 1.00% of the aggregate purchase price, less any shares of common stock sold to directors, officers, and employees and the Tax-Qualified Employee Plans. The success fee paid to Keefe, Bruyette & Woods, Inc., will be reduced by the amount of the management fee. In the event that selected dealers are used to assist in the sale of our common stock in the direct community offering, these dealers will be paid a fee of up to 5.5% of the total purchase price of the shares sold by the dealers. We have agreed to indemnify Keefe, Bruyette & Woods, Inc., against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended, and will contribute to payments Keefe, Bruyette & Woods, Inc. may be required to make in connection with any such claims or liabilities. In addition, Keefe, Bruyette & Woods, Inc., will be reimbursed for the fees of its legal counsel in an amount not to exceed $40,000 and other reasonable out-of-pocket expenses not to exceed $30,000.

         Sales of shares of our common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods, Inc., or by the broker-dealers managed by Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods, Inc. has undertaken that our common stock will be sold in a manner that will ensure that the distribution standards of the Nasdaq National Market will be met. A stock information center will be established at the main office of American Bank of New Jersey located at 365 Broad Street, Bloomfield, New Jersey. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of our common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of our common stock in those states where the law permits. No officer, director or employee of ASB Holding Company, American Bank of New Jersey or American Bancorp of New Jersey, Inc. will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock.
Restrictions on Transferability by Directors and Executive Officers

         Shares of the common stock purchased by our directors or executive officers cannot be sold for a period of one year following completion of the stock offering, except for a disposition of shares after death. To ensure this restriction is upheld, shares of the common stock issued to directors and executive officers will bear a legend restricting their sale. Any shares issued to directors and executive officers as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restriction.

         For a period of three years following the stock offering, our directors and executive officers and their associates may not, without the prior approval of the OTS, purchase our common stock except from a broker or dealer registered with the SEC. This prohibition does not apply to negotiated transactions for more than

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

1% of our common stock or purchases made for tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual directors or executive officers.

Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Stock Offering

         Before the completion of the stock offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased in the stock offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we become aware of any agreement or understanding, and will not honor orders we reasonably believe to involve an agreement or understanding regarding the sale or transfer of shares.

       RESTRICTIONS ON ACQUISITION OF AMERICAN BANCORP OF NEW JERSEY, INC.

General

         The principal federal regulatory restrictions that affect the ability of any person, firm or entity to acquire American Bancorp of New Jersey, Inc., American Bank of New Jersey or their respective capital stock are described below. Also discussed are certain provisions in American Bancorp of New Jersey, Inc.'s certificate of incorporation and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire American Bancorp of New Jersey, Inc.

Statutory and Regulatory Restrictions on Acquisition

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires control of a savings institution becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.

         The Office of Thrift Supervision may prohibit an acquisition of control if:

o    it would result in a monopoly or substantially lessen competition;

o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by the acquiring person.

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

         These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

         For a period of three years following completion of the conversion of ASB Holding Company from the mutual to the stock form of organization, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of American Bancorp of New Jersey, Inc. or American Bank of New Jersey without Office of Thrift Supervision approval.

Certificate of Incorporation and Bylaws of American Bancorp of New Jersey, Inc.

         The following discussion is a summary of certain provisions of the certificate of incorporation and bylaws of American Bancorp of New Jersey, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the certificate of incorporation and bylaws. Certain of these provisions, in addition to discouraging a takeover attempt which a majority of our stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, may have the effect of rendering the removal of our management more difficult.

         Classified Board of Directors. The Board of Directors of American Bancorp of New Jersey, Inc. is required by the certificate of incorporation to be divided into four staggered classes which are as equal in size as is possible. One class is required to be elected annually for four-year terms, and classes are elected in series. A classified board promotes continuity and stability of management of American Bancorp of New Jersey, Inc., but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least three annual elections of directors for this to occur.

         Authorized but Unissued Shares of Capital Stock. Following the stock offering, American Bancorp of New Jersey, Inc. will have authorized but unissued shares of preferred stock and common stock. See Description of Capital Stock at page __. These shares could be used by the Board of Directors to make it more difficult or to discourage an attempt to obtain control of American Bancorp of New Jersey, Inc. through a merger, tender offer, proxy contest or otherwise.

         Special Meetings of Stockholders. American Bancorp of New Jersey, Inc.'s certificate of incorporation provides that special meetings of stockholders may be called only by American Bancorp of New Jersey, Inc.'s President or by its Board of Directors, except as provided by the New Jersey Business Corporation Act.

         Prohibition on Cumulative Voting. American Bancorp of New Jersey, Inc.'s certificate of incorporation provides that there will not be cumulative voting by stockholders for the election of American Bancorp of New Jersey, Inc.'s directors. This could prevent minority stockholder representation on American Bancorp of New Jersey, Inc.'s Board of Directors.

         Restrictions on Acquisition of Shares and Vote Sterilization. American Bancorp of New Jersey, Inc.'s certificate of incorporation provides that for a period of five years from the date of completion of the conversion, no person may offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of American Bancorp of New Jersey, Inc. In addition, all shares owned over the 10% limit may not be voted in any matter submitted to stockholders for a vote.

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

         Procedures for Stockholder Nominations. American Bancorp of New Jersey, Inc.'s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of American Bancorp of New Jersey, Inc. at least 60 days before the anniversary date of the prior year's annual meeting. The bylaws further provide that the Board of Directors may reject any nominations or proposals for new business that do not follow the prescribed procedures. Management believes that it is in the best interests of American Bancorp of New Jersey, Inc. and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study these proposals and to determine whether to recommend to the stockholders that these proposals be adopted.

         Procedures for Business Combinations. Our certificate of incorporation prohibits any merger, consolidation, sale, liquidation, or dissolution (each, a business combination) of American Bancorp of New Jersey, Inc. with any "interested stockholder" for a period of five years following the interested stockholder's stock acquisition date unless the business combination is approved by a two-thirds vote of the Board prior to the stock acquisition date. An interested stockholder is any person who, directly or indirectly, has the right to vote or to sell 10% or more of the outstanding shares. Affiliates and associates of an interested shareholder are also considered to be interested shareholders.

         In addition, our certificate of incorporation requires that at least one of the following conditions be met to engage in a business combination with an interested stockholder: (i) approval by a vote of two-thirds of the Board prior to the interested stockholder's stock acquisition date and thereafter approved by stockholders; (ii) approval by the affirmative vote of the holders of at least 80% of the voting shares not beneficially owned by that interested stockholder at a meeting called for that purpose; or (iii) satisfaction of certain minimum price conditions, as set forth in our certificate of incorporation.

         In addition to the interested shareholder restrictions, our certificate of incorporation also requires the affirmative vote of at least 80% of the outstanding shares in order for us to enter into any merger, consolidation, sale, liquidation, or dissolution of us, unless the transaction is approved by two-thirds of our Board of Directors.

         Director Qualification Provisions. American Bancorp of New Jersey, Inc.'s bylaws provide several qualification provisions applicable to members of its Board of Directors that serve to ensure the loyalty and professional integrity of each individual director. In particular, the bylaws provide that each director reside, at all times, within New Jersey within a 100 mile radius of a branch office of American Bank of New Jersey. In addition, the bylaws provide that each director be a shareholder of American Bancorp of New Jersey, Inc. and, at all times, hold a minimum of 2,500 shares of its stock.

         American Bancorp of New Jersey, Inc.'s bylaws also prohibit a person from serving as a director if that individual is currently serving as a management official of another depository institution or depository holding company, as those terms are defined by the regulations of the OTS. Further, to ensure the integrity and good character of American Bancorp of New Jersey, Inc.'s directors, the bylaws prohibit an individual who has been subject to conviction for a criminal offense involving dishonesty or breach of trust or who has, within the past ten years, been subject to a cease and desist order for similar conduct, or who has been found by a regulatory agency or a court to have breached a fiduciary duty involving personal profit or to have committed certain willful violations of the law from serving as a director or from nominating a person to serve as a director.

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

         American Bancorp of New Jersey, Inc.'s bylaws also prohibit a person from serving as a director if that individual has a conflict of interest by virtue of concurrently serving as an officer, director, advisor or consultant, or in any similar capacity, to another financial institution which maintains an office in New Jersey.

         In addition to discouraging a takeover attempt which a majority of our public stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of our management more difficult.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to our certificate of incorporation must be approved by our Board of Directors and also by the holders of a majority of the shares. Approval by at least 80% of the shares is required to amend provisions relating to preemptive rights; stockholder meetings; cumulative voting; proxies; stockholder proposals and nominations; directors; removal of directors; restrictions on the acquisition and voting of more than 10% of the common stock; approval of business combinations with interested stockholders; directors' and officers' liability; and indemnification of officers and directors; amendment of the bylaws; and amendment of the certificate of incorporation.

         Our bylaws may be amended by a two-thirds vote of our Board of Directors or by the holders of at least 80% of the shares.

                          DESCRIPTION OF CAPITAL STOCK

General

         American Bancorp of New Jersey, Inc. is a newly formed New Jersey incorporated company. It is authorized to issue 20,000,000 shares of common stock, par value $0.10 per share and 10,000,000 shares of serial preferred stock, par value $0.10 per share. Upon payment of the purchase price shares of common stock issued in the stock offering will be fully paid and non-assessable. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. The common stock will represent non-withdrawable capital, will not be an account of insurable type and will not be insured by the FDIC or any other governmental agency. The Board of Directors can, without stockholder approval, issue additional shares of common stock.

Common Stock

         Distributions. American Bancorp of New Jersey, Inc. can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations that are imposed by law. See Dividend Policy at page __. The holders of common stock of American Bancorp of New Jersey, Inc. will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of American Bancorp of New Jersey, Inc. out of funds legally available therefor. If American Bancorp of New Jersey, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. The holders of common stock will possess exclusive voting rights in American Bancorp of New Jersey, Inc. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote and will not have any right to cumulate votes in the election of directors.

         Liquidation Rights. In the event of any liquidation, dissolution, or winding-up of American Bancorp of New Jersey, Inc., the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of American Bancorp of New Jersey, Inc. (including all debts and liabilities of American Bank of New Jersey and distribution of the balance in the special liquidation account of American Bank of New Jersey to eligible account holders and supplemental eligible account holders), all assets of American Bancorp of New Jersey, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         Preemptive Rights; Redemption. Because the holders of the common stock do not have any preemptive rights with respect to any shares that may be issued by American Bancorp of New Jersey, Inc., the Board of Directors may sell shares of capital stock of American Bancorp of New Jersey, Inc. without first offering these shares to existing stockholders. The common stock will not be subject to any redemption provisions.

Preferred Stock

         We are authorized to issue up to 10,000,000 shares of serial preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

                             LEGAL AND TAX OPINIONS

         The legality of the issuance of the common stock being offered and certain matters relating to the stock offering and federal and state taxation will be passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C. and Crowe Chizek and Company LLC, Livingston, New Jersey. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Silver, Freedman & Taff, L.L.P., Washington D.C.

                                     EXPERTS

         The consolidated financial statements of ASB Holding Company at September 30, 2004 and for the three years ended September 30, 2004 have been included in this prospectus in reliance upon the report of Crowe Chizek and Company LLC, Livingston, New Jersey, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         RP Financial, LC has consented to the publication in this document of a summary of its letter to American Bancorp of New Jersey, Inc. setting forth its conclusion as to the estimated pro forma market value of the common stock and has also consented to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS

         Our common stock will be registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We will not deregister the common stock under the Exchange Act for a period of at least three years following the stock offering.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the registration materials can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an Internet address ("web site") that contains reports, proxy and information statements and other information regarding registrants, including ASB Holding Company, that file electronically with the SEC. The address for this web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form S-1 are, of necessity, brief descriptions, and each statement is qualified by reference to the complete contract or document.

         Copies of the plan of conversion are also available without charge.

                               ASB HOLDING COMPANY


                   Index to Consolidated Financial Statements




         Report of Independent Registered Public Accounting Firm             F-1

         Consolidated Statements of Financial Condition                      F-2

         Consolidated Statements of Income                                   F-3

         Consolidated Statements of Changes in Equity                        F-4

         Consolidated Statements of Cash Flows                               F-8

         Notes to Consolidated Financial Statements                         F-10



         Other schedules are omitted as they are not required or are not applicable or the required information is shown in the consolidated financial statements or related notes.

         Financial statements of American Bancorp of New Jersey, Inc. have not been provided because it has conducted no operations.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
ASB Holding Company
Bloomfield, New Jersey


We have audited the accompanying consolidated statements of financial condition of ASB Holding Company and subsidiaries as of September 30, 2004 and 2003, and the related consolidated statements of income, changes in equity, and cash flows for the three years ended September 30, 2004, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ASB Holding Company and subsidiaries as of September 30, 2004 and 2003, and the results of its operations and its cash flows for the three years ended September 30, 2004, 2003 and 2002 in conformity with U.S. generally accepted accounting principles.


                                          /s/Crowe Chizek and Company LLC

                                          Crowe Chizek and Company LLC
June 10, 2005
Livingston, New Jersey

                               ASB HOLDING COMPANY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
           March 31, 2005 (unaudited) and September 30, 2004 and 2003
                        (In thousands except share data)

--------------------------------------------------------------------------------

                                                                          March 31,        September 30,
                                                                                       ----------------------
                                                                            2005         2004         2003
                                                                            ----         ----         ----
                                                                         (unaudited)
ASSETS
Cash and cash equivalents
    Cash and due from banks                                               $   2,383    $   2,256    $   1,206
    Interest-bearing deposits                                                 2,458        5,778       31,259
    Federal funds sold                                                           --           --        5,900
                                                                          ---------    ---------    ---------
       Total cash and cash equivalents                                        4,841        8,034       38,365

Securities available-for-sale                                                75,992       89,495      107,391
Securities held-to-maturity (fair value:  2005 - $8,392, 2004 - $2,806,
  2003 - $2,864)                                                              8,526        2,794        2,839
Loans receivable, net of allowance for loan losses 2005 - $1,690;
  2004 - $1,578;  2003 - $1,371                                             333,252      308,970      262,844
Loans held for sale                                                             302           --          500
Premises and equipment                                                        4,059        3,910        3,939
Federal Home Loan Bank stock, at cost                                         3,513        2,890        3,150
Cash surrender value of life insurance                                        7,375        6,242        5,028
Accrued interest receivable                                                   1,471        1,359        1,255
Other assets                                                                  1,623        1,250        1,755
                                                                          ---------    ---------    ---------

    Total assets                                                          $ 440,954    $ 424,944    $ 427,066
                                                                          =========    =========    =========

LIABILITIES AND EQUITY
Deposits
    Non-interest-bearing                                                  $  24,093    $  22,599    $  21,676
    Interest-bearing                                                        303,950      300,117      271,150
                                                                          ---------    ---------    ---------
       Total deposits                                                       328,043      322,716      292,826
Stock subscriptions received                                                     --           --       52,137
Advance payments by borrowers for taxes and insurance                         2,491        2,322        2,079
Federal Home Loan Bank advances                                              68,263       57,491       55,000
Accrued expenses and other liabilities                                        3,034        3,049        2,685
Common Stock in ESOP subject to contingent repurchase
  obligation                                                                    312           52           --
                                                                          ---------    ---------    ---------
    Total liabilities                                                       402,143      385,630      404,727

Commitments and contingent liabilities

Equity
    Preferred stock $.10 par value; 5,000,000 shares authorized                  --           --           --
    Common stock $.10 par value; 20,000,000 shares authorized;
      5,554,500 shares issued and outstanding                                   555          555           --
    Additional paid in capital                                               17,066       15,687          100
    Unearned ESOP shares                                                     (1,131)      (1,200)          --
    Unearned RSP shares                                                      (1,265)          --           --
    Retained earnings                                                        24,848       24,806       22,644
    Accumulated other comprehensive (loss)                                     (950)        (482)        (405)
    Amount reclassified on ESOP shares                                         (312)         (52)          --
                                                                          ---------    ---------    ---------
       Total equity                                                          38,811       39,314       22,339
                                                                          ---------    ---------    ---------

          Total liabilities and equity                                    $ 440,954    $ 424,944    $ 427,066
                                                                          =========    =========    =========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                               ASB HOLDING COMPANY
                           CONSOLIDATED STATEMENTS OF INCOME
      Six months ended March 31, 2005 and 2004 (unaudited) and years ended
                        September 30, 2004, 2003 and 2002
                        (In thousands except share data)

--------------------------------------------------------------------------------

                                                          Six Months Ended              Years Ended
                                                              March 31,                 September 30,
                                                        --------------------   --------------------------------
                                                          2005        2004      2004        2003         2002
                                                          ----        ----      ----        ----         ----
                                                           (unaudited)
Interest and dividend income
    Loans, including fees                                $  8,483   $  7,405   $ 15,017   $ 14,343    $ 12,907
    Securities                                              1,450      1,587      3,125      2,918       4,414
    Federal funds sold and other                               61         25         62        215         257
                                                         --------   --------   --------   --------    --------
       Total interest income                                9,994      9,017     18,204     17,476      17,578

Interest expense
    NOW and money market                                      206        109        225        290         211
    Savings                                                 1,108      1,033      2,109      2,307       2,196
    Certificates of deposit                                 1,705      1,458      2,912      3,439       4,158
    Federal Home Loan Bank advances                         1,404      1,428      2,859      2,834       2,264
                                                         --------   --------   --------   --------    --------
       Total interest expense                               4,423      4,028      8,105      8,870       8,829
                                                         --------   --------   --------   --------    --------

Net interest income                                         5,571      4,989     10,099      8,606       8,749

Provision for loan losses                                     112         54        207        254         105
                                                         --------   --------   --------   --------    --------

Net interest income after provision for loan losses         5,459      4,935      9,892      8,352       8,644

Noninterest income
    Deposit service fees and charges                          320        349        697        452         400
    Income from cash surrender value of life insurance        133        115        207        227         102
    Gain on sale of loans                                       1         21         27        151           7
    Loss on sales of securities available-for-sale             --         --         --       (188)         --
    Gain on sale of other real estate owned                    --         --        176          3          --
    Other                                                      83         78        191         73          86
                                                         --------   --------   --------   --------    --------
       Total noninterest income                               537        563      1,298        718         595

Noninterest expense
    Salaries and employee benefits                          2,545      2,344      4,812      4,507       3,969
    Occupancy and equipment                                   409        441        853        822         737
    Data processing                                           293        334        652        543         486
    Advertising                                               140        129        247        229         394
    Federal deposit insurance                                  22         24         46         43          36
    Borrowed funds prepayment penalty                          --         --        125         --          --
    Other                                                     702        497        922        718         652
                                                         --------   --------   --------   --------    --------
       Total noninterest expense                            4,111      3,769      7,657      6,862       6,274
                                                         --------   --------   --------   --------    --------

Income before provision for income taxes                    1,885      1,729      3,533      2,208       2,965

Provision for income taxes                                    691        668      1,371        805       1,075
                                                         --------   --------   --------   --------    --------

Net income                                               $  1,194   $  1,061   $  2,162   $  1,403    $  1,890
                                                         ========   ========   ========   ========    ========

Earnings per share:
     Basic and diluted                                   $   0.22   $   0.20   $   0.40   $   0.36    $   0.49

--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                          CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
                 Six months ended March 31, 2005 and 2004 (unaudited) and years ended September 30, 2004, 2003, and 2002
                                                        (In thousands)

------------------------------------------------------------------------------------------------------------------------------------

                                                                                      Accumulated     Amount
                                                                                         Other     Reclassified
                                           Additional  Unearned  Unearned               Compre-         on                  Compre-
                                    Common  Paid-in      ESOP       RSP    Retained     hensive        ESOP       Total     hensive
                                    Stock   Capital     Shares     Shares  Earnings     Income        Shares      Equity    Income
                                    -----   -------     ------     ------  --------     ------        ------      ------    ------

Balance at September 30, 2001       $   --  $   --      $   --    $   --   $ 19,451    $    704     $    --     $ 20,155

Comprehensive income
  Net income                            --      --          --        --      1,890          --          --        1,890
  Change in unrealized gain on
    securities available-for-sale,
    net of taxes                        --      --          --        --         --        (173)         --         (173)

     Total comprehensive income         --      --          --        --         --          --          --           --    $ 1,717
                                    ------  ------      ------   -------   --------    --------     -------     --------    =======

Balance at September 30, 2002           --      --          --        --     21,341         531          --       21,872



Initial funding of ASB Holding
  Company                               --     100          --        --       (100)         --          --           --

Comprehensive income
  Net income                            --      --          --        --      1,403          --          --        1,403
  Change in unrealized gain on
    securities available-for-sale,
    net of taxes                        --      --          --        --         --        (936)         --         (936)

     Total comprehensive income         --      --          --        --         --          --          --           --    $   467
                                    ------  ------      ------    ------   --------    --------     -------     --------    =======


Balance at September 30, 2003       $   --  $  100      $  --     $   --   $ 22,644    $   (405)    $    --     $ 22,339
                                    ======  ======      ======    ======   ========    ========     =======     ========


--------------------------------------------------------------------------------

                                   (Continued)

                                          CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
                Six months ended March 31, 2005 and 2004 (unaudited) and years ended September 30, 2004, 2003, and 2002
                                                         (In thousands)

------------------------------------------------------------------------------------------------------------------------------------

                                                                                      Accumulated     Amount
                                                                                         Other     Reclassified
                                           Additional  Unearned  Unearned               Compre-         on                  Compre-
                                    Common  Paid-in      ESOP       RSP    Retained     hensive        ESOP       Total     hensive
                                    Stock   Capital     Shares     Shares  Earnings     Income        Shares      Equity    Income
                                    -----   -------     ------     ------  --------     ------        ------      ------    ------


Balance at September 30, 2003       $   --  $   100     $    --   $   --   $ 22,644    $   (405)    $    --     $ 22,339

Issuance of common stock,
  net of issuance costs                555   15,506      (1,333)      --         --          --          --       14,728

ESOP shares earned                      --       81         133       --         --          --          --          214

Reclassification due to change
  in fair value of common stock
  in ESOP subject to contingent
  repurchase obligation                 --       --          --       --         --          --         (52)         (52)

Comprehensive income
  Net income                            --       --          --       --      2,162          --          --        2,162
  Change in unrealized gain on
    securities available-for-sale,
    net of taxes                        --       --          --       --         --         (77)         --          (77)

     Total comprehensive income                              --       --         --          --          --          --     $ 2,085
                                    ------  -------     -------   ------   --------    --------     -------     --------    =======


Balance at September 30, 2004       $  555  $15,687     $(1,200)  $   --   $ 24,806   $    (482)    $   (52)    $ 39,314
                                    ======  =======     =======   ======   ========   =========     =======     ========


--------------------------------------------------------------------------------

                                   (Continued)

                                          CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
                            Six months ended March 31, 2005 and 2004 (unaudited) and years ended September 30, 2004, 2003, and 2002
                                                         (In thousands)

------------------------------------------------------------------------------------------------------------------------------------

                                                                                      Accumulated     Amount
                                                                                         Other     Reclassified
                                           Additional  Unearned  Unearned               Compre-         on                  Compre-
                                    Common  Paid-in      ESOP       RSP    Retained     hensive        ESOP       Total     hensive
                                    Stock   Capital     Shares     Shares  Earnings     Income        Shares      Equity    Income
                                    -----   -------     ------     ------  --------     ------        ------      ------    ------


Balance at September 30, 2004       $  555  $15,687     $(1,200)  $   --   $ 24,806   $    (482)    $   (52)    $ 39,314

RSP stock grants                        --    1,332          --   (1,332)        --          --          --           --

RPS shares earned                       --       --          --       67         --          --          --           67

ESOP shares earned                      --       47          69       --         --          --          --          116

Cash dividends paid
  - $0.75 per share                     --       --          --        --    (1,152)         --          --       (1,152)

Reclassification due to change
  in fair value of common stock
  in ESOP subject to contingent
  repurchase obligation                 --       --          --       --         --          --        (260)        (260)

Comprehensive income
  Net income                            --       --          --       --      1,194          --          --        1,194
  Change in unrealized gain on
    securities available-for-sale,
    net of taxes                        --       --          --       --         --        (468)         --         (468)

     Total comprehensive income         --       --          --       --         --          --          --           --    $   726
                                    ------  -------     -------   ------   --------   ---------     -------     --------    =======


Balance at March 31, 2005           $  555  $17,066     $(1,131)  (1,265)  $ 24,848   $    (950)    $  (312)    $ 38,811
                                    ======  =======     =======   ======   ========   =========     =======     ========



--------------------------------------------------------------------------------

                                   (Continued)

                                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
                 Six months ended March 31, 2005 and 2004 (unaudited) and years ended September 30, 2004, 2003, and 2002
                                                 (In thousands)

------------------------------------------------------------------------------------------------------------------------------------

                                                                                      Accumulated     Amount
                                                                                         Other     Reclassified
                                           Additional  Unearned  Unearned               Compre-         on                  Compre-
                                    Common  Paid-in      ESOP       RSP    Retained     hensive        ESOP       Total     hensive
                                    Stock   Capital     Shares     Shares  Earnings     Income        Shares      Equity    Income
                                    -----   -------     ------     ------  --------     ------        ------      ------    ------

Balance at September 30, 2003       $   --  $   100     $    --   $   --   $ 22,644   $    (405)    $    --     $ 22,339

Issuance of common stock,
  net of issuance costs                555   15,506      (1,333)      --         --          --          --       14,728

ESOP shares earned                      --       46          67       --         --          --          --          113

Reclassification due to change
  in fair value of common stock
  in ESOP subject to contingent
  repurchase obligation                 --       --          --       --         --          --         (57)         (57)

Comprehensive income
  Net income                            --       --          --       --      1,061          --          --        1,061
  Change in unrealized gain on
    securities available-for-sale,
    net of taxes                        --       --          --       --         --         511          --          511

     Total comprehensive income         --       --          --       --         --          --          --           --    $ 1,572
                                    ------  -------     -------   ------   --------   ---------     -------     --------    =======


Balance at March 31, 2004           $  555  $15,652     $(1,266)  $   --   $ 23,705   $     106     $   (57)    $ 38,695
                                    ======  =======     =======   ======   ========   =========     =======     ========


--------------------------------------------------------------------------------

                                   (Continued)

                                       ASB HOLDING COMPANY
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
      Six months ended March 31, 2005 and 2004 (unaudited) and years ended September 30, 2004, 2003 and 2002
                                         (In thousands)

---------------------------------------------------------------------------------------------------------------------------

                                                                 Six Months Ended                   Years Ended
                                                                     March 31,                     September 30,
                                                              ----------------------    -----------------------------------
                                                                 2005        2004          2004         2003         2002
                                                                 ----        ----          ----         ----         ----
                                                                   (unaudited)
Cash flows from operating activities
    Net income                                                $   1,194    $   1,061    $   2,162    $   1,403    $   1,890
    Adjustments to reconcile net income to net cash
      provided by operating activities
       Depreciation and amortization                                180          216          417          371          378
       Net amortization of premiums and discounts                    66          175          292        1,036          422
       Losses on sales of securities available-for-sale              --           --           --          188           --
       ESOP compensation expense                                    116          113          214           --           --
       RSP compensation expense                                      67           --           --           --           --
       Provision for loan losses                                    112           54          207          254          105
       Increase in cash surrender value of life insurance          (133)        (115)        (207)        (227)        (102)
       Gain on sale of other real estate owned                       --           --         (176)          (3)          --
       Gain on sale of loans                                         (1)         (21)         (27)        (151)          (7)
       Proceeds from sales of loans                                 144        2,137        4,774        9,561          265
       Net change in loans held for sale                           (302)          99          500         (500)          --
       Decrease (increase) in accrued interest receivable          (112)          17         (104)          58         (165)
       Decrease (increase) in other assets                         (104)         396          591         (979)         184
       Change in deferred income taxes                              (20)           9          (34)         142         (126)
       Increase (decrease) in other liabilities                     (15)        (125)         364          (22)         840
                                                              ---------    ---------    ---------    ---------    ---------
           Net cash provided by operating activities              1,192        4,016        8,973       11,131        3,684

Cash flows from investing activities
    Net increase in loans receivable                            (24,537)     (13,728)     (51,289)     (64,194)     (42,415)
    Purchases of securities held-to-maturity                     (6,227)        (756)        (922)          --           --
    Principal paydowns on securities held-to-maturity               490          606          954        4,133        3,231
    Purchases of securities available-for-sale                       --       (9,016)     (21,459)    (111,503)     (58,906)
    Sales of securities available-for-sale                           --           --           --       21,026           --
    Calls of securities available-for-sale                        2,000           --       13,560           --           --
    Principal paydowns on securities available-for-sale          10,725       18,238       25,387       70,435       20,143
    Purchase of Federal Home Loan Bank stock                     (1,828)        (745)      (2,222)      (1,660)        (225)
    Redemption of Federal Home Loan Bank stock                    1,205        1,025        2,482          710          325
    Purchase of bank-owned life insurance                        (1,000)          --       (1,007)        (324)      (4,375)
    Purchase of premises and equipment                             (329)        (301)        (388)        (524)        (355)
    Proceeds from sale of other real estate owned                    --           --          385           63           --
                                                              ---------    ---------    ---------    ---------    ---------
       Net cash used in investing activities                    (19,501)      (4,677)     (34,519)     (81,838)     (82,577)

Cash flows from financing activities
    Net increase in deposits                                      5,327          970       29,890       28,239       75,759
    Stock subscriptions held for parent received (refunded)          --      (52,137)     (52,137)      52,137           --
    Net change in advance payments by borrowers for
      taxes and insurance                                           169          141          243          366          355
    Repayment of Federal Home Loan Bank of New
      York advances                                              (1,028)      (2,000)      (7,009)      (4,000)     (14,000)
    Federal Home Loan Bank of New York advances                      --           --        6,800       15,000       12,000



--------------------------------------------------------------------------------

                                  (Continued)

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
        Six months ended March 31, 2005 and 2004 (unaudited) and years ended September 30, 2004, 2003 and 2002
                                              (Tables in thousands)

--------------------------------------------------------------------------------

                                                                Six Months Ended                Years Ended
                                                                    March 31,                   September 30,
                                                             ----------------------  --------------------------------
                                                                2005        2004        2004       2003       2002
                                                                ----        ----        ----       ----       ----
                                                                   (unaudited)

    Net change in Federal Home Loan Bank of New York
      overnight lines of credit                              $ 11,800    $  4,400    $  2,700    $     --   $     --
    Net proceeds from stock issuance                               --      14,728      14,728          --         --
    Cash dividends paid                                        (1,152)         --          --
                                                             --------    --------    --------    --------   --------
       Net cash provided by financing activities               15,116     (33,898)     (4,785)     91,742     74,114
                                                             --------    --------    --------    --------   --------

Net change in cash and cash equivalents                        (3,193)    (34,559)    (30,331)     21,035     (4,779)

Cash and cash equivalents at beginning of period                8,034      38,365      38,365      17,330     22,109
                                                             --------    --------    --------    --------   --------

Cash and cash equivalents at end of period                   $  4,841    $  3,806    $  8,034    $ 38,365   $ 17,330
                                                             ========    ========    ========    ========   ========

Supplemental cash flow information:
    Cash paid during the period for
       Interest                                              $  4,422    $  4,023    $  8,101    $  8,839   $  8,790
       Income taxes, net of refunds                               910         626       1,166       1,049      1,031

Supplemental disclosures of noncash investing
  transactions:
    Conversion of loans to other real estate owned           $     --    $     --    $    209    $     60   $     --
    Transfer stock subscriptions received and
      deposits to capital                                          --      14,728          --          --         --


--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                               ASB HOLDING COMPANY
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of  Consolidation:  ASB Holding Company is a
-----------------------------------------------------
federally chartered corporation organized in June 2003 that was formed for the purpose of acquiring all of the capital stock of American Savings Bank of NJ, which was previously owned by American Savings, MHC, a federally-chartered mutual holding company. American Savings Bank of NJ converted from a mutual to a stock savings bank in a mutual holding company reorganization in 1999 in which no stock was sold to any person other than American Savings, MHC. Currently all of the outstanding stock of American Savings Bank of NJ is held by ASB Holding Company. The MHC holds 70% of the outstanding stock of ASB Holding Company stock with the remaining 30% held by the public.

The consolidated financial statements include the accounts of ASB Holding Company ("the Company") and its wholly owned subsidiaries, American Bank of New Jersey (formerly American Savings Bank of NJ) ("the Bank") and ASB Investment Corp. ("the Investment Corp."), together referred to as "the Company." Intercompany transactions and balances are eliminated in consolidation. References to "we", "us", or "our" refer to the Bank or Company, or both, as the context indicates. The Bank's name change to American Bank of New Jersey was effective March 31, 2005.

The only business of the Company is the ownership of the Bank and the Investment Corp. The Bank provides a full range of banking services to individual and corporate customers in New Jersey. The Bank is subject to competition from other financial institutions and to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. The Investment Corp was organized for the purpose of selling insurance and investment products, including annuities, to customers of the Bank and the general public, with initial activities limited to the sale of fixed rate annuities. The Investment Corp has had limited activity to date.

The accounting and reporting policies of the Company are based upon accounting principles generally accepted in the United States of America and conform to predominant practices within the banking industry. Significant accounting polices followed by the Company are presented below.

Use of Estimates: In preparing the financial statements,  management is required
----------------
to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for losses on loans, prepayment speed assumptions related to mortgage-backed securities and collateralized mortgage obligations, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

--------------------------------------------------------------------------------
                                   (Continued)

                               ASB HOLDING COMPANY
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A substantial portion of the Bank's loans are secured by real estate in the New Jersey market. In addition, a substantial portion of real estate owned is located in that same market. Accordingly, as with most financial institutions in the market area, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of the carrying amount of real estate owned are susceptible to changes in market conditions.

Cash and Cash  Equivalents:  For purposes of the statements of cash flows,  cash
--------------------------
and cash equivalents include cash on hand and in banks; interest-bearing deposits; and federal funds sold, which are generally sold for one-day periods.

Securities:  Securities  are  classified  as  held-to-maturity  and  carried  at
----------
amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income.

Interest income includes amortization of purchase premium or discount. Premiums and discounts are amortized using the level yield method. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is other than temporary.

Loans:  Mortgages  on real estate and other loans are stated at the  outstanding
-----
principal amount of the loans, net of deferred loan fees and the allowance for loan losses. Interest income on loans is accrued and credited to interest income as earned. Loans are generally placed on nonaccrual status when they become delinquent 90 days or more as to principal or interest or when it appears that principal or interest is uncollectible. Past due status is based on the contractual terms of the loan. Interest accrued prior to a loan being placed on nonaccrual status is subsequently reversed. Interest income on nonaccrual loans is recognized only in the period in which it is ultimately collected. Loans are returned to an accrual status when factors indicating doubtful collectibility no longer exist.

The Bank defines the population of impaired loans to be all nonaccrual commercial real estate, multi-family, and land loans. Impaired loans are individually assessed to determine whether the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that may be collectively evaluated for impairment such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans  Held-For-Sale:  Loans  held-for-sale  are carried at the lower of cost or
--------------------
market, using the aggregate method. Gains and losses on sales of mortgage loans are recognized at the time of sale.

Allowance  For Loan  Losses:  The  allowance  for  loan  losses  is a  valuation
---------------------------
allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, peer group information, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flow using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Loan Fees: Loan fees and certain direct loan  origination  costs for originating
---------
mortgage loans are deferred and the net fee or cost is recognized into interest income using the interest method over the contractual lives of the loans.

Real Estate Owned:  When properties are acquired through  foreclosure,  they are
-----------------
transferred at the lower of the book value or estimated fair value and any required write-downs are charged to the allowance for loan losses. Subsequently, such properties are carried at the lower of the adjusted cost or fair value less estimated selling costs. Estimated fair value of the property is generally based on an appraisal. The Bank maintains an allowance for real estate owned losses for subsequent declines in estimated fair value. Expenses of holding foreclosed properties, net of other income, are charged to operations as incurred. Gains and losses from sales of such properties are recognized as incurred.

Premises and Equipment: Land is carried at cost. Office properties and equipment
----------------------
are carried at cost, less accumulated depreciation. Office buildings and improvements are depreciated using the straight-line method with useful lives ranging from 20 to 40 years. Furniture, fixtures, and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years.


--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage  Servicing  Rights:  Servicing  assets represent the allocated value of
---------------------------
retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. Mortgage servicing rights totaled $71,714, $80,930 and $70,289 at March 31, 2005, September 30, 2004 and 2003 and are
included with other assets on the balance sheet.

Income  Taxes:  The  provision for income taxes is the total of the current year
-------------
income tax due or refundable and the change in the deferred tax assets and liabilities. Deferred tax assets and liabilities are the estimated future tax consequences attributable to differences between the financial statements' carrying amounts of existing assets and liabilities and their respective tax bases, computed using enacted tax rates. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not there will be sufficient taxable income in future years to realize the deferred tax assets.

Employee  Stock  Ownership  Plan: The cost of shares issued to the ESOP, but not
--------------------------------
yet allocated to participants, is shown as a reduction of shareholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest. Participants may put their ESOP shares back to the Company upon termination, and an amount of equity equal to these shares times current market price is reclassified out of shareholders' equity.

Stock-Based  Compensation:  Employee compensation expense under stock options is
-------------------------
reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                                                            ---March 31, 2005---
                                                                 (unaudited)

Net income as reported                                           $   1,194
Deduct:  Stock-based compensation expense determined
  under fair value based method                                         54
                                                                 ---------
Pro forma net income                                             $   1,140
                                                                 =========

Basic earnings per share as reported                             $    0.22
Pro forma basic earnings per share                               $    0.21
Diluted earnings per share as reported                           $    0.22
Pro forma diluted earnings per share                             $    0.21


Earnings Per Common Share: Basic earnings per common share is net income divided
-------------------------
by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. The weighted average common shares outstanding were 5,438,940 and 5,424,565 for the six months ended March 31, 2005 and 2004 (unaudited) and were 5,427,906, 3,888,150 and 3,888,150 for the years ended September 30, 2004, 2003 and 2002.
There were no potentially dilutive securities for the six month period ended March 31, 2004 (unaudited) or the years ended September 30, 2004, 2003 and 2002. Stock options for 259,923 shares of common stock were not considered in computing diluted earnings per common share for the six months ended March 31, 2005 because they were antidilutive. Earnings per share for the years ended September 30, 2003 and 2002 has been restated to reflect the conversion of 100 shares of Bank stock into 3,188,150 shares of Company stock representing 100% ownership of the Bank prior to the minority stock offering.


Comprehensive  Income:  Comprehensive  income  consists  of net income and other
---------------------
comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale, which are also recognized as separate components of equity.

Loss  Contingencies:  Loss  contingencies,  including  claims and legal  actions
-------------------
arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Reclassifications:  Some  items in the  prior  year  financial  statements  were
-----------------
reclassified to conform to the current presentation.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


Unaudited  Periods:  Balances as of March 31, 2005 and for the six months  ended
------------------
March 31, 2005 and 2004 have not been audited. In the opinion of management, all adjustments consisting of normal recurring adjustments that are necessary for a fair presentation of the unaudited periods have been reflected.


NOTE 2 - MINORITY OFFERING

On October 3, 2003, the Company completed a minority stock offering and sold 1,666,350 shares of common stock in a subscription offering at $10 per share and received proceeds of $16,060,000 net of offering costs of $603,000. The Company contributed $9,616,000 or approximately 60% of the net proceeds to the Bank in the form of a capital contribution. The Company loaned $1,333,000 to the Bank's employee stock ownership plan and the ESOP used those funds to acquire 133,000 shares of common stock at $10 per share.

After the sale of the stock, the MHC holds 70%, or 3,888,150 shares, of the outstanding stock of the Company, with the remaining 30% or, 1,666,350 shares held by persons other than the MHC. The Company holds 100% of the Bank's outstanding common stock. The Bank may not pay dividends to the Company if the dividends would cause the Bank to fall below the "well capitalized" capital threshold.

The Company had stock subscriptions received totaling $52,137,000 at September 30, 2003 pending completion of the Company's initial public offering. At the time of closing on October 3, 2003, gross proceeds of $15,330,000 became capital of the Company with the remainder returned on oversubscriptions.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES

The fair value of securities available-for-sale was as follows:

                                                                                           Gross         Gross
                                                                            Fair        Unrealized    Unrealized
                                                                            Value          Gains        Losses
                                                                            -----          -----        ------
     March 31, 2005 (unaudited)
     --------------------------
         U.S. government and federal agency                             $     11,740    $       -    $    (257)
         Mortgage-backed
              FHLMC                                                            4,854           11          (39)
              FNMA                                                            14,482           34         (550)
              GNMA                                                               177            1           (1)
         Collateralized mortgage obligations
              Agency                                                          34,311            6         (553)
              Non-agency                                                         599            -           (1)
         Mutual fund                                                           9,829            -         (171)
                                                                        ------------    ---------    ---------

                                                                        $     75,992    $      52    $  (1,572)
                                                                        ============    =========    =========

     September 30, 2004
     ------------------
         U.S. government and federal agency                             $     13,840    $       -    $    (157)
         Mortgage-backed
              FHLMC                                                            5,219           20          (26)
              FNMA                                                            16,261           54         (359)
              GNMA                                                               202            1            -
         Collateralized mortgage obligations
              Agency                                                          42,870           41         (246)
              Non-agency                                                       1,234            3           (3)
         Mutual fund                                                           9,869            -         (131)
                                                                        ------------    ---------    ---------

                                                                        $     89,495    $     119    $    (922)
                                                                        ============    =========    =========

     September 30, 2003
     ------------------
         U.S. government and federal agency                             $     13,484    $       6    $     (60)
         Mortgage-backed
              FHLMC                                                              346            -           (3)
              FNMA                                                            16,664           20         (341)
              GNMA                                                               320            7            -
         Collateralized mortgage obligations
              Agency                                                          61,685          201         (403)
              Non-agency                                                       4,962            -          (31)
         Mutual fund                                                           9,930            -          (70)
                                                                        ------------    ---------    ---------

                                                                        $    107,391    $     234    $    (908)
                                                                        ============    =========    =========

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

The amortized cost and fair value of securities held-to-maturity were as follows:

                                                                              Gross         Gross
                                                             Amortized     Unrealized    Unrealized      Fair
                                                               Cost           Gains        Losses        Value
                                                               ----           -----        ------        -----
     March 31, 2005 (unaudited)
     --------------------------
         U.S. government and federal agency                  $    2,000    $       -    $     (40)   $   1,960
         Mortgage-backed
              FHLMC                                                 445            1            -          446
              FNMA                                                2,928            6          (38)       2,896
              GNMA                                                  278            2            -          280
         Collateralized mortgage obligations
              Agency                                                 90            1            -           91
              Non-agency                                          2,785            -          (66)       2,719
                                                             ----------    ---------    ----------   ---------

                                                             $    8,526    $      10    $    (144)   $   8,392
                                                             ==========    =========    =========    =========

     September 30, 2004
     ------------------
         Mortgage-backed
              FHLMC                                          $      490    $       2    $      (1)   $     491
              FNMA                                                1,870           11           (6)       1,875
              GNMA                                                  327            3            -          330
         Collateralized mortgage obligations
              Agency                                                107            3            -          110
                                                             ----------    ---------    ---------    ---------

                                                             $    2,794    $      19    $      (7)   $   2,806
                                                             ==========    =========    =========    =========

     September 30, 2003
     ------------------
         Mortgage-backed
              FHLMC                                          $      657    $       3    $      (1)   $     659
              FNMA                                                1,513            7           (4)       1,516
              GNMA                                                  476           14            -          490
         Collateralized mortgage obligations
              Agency                                                193            6            -          199
                                                             ----------    ---------    ---------    ---------

                                                             $    2,839    $      30    $      (5)   $   2,864
                                                             ==========    =========    =========    =========

There were no securities sales during the six months ended March 31, 2005 or 2004 (unaudited). There were no securities sales during the year ended September 30, 2004 or 2002. Proceeds from sales of securities available for sale amounted to $21,026,000 during the year ended September 30, 2003 resulting gross gains of $0 and gross losses of $188,000.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

The fair value of debt securities and carrying amount, if different, by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                                                                    Available-
                                                                        Held-to-Maturity             for-Sale
                                                                    Carrying          Fair             Fair
                                                                     Amount           Value            Value
                                                                     ------           -----            -----
March 31, 2005 (unaudited)
     Due from one to five years                                  $      2,000     $      1,960    $     11,740
     Mortgage-backed                                                    6,526            6,432          54,423
     Mutual fund                                                            -                -           9,829
                                                                 ------------     ------------    ------------

         Total                                                   $      8,526     $      8,392    $     75,992
                                                                 ============     ============    ============

September 30, 2004
     Due from one to five years                                  $          -     $          -    $     13,840
     Mortgage-backed                                                    2,794            2,806          65,786
     Mutual fund                                                            -                -           9,869
                                                                 ------------     ------------    ------------

         Total                                                   $      2,794     $      2,806    $     89,495
                                                                 ============     ============    ============

Securities with carrying values of $11,759,692 (unaudited), $11,386,213, and $4,481,971 at March 31, 2005 and September 30, 2004 and 2003, respectively, were pledged to secure public deposits and advances as required or permitted by law.

Available-for-sale securities with unrealized losses not recognized in income are presented below by length of time the securities have been in an unrealized loss position:


                                    -------------------------------March 31, 2005-------------------------------
                                                                   --------------
                                       Less than 12 Months        12 Months or More               Total
                                       -------------------        -----------------               -----
                                       Fair      Unrealized      Fair       Unrealized      Fair      Unrealized
Description of Securities              Value        Loss         Value         Loss         Value        Loss
-------------------------              -----        ----         -----         ----         -----        ----
    U.S. government and
      federal agency                $   3,920    $      (80)  $    7,820   $     (177)  $   11,740   $      (257)
    Mortgage backed                    12,071          (135)       7,442         (409)      19,513          (544)
    Collateralized mortgage
      obligations                      30,726          (486)       4,184          (62)      34,910          (548)
    Mutual fund                             -             -        9,829         (171)       9,829          (171)
                                    ---------    ----------   ----------   ----------   ----------   -----------

       Total temporarily
         impaired                   $  46,717    $     (701)  $   29,275   $     (819)  $   75,992   $    (1,520)
                                    =========    ==========   ==========   ==========   ==========   ===========

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)


                                    -----------------------------September 30, 2004-----------------------------
                                                                 ------------------
                                       Less than 12 Months        12 Months or More               Total
                                       -------------------        -----------------               -----
                                       Fair      Unrealized      Fair       Unrealized      Fair      Unrealized
Description of Securities              Value        Loss         Value         Loss         Value        Loss
-------------------------              -----        ----         -----         ----         -----        ----
    U.S. government and
      federal agency                $   8,885    $     (112)  $    4,955   $      (45)  $   13,840   $      (157)
    Mortgage backed                     6,520           (80)       8,649         (305)      15,169          (385)
    Collateralized mortgage
      obligations                      29,307          (209)       4,831          (40)      34,138          (249)
    Mutual fund                             -             -        9,869         (131)       9,869          (131)
                                    ---------    ----------   ----------   ----------   ----------   -----------

       Total temporarily
         impaired                   $  44,712    $     (401)  $   28,304   $     (521)  $   73,016   $      (922)
                                    =========    ==========   ==========   ==========   ==========   ===========

Held-to-maturity securities with unrealized losses not recognized in income are as follows:

                                    -------------------------------March 31, 2005-------------------------------
                                                                   --------------
                                       Less than 12 Months        12 Months or More               Total
                                       -------------------        -----------------               -----
                                       Fair      Unrealized      Fair       Unrealized      Fair      Unrealized
Description of Securities              Value        Loss         Value         Loss         Value        Loss
-------------------------              -----        ----         -----         ----         -----        ----
    U.S. government and
      federal agency                $   1,960    $      (40)  $        -   $        -   $    1,960   $       (40)

    Mortgage-backed                     3,540           (29)          82           (1)       3,622           (30)

    Collateralized mortgage
      obligations                       2,810           (65)           -            -        2,810           (65)
                                    ---------    -----------  ----------   ----------   ----------   ------------

       Total temporarily
         impaired                   $   8,310    $     (134)  $       82   $       (1)  $    8,392   $      (135)
                                    =========    ==========   ==========   ==========   ==========   ===========



                                    -----------------------------September 30, 2004-----------------------------
                                                                 ------------------
                                       Less than 12 Months        12 Months or More               Total
                                       -------------------        -----------------               -----
                                       Fair      Unrealized      Fair       Unrealized      Fair      Unrealized
Description of Securities              Value        Loss         Value         Loss         Value        Loss
-------------------------              -----        ----         -----         ----         -----        ----

    Mortgage-backed                 $     562    $       (6)  $      117   $       (1)  $      679   $        (7)
                                    ---------    ----------   ----------   ----------   ----------   -----------

       Total temporarily
         impaired                   $     562    $       (6)  $      117   $       (1)  $      679   $        (7)
                                    =========    ==========   ==========   ==========   ==========   ===========

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than amortized cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer's financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition.


At March 31, 2005 and September 30, 2004, securities with unrealized losses had depreciated only 2.0% and 1.3% from the Company's amortized cost basis. These unrealized losses related principally to changes in interest rates. As the Company has the ability to hold these securities for the foreseeable future since they are classified as either available-for-sale or held-to-maturity, no declines were deemed to be other than temporary.


NOTE 4 - LOANS

Loans at period-end were as follows:

                                                                    March 31,     --------September 30,-------
                                                                      2005            2004             2003
                                                                      ----            ----             ----
                                                                     (unaudited)
     Mortgage loans:
         One-to-four-family                                      $    261,986     $    251,531    $    215,484
         Multi-family and commercial                                   55,454           43,197          36,202
         Construction                                                   8,132            7,175           1,233
     Consumer                                                             701              746             780
     Home equity                                                       11,249           10,666           8,893
     Commercial                                                           663              398           1,610
                                                                 ------------     ------------    ------------
         Total loans                                                  338,185          313,713         264,202
     Allowance for loan losses                                         (1,690)          (1,578)         (1,371)
     Net deferred loan costs                                              975              935             796
     Loans in process                                                  (4,219)          (4,100)           (783)
                                                                 ------------     ------------    ------------

         Loans, net                                              $    333,251     $    308,970    $    262,844
                                                                 ============     ============    ============

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 4 - LOANS (Continued)

Certain directors and officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions. A summary of such loans made by the Bank is as follows:

                                                         March 31,     ---------------September 30,-------------
                                                           2005            2004           2003           2002
                                                           ----            ----           ----           ----
                                                        (unaudited)

     Beginning balance                                 $     1,007     $     1,142    $       520    $       285
         New loans                                               -               3            624            307
         Effect of changes in related parties                    -              32            265              -
         Repayments                                            (44)           (170)          (267)           (72)
                                                       -----------     -----------    -----------    -----------

              Ending balance                           $       963     $     1,007    $     1,142    $       520
                                                       ===========     ===========    ===========    ===========

Activity in the allowance for loan losses was as follows:

                                             Six Months Ended                          Years Ended
                                        ---------March 31,--------     ---------------September 30,--------------
                                           2005            2004           2004           2003            2002
                                           ----            ----           ----           ----            ----
                                                (unaudited)

     Balance at beginning of year       $     1,578    $     1,371     $     1,371    $     1,117    $     1,009
     Provision charged to income                112             54             207            254            105
     Charge-offs                                  -              -               -              -             (1)
     Recoveries                                   -              -               -              -              4
                                        -----------    -----------     -----------    -----------    -----------

         Balance at end of year         $     1,690    $     1,425     $     1,578    $     1,371    $     1,117
                                        ===========    ===========     ===========    ===========    ===========

Mortgage loans serviced for others are not included in the accompanying financial statements. At March 31, 2005 and 2004, the unpaid principal balances of these loans totaled $15,864,921 (unaudited) and $16,327,366 (unaudited). At September 30, 2004, 2003 and 2002 the unpaid principal balances of these loans totaled $16,936,826, $16,103,798, and $14,817,842, respectively.


Impaired loans were as follows:

                                                                      March 31,     -------September 30,------
                                                                        2005           2004            2003
                                                                        ----           ----            ----
                                                                     (unaudited)
     Period-end loans with no allocated allowance
       for loan losses                                               $         -    $         -    $       294
     Period-end loans with allocated allowance
       for loan losses                                                       258            259            250
                                                                     -----------    -----------    -----------

         Total                                                       $       258    $       259    $       544
                                                                     ===========    ===========    ===========

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 4 - LOANS (Continued)

                                                                      March 31,       -------September 30,------
                                                                        2005           2004        2003       2002
                                                                        ----           ----        ----       ----
                                                                    (unaudited)
     Amount of the allowance for loan losses allocated                  $129           $129         $125        $ 88
     Average of impaired loans during the period                         259            398          623         695
     Interest income recognized during impairment                          5             19           18          26
     Cash-basis interest income recognized                                 5             19           18          26

Nonperforming loans were as follows:


                                                                      March 31,     -------September 30,------
                                                                        2005           2004            2003
                                                                        ----           ----            ----
                                                                     (unaudited)

     Loans past due over 90 days still on accrual                    $     -           $  -           $  -
     Nonaccrual loans                                                    351            519            517

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.


NOTE 5 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                                                      March 31,     -------September 30,------
                                                                        2005           2004            2003
                                                                        ----           ----            ----
                                                                     (unaudited)

     Securities                                                      $       292    $       307    $       352
     Loans receivable                                                      1,179          1,052            903
                                                                     -----------    -----------    -----------

                                                                     $     1,471    $     1,359    $     1,255
                                                                     ===========    ===========    ===========

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                                      March 31,     -------September 30,------
                                                                        2005           2004            2003
                                                                        ----           ----            ----
                                                                     (unaudited)

     Land                                                            $       840    $       840     $      840
     Office buildings and improvements                                     3,700          3,413          3,248
     Furniture and equipment                                               3,570          3,528          3,305
                                                                     -----------    -----------    -----------
                                                                           8,110          7,781          7,393
     Less accumulated depreciation                                         4,051          3,871          3,454
                                                                     -----------    -----------    -----------

         Total                                                       $     4,059    $     3,910    $     3,939
                                                                     ===========    ===========    ===========

An agreement dated February 22, 2004 to purchase real estate was signed for the acquisition of a future branch site in Essex County. Total purchase price is $1,700,000. The above amounts include $206,905 incurred for a deposit on the contract of sale and professional fees in connection with the acquisition. The balance of $1,530,000 is due in cash at closing and will be recorded upon closing. This agreement is contingent on certain items as detailed in the contract including but not limited to (i) Title to be conveyed shall be marketable and insurable; (ii) Municipal and county approvals shall be obtained by the buyer and the closing will be extended to the extent such approvals are delayed by no fault of the buyer; and (iii) To the extent environmental inspections result in a clean up or other action by governmental authorities the seller will have completed all environmental requests made by the buyer including removal of underground tanks at its own cost and expense and complete any and all site investigation and remediation activities.


NOTE 7 - DEPOSITS

Deposit accounts are summarized as follows:

                                                                      March 31,     -------September 30,------
                                                                        2005           2004            2003
                                                                        ----           ----            ----
                                                                     (unaudited)

     Demand deposits                                             $     24,093     $     22,599    $     21,676
     NOW and money market accounts                                     34,018           38,696          21,721
     Savings accounts                                                 134,637          143,401         127,720
     Certificates of deposit                                          135,295          118,020         121,709
                                                                 ------------     ------------    ------------

         Total deposits                                          $    328,043     $    322,716    $    292,826
                                                                 ============     ============    ============

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 7 - DEPOSITS (Continued)

Certificates of deposit accounts with balances over $100,000 totaled $39,200,209 (unaudited), $31,536,775, and $27,756,666 at March 31, 2005 and September 30,
2004 and 2003, respectively. All other deposit accounts with balances over $100,000 totaled $90,655,046 (unaudited), $97,668,361, and $70,174,744 at March
31, 2005 and September 30, 2004 and 2003, respectively. Deposit balances over $100,000 are not federally insured.

Scheduled maturities of certificates of deposit were as follows:

                                                            March 31, 2005
                                                            --------------
                                                              (unaudited)

                  2006                                      $     83,851
                  2007                                            19,496
                  2008                                            13,100
                  2009                                             6,829
                  2010 and thereafter                             12,019
                                                            ------------

                                                            $    135,295
                                                            ============

                                                          September 30, 2004
                                                          ------------------

                  2005                                      $     72,752
                  2006                                            11,717
                  2007                                            14,777
                  2008                                             6,324
                  2009 and thereafter                             12,450
                                                            ------------

                                                            $    118,020
                                                            ============

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 8 - FEDERAL HOME LOAN BANK OF NEW YORK ADVANCES

The Bank has multiple advances with the Federal Home Loan Bank with maturities through 2013 and rates ranging from 3.01% to 6.19% at March 31, 2005 (unaudited) and 2.80% to 6.19% at September 30, 2004. One $2.0 million advance with a coupon of 5.797% maturing in 2008 is callable in 2005. Another advance for $1.8 million with a coupon of 4.57% has a five year final maturity in June 2009, with a twenty year amortization schedule. The remaining $64.5 million of Federal Home Loan Bank advances are non-callable. In addition, there is an overnight line of credit borrowing of $2.7 million as of September 30, 2004 with a coupon of 2.04% which matures October 1, 2004. The overnight line of credit borrowing at March 31, 2005 totaled $14.5 million with a coupon of 3.01%. Scheduled repayments and maturities of fixed rate advances from the Federal Home Loan Bank are as follows:

                                             Weighted
                                  ---------Average Rate-------
                                      March 31,      September 30,     March 31,           September 30,
                                        2005             2004            2005           2004           2003
                                        ----             ----            ----           ----           ----
                                     (unaudited) (unaudited)
     Maturing in 2004                      -%               -%       $         -    $         -    $     4,000
     Maturing in 2005                   4.57             5.48                 29          1,057          2,000
     Maturing in 2006                   3.51             3.51              8,060          8,060          9,000
     Maturing in 2007                   4.39             4.39              8,062          8,062          4,000
     Maturing in 2008                   5.51             5.51             12,065         12,065         12,000
     Maturing in 2009                   4.88             4.88              7,547          7,547          6,000
     Maturing in 2010                   5.15             5.15              6,000          6,000          6,000
     Maturing in 2011                   5.18             5.18              6,000          6,000          6,000
     Maturing in 2012                   5.22             5.22              5,000          5,000          5,000
     Maturing in 2013                   4.79             4.79              1,000          1,000          1,000
     Overnight line of credit           3.01             2.04             14,500          2,700              -
                                                                     -----------    -----------    -----------

                                        4.45%            4.72%       $    68,263    $    57,491    $    55,000
                                                                     ===========    ===========    ===========

At March 31, 2005 and September 30, 2004, the advances are secured primarily by mortgage loans totaling $84,277,032 and $90,957,818 and all stock in the Federal Home Loan Bank totaling $3,513,000 and $2,890,000 under a blanket collateral agreement for the amount of the note outstanding. At March 31, 2005, the Bank's borrowing limit with the Federal Home Loan Bank was approximately $109.3 million.


--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------



NOTE 9 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

                                                      Six Months Ended                    Years Ended
                                                   -------March 31,------    ------------September 30,----------
                                                      2005         2004         2004         2003         2002
                                                      ----         ----         ----         ----         ----
                                                         (unaudited)

    Current                                        $     671    $     677    $   1,382    $     663     $  1,201
    Deferred                                              20           (9)         (11)         142         (126)
                                                   ---------    ---------    ---------    ---------     --------

                                                   $     691    $     668    $   1,371    $     805     $  1,075
                                                   =========    =========    =========    =========     ========

A reconciliation of income tax expense at the statutory federal income tax rate and the actual income tax expense was as follows:

                                                      Six Months Ended                    Years Ended
                                                   -------March 31,------    ------------September 30,----------
                                                      2005         2004         2004         2003         2002
                                                      ----         ----         ----         ----         ----
                                                         (unaudited)

    Federal income tax expense
      at statutory rate                            $     641    $     588    $   1,201    $     751     $  1,008
    Increase in taxes resulting from
       State income taxes, net of
         federal benefit                                  74           99          204          120          154
       Tax-exempt income from
         life insurance                                  (45)         (39)         (70)         (77)         (35)
       Nondeductible ESOP expense                         16           16           28            -           12
       Other, net                                          5            4            8           11          (64)
                                                   ---------    ---------    ---------    ---------     --------

          Income tax expense                       $     691    $     668    $   1,371    $     805     $  1,075
                                                   =========    =========    =========    =========     ========


--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------


NOTE 9 - INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:


                                                                      March 31,     -------September 30,------
                                                                        2005           2004            2003
                                                                        ----           ----            ----
                                                                     (unaudited)
     Deferred tax assets
         Unrealized loss on securities available-for-sale            $       569    $       321    $       269
         Provision for loan losses                                           675            630            527
         Deferred loan origination fees                                        3              3              9
         Accrued expenses and other liabilities                              708            693            620
                                                                     -----------    -----------    -----------
              Total gross deferred tax assets                              1,955          1,647          1,425

     Deferred tax liabilities
         Depreciation                                                        203            203            148
         Deferred loan origination costs                                     665            623            535
         Other                                                                66            198            182
                                                                     -----------    -----------    -----------
              Total gross deferred tax liabilities                           934          1,024            865
                                                                     -----------    -----------    -----------

                  Net deferred tax asset                             $     1,021    $       623    $       560
                                                                     ===========    ===========    ===========

Retained earnings includes allocations for federal income tax purposes representing tax bad debt deductions of approximately $1,500,000 through March 31, 2005 (unaudited) and September 30, 2004 on which no tax has been paid and no deferred federal income taxes have been provided. The related amount of deferred tax liability is approximately $599,000. Reductions of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.


NOTE 10 - BENEFIT PLANS

The Bank has a directors' retirement plan that provides retirement benefits to all members of the Board of Directors vested under the plan in accordance with the plan document. During the six months ended March 31, 2005 and 2004 and the years ended September 30, 2004, 2003, and 2002 the Bank accrued expenses related to the plan totaling $15,069 (unaudited) and $29,080 (unaudited) and $55,179, $124,404, and $185,613 respectively.


--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------


NOTE 10 - BENEFIT PLANS (Continued)

The Bank has a 401(k) profit sharing plan covering substantially all employees. Contributions to the plan are made at the discretion of the Board of Directors and charged to expense annually. The plan also allows participant salary deferrals into the plan along with a matching contribution provided by the Bank. Total expenses related to the plan, including employer match and profit sharing contributions, were $119,376 (unaudited) and $116,696 (unaudited) and $248,163, $242,450, and $205,477 for the six months ended March 31, 2005 and 2004, and the years ended September 30, 2004 , 2003, and 2002.

During 2002, the Bank implemented a supplemental executive retirement plan that provides benefits to certain key officers in accordance with the plan document. During the six months ended March 31, 2005 and 2004, and the years ended September 30, 2004, 2003 and 2002, Bank expenses related to the plan totaled $117,661 (unaudited) and $102,316 (unaudited) and $204,632, $233,332, and
$86,770. During 2002, the Bank also purchased bank-owned life insurance on the individuals covered by the supplemental executive retirement plan.

In December 2002, the Bank and four of the Bank's officers entered into employment agreements commencing on January 1, 2003. The Chief Executive Officer's agreement was for a three-year term and the others were for two-year terms. In the event of the involuntary termination of the officer's employment following any change in control of the Bank or ASB Holding Company, absent just cause, the officer shall be paid an amount equal to two times, or three times in the case of the Chief Executive Officer, the officer's five-year average annual taxable cash compensation. In the event the officer's employment is terminated by the Bank without just cause, the Bank is obligated to continue to pay the salary up to the date of termination of the remaining term of the agreement.

The Company has also entered into an employment agreement with the Chief Executive Officer with terms of which are substantially the same as the employment agreement with the Bank. However, it provides that if employment is terminated without just cause as defined in the agreement, he will be entitled to a continuation of his salary for three years from the date of termination.


NOTE 11 - ESOP PLAN

Employees participate in an employee stock option plan (ESOP). The ESOP borrowed from the Company to purchase 133,308 shares of stock at $10.00 per share. The Company makes discretionary contributions to the ESOP, as well as pays dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense is recorded. Dividends on allocated shares increase participant accounts.


--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 11 - ESOP PLAN (Continued)

Participants receive the shares at the end of employment. Under the terms of the plan and in accordance with ERISA regulation, a participant may require stock received to be repurchased unless the stock is traded on an established market. The Over The Counter Bulletin Board is not considered to be an established market for purposes of this regulation and a liability has been established to reflect this repurchase obligation.

There were no discretionary contributions to the ESOP during the period ended March 31, 2005 or the year ended September 30, 2004. Expense for period ended March 31, 2005 and for the year ended September 30, 2004 was $113,978 and $215,237, respectively.

Shares held by the ESOP were as follows:

                                                                 March 31,            September 30,
                                                                   2005                  2004
                                                                   ----                  ----
                                                                (unaudited)
         Allocated to participants                                  16,913                   3,333
         Unearned                                                  116,395                 129,975
                                                               -----------             -----------
              Total ESOP shares                                    133,308                 133,308
                                                               -----------             -----------

              Fair value of unearned shares                    $     2,147             $     2,015
                                                               ===========             ===========

              Fair value of allocated shares subject
                to repurchase obligation                       $       312             $        52
                                                               ===========             ===========


NOTE 12 - STOCK-BASED COMPENSATION

At the annual meeting held on January 20, 2005, stockholders of ASB Holding Company approved the ASB Holding Company 2005 Stock Option Plan and the American Savings Bank of NJ 2005 Restricted Stock Plan. Subject to regulatory approval, 272,171 shares of common stock were made available under the 2005 Stock Option Plan of which all received regulatory approval for award. On January 20, 2005, 259,923 options were awarded at a strike price of $17.37 with the remaining 12,248 shares awarded on May 6, 2005. Also subject to regulatory approval, 108,868 shares of common stock were made available under the 2005 Restricted Stock Plan of which 81,651 received regulatory approval for award. On January 20, 2005, 76,752 shares of restricted stock were awarded with the remaining 4,899 shares awarded on May 6, 2005.



--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 12 - STOCK-BASED COMPENSATION (Continued)


Options to buy stock are granted to directors, officers and employees under the Company's Stock Option Plan. Exercise price is the market price at date of grant, so there is no compensation expense recognized in the income statement. The maximum option term is ten years, and options vest over five years.

A summary of the activity in the plan for the period ended March 31, 2005 (unaudited) is as follows.

                                                                       Weighted
                                                                       Average
                                                                       Exercise
                                                Shares                   Price
                                                ------                   -----

              Outstanding at
                beginning of period                    -             $         -
              Granted                            259,923                   17.35
              Exercised                                -                       -
              Forfeited or expired                     -                       -
                                             -----------             -----------
              Outstanding at
                end of period                    259,923             $     17.35
                                             ===========             ===========


              Options exercisable
                at period end                          -                       -
                                             ===========             ===========
              Weighted average remaining
                contractual life               9.8 years

Shares of common stock issuable pursuant to outstanding options under the 2005 Stock Option Plan will be considered outstanding for purposes of calculating earnings per share on a diluted basis. The Financial Accounting Standards Board has announced a change in the required accounting methods applicable to stock options effective after June 15, 2005, which the Securities and Exchange Commission delayed for six months. Under such accounting requirements, the Company will be required to recognize compensation expense related to stock options outstanding based upon the fair value of such awards at the date of grant over the period that such awards are earned.


For accounting purposes, the Bank is recognizing compensation expense for shares of common stock awarded under the 2005 Restricted Stock Plan. Expense is being recognized over the vesting period of five years from the date of award at the fair market value of the shares on the date they were awarded.

The fair value of options granted are computed using the Black-Scholes option pricing model, using the following weighted-average assumptions as of grant date.

                                                       January 20, 2005
                                                          (unaudited)

Risk free interest rate                                        3.67%
Expected option life                                            5.0
Expected stock price volatility                               22.00%
Dividend yield                                                 0.00%
Weighted average fair value of options
  granted during year                                         $4.75


--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK


The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to fund loans and previously approved unused lines of credit. The Bank's exposure to credit loss in the event of nonperformance by the parties to these financial instruments is represented by the contractual amount of the instruments. The Bank uses the same credit policy for commitments as it uses for on-balance-sheet items.

The contract amount of these financial instruments is summarized as follows:

                                       March 31,     -------September 30,------
                                         2005           2004            2003
                                         ----           ----            ----
                                      (unaudited)
     Commitments to extend credit     $    16,032    $    14,771    $    11,590
     Unused lines of credit                13,206         13,130         10,286
     Construction loans in process          4,219          4,100            783

Fixed rate loan commitments totaled $3,461,400 at March 31, 2005 and have interest rates ranging from 4.625% to 6.125%.

Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.


NOTE 14 - REGULATORY CAPITAL REQUIREMENTS

ASB Holding Company as a unitary thrift holding company is not subject to specific regulatory capital guidelines. The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.


Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.


--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 14 - REGULATORY CAPITAL REQUIREMENTS (Continued)

The Bank's actual and required capital amounts and ratios are presented below.

                                                                                                  To Be Well
                                                                        For Capital            Capitalized Under
                                                                         Adequacy              Prompt Corrective
                                                  Actual                 Purposes                   Action
                                           --------------------    --------------------     --------------------
                                              Amount      Ratio       Amount      Ratio      Amount        Ratio
                                              ------      -----       ------      -----      ------        -----
As of March 31, 2005 (unaudited)
    Total capital (to risk-weighted
      assets)                              $   36,546     15.34%   $   19,053      8.0%     $  23,817      10.0%
    Tier I capital (to risk-weighted)
      assets)                                  34,856     14.64         9,527      4.0         14,290       6.0
    Tier I (core) capital (to adjusted
      total assets)                            34,856      7.96        17,524      4.0         21,905       5.0

As of September 30, 2004
    Total capital (to risk-weighted
      assets)                              $   34,857     15.93%   $   17,505      8.0%     $  21,881      10.0%
    Tier I capital (to risk-weighted)
      assets)                                  33,279     15.21         8,752      4.0         13,129       6.0
    Tier I (core) capital (to adjusted
      total assets)                            33,279      7.89        16,865      4.0         21,081       5.0

As of September 30, 2003
    Total capital (to risk-weighted
      assets)                              $   24,015      11.9%   $   16,124      8.0%     $  20,155      10.0%
    Tier I capital (to risk-weighted)
      assets)                                  22,644      11.2         8,062      4.0         12,093       6.0
    Tier I (core) capital (to adjusted
      total assets)                            22,644       5.3        17,099      4.0         21,374       5.0



As of March 31, 2005 (unaudited) and September 30, 2004, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following is a reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital as of the dates indicated:


--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 14 - REGULATORY CAPITAL REQUIREMENTS (Continued)


                                                                      March 31,     -------September 30,------
                                                                        2005           2004            2003
                                                                        ----           ----            ----
                                                                     (unaudited)

     GAAP equity                                                     $    33,941    $    32,818    $    22,239
     Accumulated other comprehensive loss                                    915            461            405
                                                                     -----------    -----------    -----------
         Tier I capital                                                   34,856         33,279         22,644
     General regulatory allowance for loan losses                          1,690          1,578          1,371
                                                                     -----------    -----------    -----------

         Total capital                                               $    36,546    $    34,857    $    24,015
                                                                     ===========    ===========    ===========


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments were as follows:

                                             March 31,
                                               2005            -------------------September 30,-----------------
                                               ----
                                            (unaudited)                  2004                      2003
                                                                         ----                      ----
                                                   Estimated                  Estimated                 Estimated
                                      Carrying       Fair        Carrying       Fair       Carrying       Fair
                                       Amount        Value        Amount        Value       Amount        Value
                                       ------        -----        ------        -----       ------        -----
   Financial assets
      Cash and cash equivalents      $    4,841   $    4,841   $    8,034   $    8,034    $  38,365    $  38,365
      Securities available-for-sale      75,992       75,992       89,495       89,495      107,391      107,391
      Securities held-to-maturity         8,526        8,392        2,794        2,806        2,839        2,864
      Loans receivable, net             333,251      328,137      308,970      309,268      262,844      266,169
      Loans held for sale                   302          295            -            -          500          500
      Federal Home Loan Bank stock        3,513        3,513        2,890        2,890        3,150        3,150
      Accrued interest receivable         1,471        1,471        1,359        1,359        1,255        1,255

   Financial liabilities
      Deposits                          328,043      327,524      322,716      323,434      292,826      294,690
      Stock subscriptions received            -            -            -            -       52,137       52,137
      Advance payments by
        borrowers for taxes and
        insurance                         2,490        2,490        2,322        2,322        2,079        2,079
      Federal Home Loan Bank advances    68,263       69,167       57,491       59,959       55,000       59,490
      Accrued interest payable              276          276          264          264          260          260


--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)
                                                        -

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, stock subscriptions received, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt, including Federal Home Loan Bank advances, is based on current rates for similar financing. The fair value of off- balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. The fair value of these off-balance-sheet items is not material.


NOTE 16 - OTHER COMPREHENSIVE LOSS

Other comprehensive loss components and related taxes were as follows.


                                                      Six Months Ended                    Years Ended
                                                   -------March 31,------    ------------September 30,----------
                                                      2005         2004         2004         2003         2002
                                                      ----         ----         ----         ----         ----
                                                         (unaudited)

    Unrealized holding losses on available-
      for-sale securities                          $    (717)   $     851    $    (129)   $  (1,746)    $   (215)
    Reclassification adjustments for losses
      later recognized in income                           -            -            -          188            -
                                                   ---------    ---------    ---------    ---------     --------
    Net unrealized gains and losses                     (717)         851         (129)      (1,558)        (215)
    Tax effect                                           249          340           52          622           42
                                                   ---------    ---------    ---------    ---------     --------

       Other comprehensive income (loss)           $    (468)   $     511    $     (77)   $    (936)    $   (173)
                                                   =========    =========    =========    =========     =========


--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------


NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                 Interest       Net Interest           Net            Earnings per Share
                                                                                      ------------------
                                  Income           Income            Income         Basic and Fully Diluted
                                  ------           ------            ------         -----------------------
2005
----
    First quarter             $      5,089      $      2,846       $     584              $    0.11
    Second quarter                   4,905             2,725             610                   0.11

2004
----
    First quarter             $      4,453      $      2,367       $     474              $    0.09
    Second quarter                   4,564             2,622             587                   0.11
    Third quarter                    4,471             2,510             537                   0.10
    Fourth quarter                   4,716             2,600             564                   0.10

2003
----
    First quarter             $      4,437      $      2,184       $     364              $    0.09
    Second quarter                   4,405             2,154             269                   0.07
    Third quarter                    4,413             2,227             500                   0.13
    Fourth quarter                   4,220             2,042             270                   0.07

2002
----
    First quarter             $      4,236      $      1,858       $     282              $    0.07
    Second quarter                   4,384             2,250             539                   0.14
    Third quarter                    4,443             2,313             563                   0.14
    Fourth quarter                   4,515             2,328             506                   0.13



NOTE 18 - ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION (UNAUDITED)

On May 17, 2005, the Board of Directors of the MHC and the Bank adopted a plan to form a new state-chartered stock holding company, American Bancorp of New Jersey, Inc. ("Holding Company"). Under the plan, the existing shares of the Company's common stock owned by Public Stockholders will be converted pursuant to an exchange ratio into shares of common stock of the Holding Company ("Holding Company Common Stock"). Simultaneously, with the Conversion and
Reorganization, the Holding Company will conduct a stock offering which represents the 70% ownership interest in ASB Holding Company now owned by American Savings, MHC. The Conversion will result in the Bank being wholly owned by a state-chartered stock holding company which is owned by public stockholders. Shares of conversion stock will be offered in a subscription offering in descending order of priority to

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   March 31, 2005 and 2004 (unaudited) and September 30, 2004, 2003 and 2002
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 18 - ADOPTION OF PLAN OF
CONVERSION AND REORGANIZATION (UNAUDITED) (Continued)

eligible deposit account holders, the Bank's tax qualified employee benefit plan, then to other members of the Bank. Any shares of the Stock Holding Company's common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to the bank's market area.

Upon completion of the plan, the public will own 100% of the outstanding stock of the Holding Company. The Holding Company will own 100% of the Bank. The Bank may not pay dividends to the Holding Company if the dividends would cause the Bank to fall below the "well capitalized" capital threshold.

The Holding Company intends to contribute approximately 50% of the proceeds of the offering to the Bank. The balance will be retained as the Holding Company's initial capitalization and may be used for general business purposes including investment in securities, repurchasing shares of its common stock and paying dividends. The funds received by the Bank will be used for general business purposes including originating loans and purchasing securities and may also be used for growth through expansion of the branch office network.

Offering costs will be deferred and deducted from the proceeds of the shares sold in the stock offering. If the offering is not completed, all costs will be charged to expense. At March 31, 2005 (unaudited), no costs have been incurred.


The Plan provides for the establishment, upon completion of the conversion, of a special "liquidation account" in an amount equal to the Bank's net worth as of the latest practicable date prior to the conversion. This account is for the benefit of eligible account holders and supplemental eligible account holders in the event of liquidation of the Bank. The interest as to each deposit account will be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance of all deposit accounts of eligible account holders and supplemental account holders on the qualifying dates. The liquidation account will be reduced in a proportionate amount if the amount in any deposit account on any annual closing date is less than it was on the respective qualifying dates. The liquidation account will not be increased despite any increase in a deposit account after the respective qualifying dates.



--------------------------------------------------------------------------------

                                                                      APPENDIX A

                    Office of Thrift Supervision Regulations
                 Section 552.14 Dissenter and appraisal rights.

         (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

         (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchanged or quoted on NASDAQ or any combination of such shares of stock and cash.

         (c)  Procedure.

               (1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of the management's proxy solicitation for such meeting.

               (2) Demand for Appraisal and Payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

               (3) Notification of Effective Date and Written Offer. Within ten days after the effective date of the combination, the resulting association shall;

                    (i) Give written notice by mail to stockholders of constituent Federal Stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

                    (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

                    (iii)Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied.

         The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

               (4) Acceptance of Offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

               (5) Petition to be Filed if Offer Not Accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

               (6) Stock Certificates to be Noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

               (7) Withdrawal of Demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

               (8)  Valuation and Payment.  The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate Staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

               (9) Costs and Expenses. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

               (10) Voting and Distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

               (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

You should rely only on the information contained in this document or to that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which an offer or solicitation would be unlawful. The affairs of American Bancorp of New Jersey, Inc. and of ASB Holding Company and its subsidiaries may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.




                      AMERICAN BANCORP OF NEW JERSEY, INC.
            Proposed Holding Company for American Bank of New Jersey



                     Up to 12,321,428 Shares of Common Stock
            (Including up to 8,625,000 newly issued shares and up to
                                3,696,428 shares
               to be exchanged for shares of ASB Holding Company)





                          -----------------------------

                                   PROSPECTUS

                          -----------------------------



                          Keefe, Bruyette & Woods, Inc.


                                ___________, 2005



Until the later of ___________, 2005, or 25 days after commencement of the stock offering, all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of the dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.       Exhibits and Financial Statement Schedules.

      The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

      (a) Exhibits:

      1        Form of Sales Agency Agreement with Keefe, Bruyette & Woods, Inc.
      2        Plan of Conversion and Reorganization*
      3(i)     Certificate of Incorporation of American Bancorp of New Jersey, Inc.*
      3(ii)    Bylaws of American Bancorp of New Jersey, Inc.*
      4        Specimen Stock Certificate of ASB Holding Company*
      5        Opinion of Malizia Spidi & Fisch, PC regarding legality of securities registered*
      8.1      Federal Tax Opinion of Malizia Spidi & Fisch, PC*
      8.2      State Tax Opinion of Crowe Chizek and Company LLC*
      10.1     Employment Agreement between American Bank of New Jersey and Joseph
               Kliminski(1)
      10.2     Employment Agreement between American Bank of New Jersey and Richard M.
               Bzdek(1)
      10.3     Employment Agreement between American Bank of New Jersey and Eric B. Heyer(1)
      10.4     Form of Executive Salary Continuation Agreement(1)
      10.5     Employment Agreement between ASB Holding Company and Joseph Kliminski(2)
      10.6     Employment Agreement between American Bank of New Jersey and Catherine M.
               Bringuier*
      10.7     Employment Agreement between American Bank of New Jersey and Fred G. Kowal(3)
      10.8     ASB Holding Company 2005 Stock Option Plan(4)
      10.9     American Savings Bank of NJ 2005 Restricted Stock Plan(4)
      23.1     Consent of Crowe Chizek and Company LLC
      23.2     Consent of RP Financial, LC*
      23.3     Consent of Malizia Spidi & Fisch, PC (contained in its opinions filed as Exhibits 5.1 and
               8.1)
      24       Power of Attorney (set forth on the signature page)
      99.1     Prospectus Supplement for Interests in the 401(K) Employees' Savings and Profit Sharing
               Plan and Trust*
      99.2     Letter of RP Financial, LC as to the value of subscription rights*
      99.3     Conversion Valuation Appraisal Report prepared by RP Financial, LC*
      99.4     Marketing Materials**
      99.5     Stock Order Form**
      99.6     Proxy Statement for Special Meeting of Stockholders of ASB Holding Company(5)

______________
*    Previously filed.
**   To be filed by amendment.

(1) Incorporated by reference to the Registration Statement of ASB Holding Company on Form SB-2 (File No. 333-105472) filed with the SEC on May 22, 2003. American Savings Bank of NJ changed its name to American Bank of New Jersey subsequent to entering into these agreements.

(2) Incorporated by reference to ASB Holding Company's Annual Report on Form 10-KSB (File No. 000-31789) filed with the SEC on December 24, 2003.
(3) Incorporated by reference to the Form 8-K of ASB Holding Company (File No. 000-31789) filed with the SEC on April 18, 2005.
(4) Incorporated by reference to the Definitive Proxy Statement of ASB Holding Company for the 2005 Annual Meeting of Stockholders (File No. 000-31789) filed with the SEC on December 28, 2004. American Savings Bank of NJ changed its name to American Bank of New Jersey subsequent to adopting the restricted stock plan.
(5) Incorporated by reference to the Preliminary Proxy Statement of ASB Holding Company for the Special Meeting of Stockholders (File No. 000-31789) filed with the SEC on June 17, 2005.

     (b) Financial Statement Schedules:

               No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or the notes thereto.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bloomfield, New Jersey on July 22, 2005.

                                      American Bancorp of New Jersey, Inc.

                                      By:  /s/ Fred G. Kowal
                                           -------------------------------------
                                           Fred G. Kowal
                                           President and Chief Operating Officer
                                           (Duly Authorized Representative)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities indicated on July 22, 2005.

/s/ W. George Parker                       *        /s/ Joseph Kliminski
--------------------------------------------        --------------------------------------
W. George Parker                                    Joseph Kliminski
Chairman and Director                               Chief Executive Officer and Director
                                                    (Principal Executive Officer)

/s/ Eric B. Heyer                                   /s/ Vincent S. Rospond               *
--------------------------------------------        --------------------------------------
Eric B. Heyer                                       Vincent S. Rospond
Senior Vice President, Treasurer and                Director
Chief Financial Officer
(Principal Financial and Accounting Officer)


/s/ H. Joseph North                        *        /s/ James H. Ward, III               *
--------------------------------------------        --------------------------------------
H. Joseph North                                     James H. Ward, III
Director                                            Vice Chairman and Director


/s/ Stanley Obal                           *        /s/ Robert Gaccione                  *
--------------------------------------------        --------------------------------------
Stanley Obal                                        Robert Gaccione
Director                                            Director


/s/ Fred G. Kowal
--------------------------------------------
Fred G. Kowal
President, Chief Operating Officer and Director



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